   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         BOSTON SCIENTIFIC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            3841                           04-2695240
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION      CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                          ONE BOSTON SCIENTIFIC PLACE
                             NATICK, MA 01760-1537
                                 (508) 650-8000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PAUL W. SANDMAN
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         BOSTON SCIENTIFIC CORPORATION
                          ONE BOSTON SCIENTIFIC PLACE
                             NATICK, MA 01760-1537
                                 (508) 650-8000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                  PETER D. LYONS                                     MICHAEL W. HALL
                SHEARMAN & STERLING                                VENTURE LAW GROUP,
               599 LEXINGTON AVENUE                            A PROFESSIONAL CORPORATION
                NEW YORK, NY 10022                                 2800 SAND HILL ROAD
                  (212) 848-8000                                  MENLO PARK, CA 94025
                                                                     (415) 854-4488

        Approximate date of commencement of proposed sale to the public:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                                    AND THE
   SATISFACTION OR WAIVER OF THE CONDITIONS TO THE CONSUMMATION OF THE MERGER
                               DESCRIBED HEREIN.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                        PROPOSED
                                                    MAXIMUM OFFERING        PROPOSED            AMOUNT OF
   TITLE OF EACH CLASS OF           AMOUNT TO           PRICE PER       MAXIMUM AGGREGATE     REGISTRATION
 SECURITIES TO BE REGISTERED    BE REGISTERED(1)        SHARE(2)        OFFERING PRICE(2)        FEE(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value......................   17,129,327 shares    Not Applicable      Not Applicable         $328,967
=============================================================================================================

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of Target Therapeutics, Inc., a Delaware corporation ("Target"), in the proposed merger of a wholly owned subsidiary of the Registrant with and into Target (the "Merger").

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the Target common stock to be exchanged in the Merger, in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of such stock on The Nasdaq National Market on February 25, 1997. Pursuant to Rule 457(b), the registration fee has been reduced by the $205,735 paid on February 10, 1997 upon the filing under the Securities Exchange Act of 1934 of preliminary copies of Target's proxy materials included herein. Therefore, the registration fee payable upon filing this Registration Statement is $123,232.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

[TARGET THERAPEUTICS LOGO]

                                                                   March 4, 1997

To our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Target Therapeutics, Inc. ("Target") which will be held on Tuesday, April 8, 1997, at 9:30 a.m., local time, at Target's offices located at 47201 Lakeview Boulevard, Fremont, California 94538.

     At the Special Meeting, you will be considering and voting upon the adoption of the Agreement and Plan of Merger dated as of January 20, 1997 (the "Merger Agreement") among Boston Scientific Corporation, a Delaware corporation ("Boston Scientific"), Patriot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Boston Scientific ("Merger Sub"), and Target, that provides for the merger (the "Merger") of Merger Sub into Target. After the effective time of the Merger, Target will be a wholly owned subsidiary of Boston Scientific. The terms of the Merger are described in detail in the accompanying Proxy Statement/Prospectus.

     The Board of Directors of Target believes that the Merger provides Target with an exciting opportunity to capitalize on its leadership position in the interventional neuroradiology market. The Merger will bring together two companies that are widely recognized as leaders in their respective markets and will combine complementary product lines. By combining Target's proprietary technology, research and development capabilities and presence in the interventional neuroradiology market with Boston Scientific's worldwide manufacturing, sales and marketing and distribution capabilities, the Board of Directors believes that the Merger has the potential to expand the markets for Target's products. In addition, the Board of Directors believes that the consideration to be received by the stockholders of Target in the Merger appropriately recognizes the significant value of Target's business.

     If the Merger Agreement is adopted and the Merger is completed, each share of common stock, par value $.0025 per share, of Target issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, which will be cancelled) will be converted into the right to receive
1.07 shares (the "Exchange Ratio") of Boston Scientific's common stock, par value $.01 per share ("Boston Scientific Common Stock"), and any cash to be paid in lieu of fractional shares of Boston Scientific Common Stock.

     On January 20, 1997, Goldman, Sachs & Co. ("Goldman Sachs"), the financial advisor retained by the Board of Directors of Target in connection with the Merger, rendered its oral opinion that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Target Common Stock. A copy of the written opinion of Goldman Sachs, confirming its oral opinion, is included in the enclosed Proxy Statement/Prospectus as Exhibit B thereto, and you are urged to, and should, read such opinion in its entirety.

     THE BOARD OF DIRECTORS OF TARGET, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TARGET AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT TARGET STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     The attached Notice of Special Meeting and Proxy Statement/Prospectus contain detailed information concerning the Special Meeting. Please read the Notice and the Proxy Statement/Prospectus and consider this information carefully.

                                  [LETTERFOOT]

     Please take this opportunity to participate in the affairs of Target by voting on the business to be presented at this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ACCOMPANYING POSTAGE PREPAID REPLY ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the Special Meeting.

     We look forward to your attendance at the Special Meeting. Thank you for your consideration and your continued support.

                                      Sincerely,


                                      GARY R. BANG
                                      President and Chief Executive Officer

                           TARGET THERAPEUTICS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 8, 1997

TO THE STOCKHOLDERS OF TARGET THERAPEUTICS, INC.:

     Notice is hereby given that a Special Meeting of Stockholders of Target Therapeutics, Inc., a Delaware corporation ("Target"), will be held on Tuesday, April 8, 1997, at 9:30 a.m., local time, at Target's offices located at 47201 Lakeview Boulevard, Fremont, California 94538 to act upon the following matters:

          1. To consider and vote upon the adoption of the Agreement and Plan of Merger dated January 20, 1997 (the "Merger Agreement") among Boston Scientific Corporation, a Delaware corporation ("Boston Scientific"), Patriot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Boston Scientific ("Merger Sub"), and Target, that provides for the merger (the "Merger") of Merger Sub into Target. After the effective time of the Merger, Target will be the surviving corporation and a wholly owned subsidiary of Boston Scientific.

             Upon consummation of the Merger, each share of common stock, par value $.0025 per share, of Target issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, which will be cancelled) will be converted into the right to receive 1.07 shares of Boston Scientific's common stock, par value $.01 per share ("Boston Scientific Common Stock"), and any cash to be paid in lieu of fractional shares of Boston Scientific Common Stock.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Target does not intend to bring any business other than the adoption of the Merger Agreement before the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF TARGET HAS UNANIMOUSLY APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, TARGET AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF TARGET RECOMMENDS UNANIMOUSLY THAT TARGET STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     Only stockholders of record at the close of business on February 28, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. A complete list of the stockholders entitled to vote at the meeting will be available during the 10 days prior to the Special Meeting at Target's principal executive office located at 47201 Lakeview Boulevard, Fremont, California 94538 for examination by any stockholder and will also be available for inspection at the meeting.

     The accompanying Proxy Statement/Prospectus describes in detail the Merger and the transactions contemplated by the Merger Agreement. The Merger is of great importance to Target and its stockholders. Please read the Proxy Statement/Prospectus carefully and then complete, sign and date the enclosed proxy card and return it promptly in the enclosed self-addressed postage prepaid reply envelope.

                                          By Order of the Board of Directors,


                                          GARY R. BANG
                                          President and Chief Executive Officer

Fremont, California
March 4, 1997

------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PREPAID REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY CARD.

------------------------------------------------------------------------------

PROXY STATEMENT/PROSPECTUS

                                   PROSPECTUS
                         BOSTON SCIENTIFIC CORPORATION
                             SHARES OF COMMON STOCK
                                      AND
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                           TARGET THERAPEUTICS, INC.
                          TO BE HELD ON APRIL 8, 1997

                            ------------------------

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the stockholders of Target Therapeutics, Inc., a Delaware corporation ("Target"), in connection with the solicitation of proxies by the Board of Directors of Target (the "Target Board") for use at the Special Meeting of Stockholders of Target to be held on Tuesday, April 8, 1997 at 9:30 a.m., local time, at Target's offices at 47201 Lakeview Boulevard, Fremont, California 94538 (the "Target Special Meeting"), or any adjournments or postponements thereof.

     At the Target Special Meeting, holders of shares of Target's common stock, par value $.0025 per share ("Target Common Stock"), will vote upon a proposal to adopt the Agreement and Plan of Merger dated as of January 20, 1997 (the "Merger Agreement") among Boston Scientific Corporation, a Delaware corporation ("Boston Scientific"), Patriot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Boston Scientific ("Merger Sub"), and Target, pursuant to which Merger Sub will merge into Target (the "Merger"). Target will be the surviving corporation (the "Surviving Corporation") of the Merger and will become a wholly owned subsidiary of Boston Scientific. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and incorporated herein by reference. At the Target Special Meeting, stockholders of Target will also be asked to consider and vote upon such other business, if any, as may properly be brought before the Target Special Meeting or any adjournments or postponements thereof. Target does not intend to bring any business other than the adoption of the Merger Agreement before the Target Special Meeting or any adjournments or postponements thereof.

     In the Merger, each share of Target Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, which will be cancelled) will be converted into the right to receive
1.07 shares of Boston Scientific's common stock, par value $.01 per share ("Boston Scientific Common Stock"), and any cash to be paid in lieu of fractional shares of Boston Scientific Common Stock. The exchange ratio is fixed and, accordingly, will not vary with either increases or decreases in the price per share of Boston Scientific Common Stock. A description of the terms of the Merger is set forth in this Proxy Statement/Prospectus.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING THE MERGER, SEE "RISK FACTORS," BEGINNING ON PAGE 20.

     This Proxy Statement/Prospectus also constitutes the prospectus for the shares of Boston Scientific Common Stock to be issued in the Merger. Boston Scientific has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") regarding the registration of such shares, of which this Proxy Statement/Prospectus is a part.

THE SHARES OF BOSTON SCIENTIFIC COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

    The approximate date on which this Proxy Statement/Prospectus and the accompanying proxies will first be mailed to Target stockholders is
                                March 4, 1997.

         The date of this Proxy Statement/Prospectus is March 4, 1997.

                             AVAILABLE INFORMATION

     Boston Scientific and Target are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Boston Scientific and Target with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the world wide web that contains reports, proxy and information statements and other information on registrants, such as Boston Scientific and Target, who must file such material with the Commission electronically. The Commission's internet address on the world wide web is http://www.sec.gov. Boston Scientific Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE"), Target Common Stock is quoted on The Nasdaq National Market ("Nasdaq"), and certain of Boston Scientific's and Target's reports, proxy materials and other information may be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005, or of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006, respectively.

     Boston Scientific has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Boston Scientific Common Stock to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference pertaining to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Boston Scientific (File No. 1-11083) are incorporated by reference in this Proxy
Statement/Prospectus:

           1. Boston Scientific's Annual Report on Form 10-K for the year ended December 31, 1995;

           2. Boston Scientific's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, June 30, 1996 and March 31, 1996;

           3. Boston Scientific's Current Report on Form 8-K dated February 5, 1997;

           4. Boston Scientific's Current Report on Form 8-K dated May 3, 1996;

           5. Boston Scientific's Current Report on Form 8-K dated March 14,
     1996;

           6. Boston Scientific's Current Report on Form 8-K/A dated March 14, 1996;

           7. Boston Scientific's Current Report on Form 8-K dated January 25, 1996;

           8. Boston Scientific's Current Report on Form 8-K dated January 22, 1996;

           9. Boston Scientific's Registration Statement on Form S-3 dated April 1, 1996;

          10. Boston Scientific's Proxy Statement for the Annual Meeting of Stockholders held on May 12, 1996; and

          11. The descriptions of Boston Scientific Common Stock set forth in Boston Scientific's Registration Statement on Form 8-A filed pursuant to
     Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     The following documents filed with the Commission by Target (File No. 0-19801) are incorporated by reference in this Proxy Statement/Prospectus:

           1. Target's Annual Report on Form 10-K for the year ended March 31, 1996;

           2. Target's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996;

           3. Target's Proxy Statement for the Annual Meeting of Stockholders held on September 4, 1996;

           4. Target's Current Report on Form 8-K dated February 25, 1997;

           5. Target's Current Report on Form 8-K dated January 23, 1997;

           6. Target's Current Report on Form 8-K dated July 30, 1996;

           7. Target's Current Report on Form 8-K dated July 24, 1996;

           8. Target's Current Report on Form 8-K/A dated May 23, 1996;

           9. Target's Registration Statement on Form S-3/A.2 dated September 7, 1996;

          10. Target's Registration Statement on Form S-3/A.1 dated July 31,
     1996;

          11. Target's Registration Statement on Form S-3 dated July 13, 1996;

          12. Target's Registration Statement on Form S-3/A-1 dated January 29, 1997; and

          13. Target's Registration Statement on Form S-3 dated January 7, 1997.

     All documents and reports filed by Boston Scientific or Target with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Target Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITH RESPECT TO BOSTON SCIENTIFIC DOCUMENTS, TO BOSTON SCIENTIFIC CORPORATION, ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS 01760-1537, ATTENTION: INVESTOR RELATIONS, OR BY TELEPHONE AT (508) 650-8555; OR, WITH RESPECT TO TARGET DOCUMENTS, TO TARGET THERAPEUTICS, INC., 47201 LAKEVIEW BOULEVARD, FREMONT, CALIFORNIA 94538, ATTENTION: INVESTOR RELATIONS, OR BY TELEPHONE AT (510) 440-7700. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE TARGET SPECIAL MEETING, REQUESTS MUST BE RECEIVED BY APRIL 1, 1997.

     All information set forth or incorporated by reference herein concerning Target has been furnished by Target, and all information set forth or incorporated by reference herein concerning Boston Scientific has been furnished by Boston Scientific.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by Target or Boston Scientific. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus or the solicitation of a proxy from any person in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of the securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Boston Scientific or Target since the date of this Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains forward-looking statements, including, most importantly, information concerning possible or assumed future results of operations of Boston Scientific and Target set forth under "Risk Factors," "Companies" and "The Merger," and those preceded by, followed by or that include the words "may," "believes," "expects," "anticipates" or the negation thereof, or similar expressions. The achievement of the outcomes described in such forward-looking statements is subject to both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the medical devices industry generally, and of Boston Scientific and Target in particular, to be materially different from any outcomes expressed or implied by such forward-looking statements. For those statements, Boston Scientific and Target claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Several important factors, in addition to those discussed under "Risk Factors" herein and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Boston Scientific and Target, and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, financial market conditions and future business decisions of Boston Scientific, Target and their competitors (including those that may be taken in contemplation of the Merger), all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific and Target.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS............................   iv

INDEX OF DEFINED TERMS................................................................  vii

SUMMARY...............................................................................    1

RISK FACTORS..........................................................................   20
  Rapid Technological Change and Intense Competition..................................   20
  Challenges to Patents and Proprietary Rights........................................   20
  Realization of Synergies............................................................   21
  FDA and Other Governmental Regulation...............................................   21
  Possible Denial of Third-Party Reimbursement........................................   21
  Dependence on Demand for Combined Company's Products................................   21
  Possible Effects of Controlling Interests of Principal Stockholders.................   22
  Dependence on Key Personnel.........................................................   22
  Conflicts of Interest...............................................................   22
  Exposures from International Operations.............................................   23
  Investigation by Office of the Inspector General of Reimbursement Claims
     made by Certain Customers........................................................   24

COMPANIES.............................................................................   25
  Boston Scientific Corporation.......................................................   25
  Patriot Acquisition Corp. ..........................................................   26
  Target Therapeutics, Inc. ..........................................................   26
  Recent Developments.................................................................   26

THE SPECIAL MEETING...................................................................   27
  General.............................................................................   27
  Matters to Be Considered............................................................   27
  Vote Required.......................................................................   27
  Record Date; Proxies................................................................   27
  Solicitation of Proxies.............................................................   28
THE MERGER............................................................................   29
  General.............................................................................   29
  Background of the Merger............................................................   29
  Boston Scientific's Reasons for the Merger..........................................   31
  Target's Reasons for the Merger; Recommendation of Target's Board of Directors......   32
  Effective Time......................................................................   34
  Conversion of Shares of Target Common Stock.........................................   34
  Opinion of Financial Advisor to Target..............................................   34
  Certain Federal Income Tax Consequences.............................................   38
  Accounting Treatment................................................................   39
  Resale of Boston Scientific Common Stock; Agreements with Affiliates of Target
     and Boston Scientific............................................................   39
  Regulatory Approvals................................................................   40
  Stock Exchange Listing..............................................................   41
  Conflicts of Interest...............................................................   41

                                                                                        PAGE
                                                                                        ----
CERTAIN PROVISIONS OF THE MERGER AGREEMENT............................................   45
  Conversion of Securities............................................................   45
  Exchange Procedures.................................................................   45
  Distributions with Respect to Unexchanged Shares....................................   46
  No Further Rights in Target Common Stock............................................   46
  No Fractional Shares................................................................   46
  Target Stock Options................................................................   46
  No Liability........................................................................   47
  Termination of Exchange Fund........................................................   47
  Certain Representations and Warranties..............................................   47
  Conduct of Business Pending the Merger..............................................   48
  No Solicitation of Transactions.....................................................   49
  Target Distribution Agreements......................................................   50
  Conditions to Consummation of the Merger............................................   50
  Termination.........................................................................   52
  Effect of Termination...............................................................   53
  Fees and Expenses...................................................................   53
  Amendment and Waiver................................................................   54

MANAGEMENT............................................................................   55
  Directors...........................................................................   55
  Officers............................................................................   55

CAPITALIZATION........................................................................   56

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..........................   57

COMPARISONS OF STOCKHOLDERS' RIGHTS...................................................   66
  General.............................................................................   66
  Size and Classification of the Board of Directors...................................   66
  Cumulative Voting for Directors.....................................................   66
  Removal of Directors................................................................   67
  Special Meetings of Stockholders....................................................   67
  Amendment of Charter Documents......................................................   67
  Purchases from 5% or Greater Stockholders...........................................   67
  Stockholder Vote Required for Certain Transactions..................................   68
  Certain Business Combinations.......................................................   68
  Absence of Dissenters' Rights.......................................................   68

LEGAL MATTERS.........................................................................   69

EXPERTS...............................................................................   69

STOCKHOLDER PROPOSALS.................................................................   70

EXHIBITS
  A Agreement and Plan of Merger
  B Opinion of Goldman, Sachs & Co.

                             INDEX OF DEFINED TERMS

                                                                                        PAGE
                                                                                        ----
Abele Stockholders....................................................................   22
Antitrust Division....................................................................    7
Boston Scientific.....................................................................    i
Boston Scientific Affiliates Agreement................................................   40
Boston Scientific Board...............................................................    9
Boston Scientific Certificate.........................................................   66
Boston Scientific Common Stock........................................................    i
Boston Scientific's By-laws...........................................................   70
Breach of Representation Termination by Boston Scientific.............................   52
Cause.................................................................................   42
Certificates..........................................................................   45
Change of Control.....................................................................   42
Change of Control Officer.............................................................    4
CMI...................................................................................   26
Code..................................................................................    5
Commission............................................................................    i
Competing Transaction.................................................................   50
Competing Transaction Termination by Boston Scientific................................   52
Competing Transaction Termination by Target...........................................   52
Cordis................................................................................   20
Current Offering......................................................................   43
CVIS..................................................................................   18
DGCL..................................................................................    8
Directors Plan........................................................................   42
EBIT..................................................................................   36
Effective Time........................................................................    3
Employment Agreement..................................................................   42
Endotech/MinTec.......................................................................   17
Engagement Letter.....................................................................   38
EPS...................................................................................   36
EPT...................................................................................   11
ESPP..................................................................................   43
Exchange Act..........................................................................   ii
Exchange Agent........................................................................   45
Exchange Fund.........................................................................   45
Exchange Ratio........................................................................    3
Expiration Date Termination...........................................................   52
FDA...................................................................................   26
First Management Case.................................................................   36
FTC...................................................................................    7
GDC...................................................................................   26
Goldman Sachs.........................................................................    4
Heart Technology......................................................................   18
HHS...................................................................................   24
High Synergies Case...................................................................   36
HSR Act...............................................................................    6

                                                                                        PAGE
                                                                                        ----
IBES..................................................................................   35
Incumbent Directors...................................................................   42
Involuntary Termination...............................................................   42
IRS...................................................................................   38
ITC...................................................................................   17
Large Cap Selected Companies..........................................................   35
Low Synergies Case....................................................................   36
LTM...................................................................................   36
Meadox................................................................................   18
Merger................................................................................    i
Merger Agreement......................................................................    i
Merger Sub............................................................................    i
Nasdaq................................................................................   ii
Nicholas Stockholders.................................................................   22
No Synergies Case.....................................................................   36
NYSE..................................................................................   ii
OIG...................................................................................   24
Proxy Statement/Prospectus............................................................    i
Record Date...........................................................................    3
Registration Statement................................................................    i
SCIMED................................................................................   18
Second Management Case................................................................   36
Securities Act........................................................................   ii
Selected Acquisitions.................................................................   36
Small and Medium Cap Selected Companies...............................................   35
Stockholder Rejection Termination.....................................................   53
Subsidiary............................................................................   42
Surviving Corporation.................................................................    i
Symbiosis.............................................................................   17
Target................................................................................    i
Target 1996 Balance Sheet.............................................................   49
Target Affiliates Agreement...........................................................   40
Target Board..........................................................................    i
Target Certificate....................................................................   66
Target Common Stock...................................................................    i
Target Options........................................................................    3
Target Special Meeting................................................................    i
Target Stock Option Plans.............................................................    3
Target's By-laws......................................................................   66
Tender Offer Termination..............................................................   52
Terminating Boston Scientific Breach..................................................   53
Terminating Company Breach............................................................   52
Termination Fee.......................................................................   53
Vesica................................................................................   18
Voting Stock..........................................................................   67

--------------------------------------------------------------------------------

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto. This Summary is not intended to be complete, and is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference.
Stockholders are urged to read carefully this Proxy Statement/Prospectus and the
Exhibits hereto, and in particular the section herein entitled "Risk Factors,"
in their entirety.
                                 THE COMPANIES
Boston Scientific
Corporation
One Boston Scientific Place
Natick, MA 01760-1537
(508) 650-8000.............  Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices.
                             Boston Scientific sells products in numerous
                             product categories that are used by physicians to
                             perform less invasive medical procedures. Boston
                             Scientific's products are used in a broad range of
                             interventional medical specialties, including
                             cardiology, gastroenterology, pulmonary medicine,
                             radiology, urology and vascular surgery. Less
                             invasive procedures provide effective alternatives
                             to traditional surgery by reducing procedural
                             trauma, complexity, risk to patient, cost and
                             recovery time. Boston Scientific's products are
                             generally inserted into the human body through
                             natural openings or small incisions in the skin and
                             can be guided to most areas of the anatomy to
                             diagnose and treat a wide range of medical
                             problems.

Patriot Acquisition Corp.
c/o Boston Scientific
Corporation
One Boston Scientific Place
Natick, MA 01760-1537
(508) 650-8000.............  Patriot Acquisition Corp., a wholly owned subsidiary of Boston Scientific ("Merger Sub"), was
                             formed in January 1997 by Boston Scientific solely
                             for the purpose of effecting the Merger. Upon
                             consummation of the Merger, Merger Sub will merge
                             into Target, and the separate corporate existence
                             of Merger Sub will thereupon cease.

Target Therapeutics, Inc.
47201 Lakeview Boulevard
Fremont, CA 94538
(510) 440-7700.............  Target develops, manufactures and markets specialized disposable micro-catheters, guidewires,
                             micro-coils, silicone balloons, embolics and
                             angioplasty products. These therapeutic devices are
                             used in minimally invasive procedures to treat
                             vascular diseases of the brain associated with
                             stroke and other disease sites accessible through
                             small vessels of the circulatory system. Target's
                             products are used to treat diseased, ruptured or
                             blocked blood vessels in the brain responsible for
                             stroke, as well as in other regions of the body.


                      THE SPECIAL MEETING OF STOCKHOLDERS
Time and Place.............  The Target Special Meeting is scheduled to be held on Tuesday, April 8, 1997, at 9:30 a.m., local time, at Target's offices located at 47201 Lakeview
                             Boulevard, Fremont, California 94538.

--------------------------------------------------------------------------------
                                        1

--------------------------------------------------------------------------------

Matters To Be Considered...  At the Target Special Meeting, holders of Target
                             Common Stock will consider and vote upon a proposal to adopt the Merger Agreement, and such other matters as may properly be brought before the Target Special Meeting or any adjournments or postponements thereof. Target does not intend to bring any business other than the adoption of the Merger Agreement before the Target Special Meeting or any adjournments or postponements thereof.

Vote Required..............  Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding
                             shares of Target Common Stock. In determining
                             whether the proposal regarding the adoption of the
                             Merger Agreement has been approved, abstentions and
                             broker nonvotes will be counted and will have the
                             same effect as a vote against such proposal.
                             Holders of Target Common Stock are entitled to one
                             vote at the Target Special Meeting for each share
                             of Target Common Stock held of record at the close
                             of business on the Record Date. As of the Record
                             Date, directors and executive officers of Target
                             and their affiliates, in the aggregate, were
                             entitled to vote approximately 1,530,609 shares of
                             Target Common Stock, representing approximately
                             10.2% of the total shares entitled to vote at the
                             Target Special Meeting. Of these shares, Collagen
                             Corporation was entitled to vote approximately
                             1,275,888 shares, representing approximately 8.5%
                             of the total shares entitled to vote at the Target
                             Special Meeting.

Voting of Proxies..........  Shares of Target Common Stock represented by properly executed proxy cards received prior to the
                             vote at the Target Special Meeting and that have
                             not been revoked will be voted in accordance with
                             the instructions indicated thereon. IF NO
                             INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE
                             VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND IN
                             THE DISCRETION OF THE PROXY HOLDER, TAKING INTO
                             ACCOUNT THE RECOMMENDATION OF TARGET MANAGEMENT, AS
                             TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE
                             THE TARGET SPECIAL MEETING.

Revocability of Proxies....  A Target stockholder who has given a proxy may revoke such proxy at any time before it has been
                             voted at the Target Special Meeting by (i) giving
                             written notice of revocation bearing a later date
                             than the proxy to the Secretary of Target, (ii)
                             properly submitting to Target a duly executed proxy
                             card relating to the same shares of Target Common
                             Stock and bearing a later date, or (iii) attending
                             the Target Special Meeting and voting in person.
                             Attendance at the Target Special Meeting will not
                             in and of itself revoke a proxy. All written
                             notices of revocation and other communications with
                             respect to revocation of proxies by Target
                             stockholders should be addressed as follows: Target
                             Therapeutics, Inc., 47201 Lakeview Boulevard,
                             Fremont, California 94538, Attention: Secretary, or
                             hand-delivered to the Secretary of Target before
                             the vote is taken at the Target Special Meeting.

Solicitation of Proxies....  In addition to solicitation of proxies by mail, the directors, officers and employees of Target may
                             solicit proxies from stockholders personally or by
                             telephone, telegraph or facsimile transmission.
                             Such directors, officers and employees will not be
                             compensated for such solicitation but may be
                             reimbursed for reasonable out-of-pocket expenses.
                             Arrangements will also be made with banks,
                             brokerage houses and other custodians, nominees and
                             fiduciaries for forwarding proxy solicitation
                             materials to beneficial owners of shares held of
                             record by such persons, and Target

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Additionally,
                             Target may decide to employ a third party to assist in the solicitation of proxies. See "The Special
                             Meeting -- Solicitation of Proxies."

Record Date; Shares
Entitled to Vote...........  The close of business on February 28, 1997 has been fixed as the record date (the "Record Date") for
                             determining holders of shares of Target Common
                             Stock entitled to notice of and to vote at the
                             Target Special Meeting. As of the Record Date,
                             approximately 15,007,371 shares of Target Common
                             Stock were outstanding and held of record by
                             approximately 155 holders.

Quorum.....................  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Target
                             Common Stock is necessary to constitute a quorum
                             for the transaction of business. The Target Special
                             Meeting may be adjourned, if a quorum is not
                             present, for the purpose of obtaining additional
                             proxies or votes or for any other purpose, and, at
                             any subsequent reconvening of the Target Special
                             Meeting, all proxies will be voted in the same
                             manner as such proxies would have been voted at the
                             original convening of the Target Special Meeting
                             (except for any proxies that have theretofore been
                             revoked or withdrawn), notwithstanding that they
                             may have been voted on the same or any other matter
                             at a previous meeting.

                                   THE MERGER

Terms of the Merger........  At the effective time of the Merger (the "Effective
                             Time"), Merger Sub will merge into Target, with
                             Target to be the surviving corporation and a wholly
                             owned subsidiary of Boston Scientific. The Merger
                             Agreement is attached as Exhibit A to this Proxy
                             Statement/Prospectus and is incorporated herein by
                             reference. See "The Merger."

                             Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time
                             (other than treasury shares, which will be cancelled) will be converted into the right to receive 1.07 shares of Boston Scientific Common
                             Stock (with the number of shares of Boston
                             Scientific Common Stock to be issued upon exchange of each share of Target Common Stock being referred to herein as the "Exchange Ratio"), and any cash to be paid in lieu of fractional shares of Boston
                             Scientific Common Stock. The Exchange Ratio is fixed and, accordingly, will not vary with either increases or decreases in the price per share of Boston Scientific Common Stock.

                             All outstanding options to purchase Target capital stock (the "Target Options"), whether or not exercisable, whether or not vested, at the Effective Time under Target's 1988 Stock Option
                             Plan and 1991 Director Option Plan (collectively, the "Target Stock Option Plans"), will remain outstanding following the Effective Time. At the Effective Time, the Target Options will, by virtue of the Merger and without any further action on the part of Target or the holder thereof, be assumed by Boston Scientific, and each Target Option assumed by Boston Scientific will be exercisable upon the terms and conditions set forth in the applicable
                             Target Stock Option Plan and the applicable option agreement, except that (A) each such Target Option will be exercisable for that whole number of shares of Boston Scientific Common Stock (rounded to the nearest whole share) into which the number of shares of Target Com-

--------------------------------------------------------------------------------
                             mon Stock subject to such Target Option immediately prior to the Effective Time would have been converted under the terms of the Merger Agreement applicable to the exchange of Target Common Stock for Boston Scientific Common Stock; and (B) the option price per share of Boston Scientific Common Stock will be an amount equal to the option price per share of Target Common Stock subject to such Target Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded to the nearest full cent). As discussed in "Summary -- Conflicts of Interest" and "The
                             Merger -- Conflicts of Interest" below, certain Target Options granted to Gary R. Bang, the Change of Control Officers and certain directors will immediately vest at the Effective Time. See also, "Certain Provisions of the Merger
                             Agreement -- Target Stock Options."

Recommendation of the
  Target Board.............  The Target Board has determined that the terms of the Merger Agreement are fair to, and in the best interests of, Target and its stockholders. Accordingly, the Target Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Target vote FOR adoption of the Merger Agreement. The Target Board's recommendation is based on the factors described in "The Merger -- Target's Reasons for the Merger; Recommendation of Target's Board" and "The Merger -- Background of the Merger."

Opinion of Financial
  Advisor to Target........  On January 20, 1997, Goldman, Sachs & Co. ("Goldman
                             Sachs"), financial advisor to Target, delivered its oral opinion to the Target Board that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Target Common Stock. Goldman Sachs confirmed its oral opinion by delivery of its written opinion dated January 20, 1997. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Exhibit B and is incorporated herein by reference. HOLDERS OF SHARES OF TARGET COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger -- Opinion of Financial Advisor to Target."

Conflicts of Interest......  In considering the recommendation of the Target
                             Board with respect to the Merger Agreement, holders of shares of Target Common Stock should be aware that certain members of Target's management and its Board of Directors have interests in the Merger that are in addition to the interests of Target stockholders generally.

                             Gary R. Bang, the President and Chief Executive Officer of Target, and thirteen other executive officers of Target (as described in "The
                             Merger -- Conflicts of Interest") (each, other than Mr. Bang, a "Change of Control Officer") are parties to change of control agreements with Target providing certain benefits upon a change of control of Target, including the Merger.

                             Under his change of control agreement, if Mr. Bang is terminated as a result of an Involuntary Termination other than for Cause, he will be entitled to receive payments for two years equal to the salary and bonus he was entitled to receive prior to the change of control. If a Change of Control Officer is terminated under these conditions, such officer will be entitled to receive payments for one year equal to the salary and bonus he or she was entitled to receive prior to the change of control. In addition, Mr. Bang and each Change of Control Officer will be entitled to a pro rata portion of his or her target bonus for the fiscal year in which the Involuntary Termination occurs. Mr. Bang will also be entitled to receive certain employee benefits for two years, and each Change of Control Officer will be entitled to receive certain employee benefits for one year after such Involuntary Termination. Mr. Bang and each Change of Control Officer are also entitled to receive certain outplacement services. Because there will be a change in the job duties, responsibilities and requirements of Mr. Bang as a result of the Merger, any termination of his employment by Mr. Bang will be treated as an Involuntary Termination other than for Cause.

                             Under the terms of an earlier agreement between Target and Mr. Bang, which was memorialized in resolutions of the Target Board dated April 30, 1993, all unvested Target Options granted to Mr. Bang will immediately vest on the date of a change of control, including the Merger. In addition, unvested Target Options granted to Robert McNamara, Target's Chief Financial Officer, pursuant to the initial agreement between Target and Mr. McNamara on the commencement of his employment with Target, will immediately vest on the date of a change of control, including the Merger. In the event of a transaction in which any person becomes the beneficial owner of 50% or more of Target's outstanding voting securities without the approval of the Target Board, all unvested Target Options granted to a Change of Control Officer will also immediately vest. In the event of any other transaction resulting in a change of control, including the Merger, one-half of all unvested Target Options granted to a Change of Control Officer (other than certain Target Options granted to Mr. McNamara on the commencement of his employment) will immediately vest. The remaining unvested Target Options held by any Change of Control Officer will vest at the same rate provided for in the agreement pursuant to which the options were granted. Additionally, if a Change of Control Officer is terminated as a result of an Involuntary Termination other than for Cause, such officer's Target Options will immediately vest.

                             If any payments under the change of control agreements result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), such payments will be reduced to the extent necessary to avoid the imposition of such excise tax.

                             It is expected that Mr. Bang, Target and Boston Scientific will enter into an employment agreement (the "Employment Agreement") to become effective as of the Effective Time. The Employment Agreement would supersede both Mr. Bang's change of control agreement and the earlier agreement between Mr. Bang and Target, which was memorialized in the resolutions of the Target Board dated April 30, 1993. The terms of the Employment Agreement are substantially similar to the terms of these earlier agreements, except that under the Employment Agreement (i) Mr. Bang may not be terminated by Boston Scientific without cause prior to December 31, 1997, (ii) five months' prior notice is required for Mr. Bang or Boston Scientific to terminate Mr. Bang's employment, and (iii) Mr. Bang has agreed not to compete in the field of interventional neuroradiology for a period of two
                             (2) years following the Effective Date.

                             All unvested Target Options held by non-employee directors issued under the Target 1991 Director Stock Option Plan will become immediately exercisable on the date of a merger or sale of Target, including the Merger.

                             Additionally, under the terms of the Merger
                             Agreement, Boston Scientific and the Surviving Corporation have agreed that the indemnification obligations set forth in Target's Certificate of Incorporation and By-Laws, as of the date of the Merger Agreement, will survive the Merger and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who at the Effective Time or at any time prior thereto were entitled to indemnification thereunder. Further, Boston Scientific and the Surviving Corporation have agreed to honor and fulfill Target's obligations pursuant to indemnification agreements with Target's directors and officers. From and after the Effective Time, such obligations will be the joint and several obligations of Boston Scientific and the Surviving Corporation.

                             The Target Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Merger -- Conflicts of Interests."

Conditions to Consummation
  of the Merger............  The obligations of Boston Scientific and Target to consummate the Merger are subject to various conditions, including the adoption of the Merger Agreement by Target's stockholders. See "Certain Provisions of the Merger Agreement -- Conditions to Consummation of the Merger."

Termination................  The Merger Agreement may be terminated at any time prior to the Effective Time by written consent duly authorized by the Boards of Directors of each of Boston Scientific, Merger Sub and Target. The Merger Agreement may also be terminated at any time prior to the Effective Time by either Boston Scientific or Target if either (i) the Effective Time will not have occurred on or before June 30, 1997 or, if a request for additional information is received pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the 90th day following acknowledgment by the relevant governmental authority that Boston Scientific and Target have complied with such request, but in any event not later than September 30, 1997, or, if any actions taken by Boston Scientific will have caused the delay of the Effective Time to occur on or before June 30, 1997, such date with respect to Boston Scientific's right to terminate the Merger Agreement will be extended by the amount of time of such delay, but in no event later than September 30, 1997; or (ii) there exists any law that makes consummation of the Merger illegal or otherwise prohibited, or if any court of competent jurisdiction or governmental authority issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action becomes final and nonappealable.

                             The Merger Agreement may be terminated by either Boston Scientific or Target if either (i) the other party has breached and failed to cure any representation or warranty that, individually or in the aggregate, would have a material adverse effect on such party, or material agreement in the Merger Agreement; or (ii) the stockholders of Target fail to adopt the Merger Agreement.

                             The Merger Agreement may also be terminated by Boston Scientific if either (i) the Target Board withdraws, modifies or changes its recommendation of the Merger in a manner adverse to Boston Scientific or the Target Board recommends to the Target stockholders any Competing Transaction (as defined in "The Merger -- No Solicitations of Transactions"); or (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of Target Common Stock is commenced, and the Target Board either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders.

                             The Merger Agreement may also be terminated by Target in order to enter into a definitive agreement for a Competing Transaction, upon three business days' prior written notice to Boston Scientific setting forth, in reasonable detail, the identity of the person making the Competing Transaction and the final terms and conditions of such Competing Transaction, if (a) as a result of an unsolicited proposal for such Competing Transaction, the Target Board, after consultation with independent legal counsel, determines in good faith that, after giving effect to any concessions which may be offered by Boston Scientific, their fiduciary duties under applicable law require that such Competing Transaction be accepted, and (b) Target has made payment to Boston Scientific of certain amounts described in "Certain Provisions of the Merger Agreement -- Fees and Expenses."

                             The Merger Agreement may be terminated by either Target or Boston Scientific if the average of the closing sale prices on the NYSE of Boston Scientific Common Stock as reported under Composite Transactions in The Wall Street Journal for the ten consecutive trading days immediately preceding the first business day following the satisfaction (including as a result of a waiver) of all of the conditions to the Merger is less than $55 per share. See "Certain Provisions of the Merger Agreement -- Termination."

Termination Fees and
  Expenses.................  Target will be required to pay Boston Scientific a
                             $34 million fee if the Merger Agreement is terminated upon the occurrence of certain events (including the Target Board's entering into a Competing Transaction). See "Certain Provisions of the Merger Agreement -- Fees and Expenses."

Stock Exchange Listing.....  Boston Scientific will file an application to list the shares of Boston Scientific Common Stock to be issued in connection with the Merger on the NYSE.

Regulatory Approvals.......  Boston Scientific and Target each filed notification and report forms
                             under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") on January 28, 1997. The waiting period under the HSR Act expired on February 27, 1997. See "The
                             Merger -- Regulatory Approvals."

-------------------------------------------------------------------------------

Absence of Dissenting
  Stockholders' Rights.....  If the Merger is consummated, holders of Target
                             Common Stock will not be entitled to dissenters'
                             rights of appraisal under the Delaware General
                             Corporation Law (the "DGCL").

Effective Time.............  The Effective Time will occur as promptly as practicable, and in no event later than five
                             business days, after the requisite adoption of the
                             Merger Agreement by Target's stockholders and the
                             satisfaction or waiver of all other conditions to
                             the Merger. The Effective Time will occur upon the
                             filing of a Certificate of Merger with the
                             Secretary of State of the State of Delaware.

Accounting Treatment.......  The Merger will be accounted for using the
                             "pooling-of-interests" method of accounting
                             pursuant to Opinion No. 16 of the Accounting
                             Principles Board. Under the Merger Agreement, it is
                             a condition precedent to the obligations of Boston
                             Scientific and Target to consummate the Merger,
                             that each receive letters from Ernst & Young LLP,
                             independent auditors to each of Boston Scientific
                             and Target, regarding that firm's concurrence with
                             Boston Scientific management's and Target
                             management's conclusions as to the appropriateness
                             of "pooling-of-interests" accounting for the
                             Merger, under Accounting Principles Board No. 16,
                             if closed and consummated in accordance with the
                             Merger Agreement. The "pooling-of-interests" method
                             of accounting is intended to present as a single
                             interest two or more common stockholder interests
                             that were previously independent. The
                             "pooling-of-interests" method assumes that the
                             combining companies have been merged from
                             inception. Consequently, the historical financial
                             statements for periods prior to consummation of the
                             Merger are restated as though the companies had
                             been combined. Under the Merger Agreement, Target
                             and Boston Scientific must use their best efforts
                             to cause the Merger to qualify, and will not take
                             any actions which could prevent the Merger from
                             qualifying, for "pooling-of-interests" accounting
                             treatment. See "The Merger -- Accounting Treatment"
                             and "Certain Provisions of the Merger
                             Agreement -- Conditions to Consummation of the
                             Merger", "-- Conduct of Business Pending the
                             Merger" and "Unaudited Pro Forma Combined Condensed
                             Financial Information."

Certain Federal Income Tax
  Consequences.............  The Merger is intended to qualify for federal income tax purposes as a "reorganization" within
                             the meaning of Section 368(a) of the Code so that
                             no gain or loss would be recognized by Target
                             stockholders on the exchange of their Target Common
                             Stock for Boston Scientific Common Stock, except in
                             respect of cash received in lieu of fractional
                             shares, and no gain or loss would be recognized by
                             Boston Scientific or Target. Under the Merger
                             Agreement, Target's obligation to consummate the
                             Merger is conditioned on the receipt of an opinion
                             from Venture Law Group, A Professional Corporation,
                             to the effect that the Merger will constitute a
                             reorganization within the meaning of Section 368(a)
                             of the Code. ALL STOCKHOLDERS SHOULD READ CAREFULLY
                             THE DISCUSSION UNDER "THE MERGER -- CERTAIN FEDERAL
                             INCOME TAX CONSEQUENCES." IN VIEW OF THE
                             COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS,
                             EACH TARGET STOCKHOLDER SHOULD CONSULT WITH HIS OR
                             HER TAX ADVISOR REGARDING, AMONG OTHER

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                 THINGS, THE FEDERAL, STATE AND LOCAL INCOME TAX
                                 CONSEQUENCES OF THE MERGER APPLICABLE TO HIS
                                 OR HER SPECIFIC CIRCUMSTANCES.

                                   MANAGEMENT

Directors.....................   At the Effective Time, the directors of Merger
                                 Sub will become the directors of the Surviving
                                 Corporation. The Merger will not result in any
                                 change in the composition of the Board of
                                 Directors of Boston Scientific (the "Boston
                                 Scientific Board").

Officers......................   At the Effective Time, the officers of Target
                                 will become the initial officers of the
                                 Surviving Corporation.

RISK FACTORS..................   STOCKHOLDERS OF TARGET SHOULD CAREFULLY
                                 EVALUATE THE MATTERS SET FORTH UNDER "RISK
                                 FACTORS."

COMPARATIVE MARKET PRICES AND
DIVIDENDS -- BOSTON SCIENTIFIC
AND TARGET....................   The following tables set forth, for the
                                 quarters indicated (ended March 31, June 30,
                                 September 30 and December 31 for Boston
                                 Scientific and Target), the high and low sales
                                 prices per share of Boston Scientific Common
                                 Stock as reported on the NYSE and the high and
                                 low closing sales price per share of Target
                                 Common Stock as quoted on Nasdaq. Shares of
                                 Boston Scientific Common Stock are listed on
                                 the NYSE and shares of Target Common Stock are
                                 quoted on Nasdaq under the symbols "BSX" and
                                 "TGET," respectively.

                                 On January 17, 1997, the last full trading day preceding the day of the public announcement of the execution of the Merger Agreement, the last reported sale price per share of Boston
                                 Scientific Common Stock was $71.50 and the last reported sale price per share of Target Common
                                 Stock was $46.75. Under the terms of the Merger
                                 Agreement, each share of Target Common Stock outstanding immediately prior to the Effective
                                 Time (other than shares to be cancelled
                                 pursuant to the Merger Agreement) will be converted into the right to receive 1.07 shares of Boston Scientific Common Stock, and any cash to be paid in lieu of fractional shares of Boston Scientific Common Stock. The equivalent market value of the Target Common Share on January 17, 1997, the last full trading day preceding the day of the public announcement of the execution of the Merger Agreement, based on a Boston Scientific Common Stock price of
                                 $71.50 (the last reported sales price preceding the day of the public announcement of the execution of the Merger Agreement), was $76.51.

-------------------------------------------------------------------------------

                                                                         BOSTON SCIENTIFIC
                                                                            COMMON STOCK
                                                                      FISCAL YEAR ENDING DECEMBER 31
                                                                      ------------------------------
                                                                       HIGH              LOW
                                                                      -------          -------
                                    FISCAL YEAR 1994
                                    1st Quarter.....................  $16.500          $11.875
                                    2nd Quarter.....................   15.500           12.000
                                    3rd Quarter.....................   16.750           12.625
                                    4th Quarter.....................   17.875           15.250
                                    FISCAL YEAR 1995
                                    1st Quarter.....................   26.375           16.625
                                    2nd Quarter.....................   33.250           24.625
                                    3rd Quarter.....................   42.625           30.500
                                    4th Quarter.....................   49.375           37.375
                                    FISCAL YEAR 1996
                                    1st Quarter.....................   51.625           39.875
                                    2nd Quarter.....................   47.375           37.750
                                    3rd Quarter.....................   57.625           39.625
                                    4th Quarter.....................   61.500           52.875
                                    FISCAL YEAR 1997
                                    1st Quarter (1)(2)..............   71.500           58.625

                                                                        TARGET COMMON STOCK
                                                                      FISCAL YEAR ENDING MARCH 31
                                                                      ---------------------------
                                                                       HIGH              LOW
                                                                      -------          -------
                                    FISCAL YEAR 1995
                                    1st Quarter (3).................  $13.250          $10.250
                                    2nd Quarter (3).................   15.125           09.875
                                    3rd Quarter (3).................   16.125           11.875
                                    4th Quarter (3).................   19.875           13.625
                                    FISCAL YEAR 1996
                                    1st Quarter (3).................   23.875           16.344
                                    2nd Quarter (3).................   35.125           20.750
                                    3rd Quarter.....................   43.000           30.750
                                    4th Quarter.....................   66.000           37.500
                                    FISCAL YEAR 1997
                                    1st Quarter.....................   67.750           34.500
                                    2nd Quarter.....................   43.000           26.813
                                    3rd Quarter.....................   44.750           33.000
                                    4th Quarter (4)(5)..............   71.375           40.750

                               -------------------------------------------------
                                  (1) The high and low sales prices per share of
                                      Boston Scientific Common Stock as reported on the NYSE between January 1, 1997 and January 17, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, were $71.50 and $58.625, respectively.

                                  (2) Through February 26, 1997.

                                  (3) Adjusted for 2-for-1 stock split effected
                                      on December 18, 1995.

                                  (4) The high and low sales prices per share of
                                      Target Common Stock as quoted on Nasdaq
                                      between January 1, 1997 and January 17,
                                      1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, were $49.50 and $40.75, respectively.

                                  (5) Through February 26, 1997.

                                 TARGET STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF BOSTON SCIENTIFIC COMMON STOCK AND TARGET COMMON STOCK.

--------------------------------------------------------------------------------

                                 Boston Scientific has not paid any dividends since its initial public offering and currently intends to retain all of its earnings to finance the continued growth of the business.
                                 Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so. Other than a $7 million dividend to Collagen
                                 Corporation and other holders of record of Target's preferred stock as of January 15, 1992, no dividends have been declared or paid on Target Common Stock since Target's inception.

SELECTED HISTORICAL PRO FORMA
FINANCIAL DATA -- BOSTON
SCIENTIFIC
AND TARGET....................   The following tables set forth selected
                                 historical unaudited consolidated financial
                                 data of Boston Scientific and Target and
                                 unaudited combined pro forma financial data
                                 giving effect to the Merger using the
                                 "pooling-of-interests" method of accounting and
                                 reflecting the Exchange Ratio and the pro forma
                                 adjustments described in the accompanying
                                 notes.

                                 The selected historical consolidated financial data for the five years ended December 31, 1995 for Boston Scientific, and for the five fiscal years ended March 31, 1996 for Target has been obtained from the consolidated financial statements of Boston Scientific and of Target, except for the reclassification of Target's royalty payments, which statements have been audited by Ernst & Young LLP, independent auditors. The Boston Scientific consolidated financial tables have been restated to reflect the merger with EP Technologies, Inc. ("EPT"), which was consummated on January 22, 1996 and was accounted for as a "pooling-of-interests."

                                 The selected historical financial data for Target for the nine-month periods ended
                                 December 31, 1996 and 1995 have been obtained from Target's unaudited consolidated financial statements and include, in the opinion of Target's management, all adjustments which are of a recurring nature necessary to present fairly the data for such periods.

                                 The selected historical financial data for Boston Scientific for the nine-month periods ended September 30, 1996 and 1995 have been obtained from Boston Scientific's unaudited consolidated financial statements and include, in the opinion of Boston Scientific's management, all adjustments which are of a recurring nature necessary to present fairly the data for such periods.

                                 It is anticipated that, upon consummation of the Merger, the fiscal year of Target will be changed to December 31. Accordingly, financial statements of Target subsequent to the Merger will include the financial information of Target on a calendar year basis.

                                 The unaudited pro forma information set forth below is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the dates specified, nor is it necessarily indicative of future operating results or financial position. No provision has been reflected in the unaudited pro forma combined condensed operating data for direct expenses related to the Merger,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 which are expected to approximate $13.5
                                 million. The unaudited pro forma combined condensed financial information also excludes any benefits from synergies that may result from the Merger. Boston Scientific expects to record non-recurring and special charges in connection with the acquisition of Target. The amount of such charges cannot be determined until management evaluates the needs of the combined operations. The unaudited pro forma combined selected financial information should be read in conjunction with the "Unaudited Pro
                                 Forma Combined Condensed Financial
                                 Information." The Pro Forma Combined Condensed
                                 Statements of Income reflect the
                                 reclassifications of Target's royalty expenses so as to be consistent with Boston Scientific's expense classifications. The reclassifications have no impact on pro forma combined operating income or net income. There were no material transactions between Boston Scientific and
                                 Target during any of the periods presented.

                                 Comparative per share data for net income, dividends and book value of Boston Scientific and Target are also set forth below on both a historical and pro forma combined basis and on a per share equivalent pro forma basis for Target. Pro forma combined net income per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the "pooling-of-interests" accounting method as if the Merger had occurred at the beginning of each period and combines the results of Boston
                                 Scientific and Target for the periods
                                 presented. Pro forma combined dividends per share reflect Boston Scientific's and Target's cash dividends paid in the period indicated.
                                 The per share equivalent pro forma combined data presentation is based upon the Exchange
                                 Ratio. Book value per share for the pro forma combined presentation is based upon the number of weighted average shares outstanding of Boston Scientific Common Stock, adjusted to include the shares of Boston Scientific Common
                                 Stock to be issued as a result of the Merger.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                         BOSTON SCIENTIFIC CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                   FOR THE NINE-MONTH
                                 PERIOD ENDED SEPTEMBER
                                           30,                                  YEAR ENDED DECEMBER 31,
                                 -----------------------     --------------------------------------------------------------
                                    1996          1995          1995          1994         1993         1992         1991
                                 ----------     --------     ----------     --------     --------     --------     --------
OPERATING DATA(1):
Net sales....................... $1,053,315     $823,955     $1,129,185     $888,572     $746,983     $614,957     $480,944
Gross profit....................    768,343      580,621        804,122      608,800      515,037      429,657      342,450
Selling, general and
  administrative expenses.......    352,910      265,311        373,390      299,292      257,391      198,530      164,701
Royalty expenses................     11,141       20,151         24,874       25,682       24,473       28,000        8,272
Research and development
  expenses......................     84,755       68,564         93,843       76,692       62,024       45,348       28,297
Litigation provision(2).........                                                           67,000                    28,000
Purchased research and
  development(3)................     96,000       32,646         32,646
Special charge(3)...............     32,341       92,103        204,448                                  6,899
Total operating expenses........    577,147      478,775        729,201      401,666      410,888      278,777      229,270
Operating income(2)(3)..........    191,196      101,846         74,921      207,134      104,149      150,880      113,180
Net income(2)(3)................     90,362       34,323          6,440      135,307       69,466       89,031       68,391
Primary net income per common
  share(2)(3)................... $     0.50     $   0.19     $     0.04     $   0.78     $   0.40     $   0.53     $   0.42
Fully diluted net income per
  common share(2)(3)............       0.49         0.19           0.04         0.77         0.40         0.53         0.42
Dividend per common share(4)....                                                                         0.212
Primary weighted average number
  of common shares.............. 180,699,000    177,882,000  177,534,000    174,197,000  172,123,000  169,236,000  162,204,000

                                                                                   YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30,   --------------------------------------------------------
                                                       1996           1995         1994        1993       1992       1991
                                                   -------------   ----------   ----------   --------   --------   --------
BALANCE SHEET DATA(1):
Working capital(5)...............................   $  149,825     $  282,969   $  432,021   $323,094   $383,941   $177,730
Total assets.....................................    1,357,151      1,099,888    1,049,549    786,823    644,503    369,923
Borrowings due within one year(9)................      225,983         57,520       88,948     57,141     27,390      7,400
Long-term debt, net of current portion...........          383          4,162       16,800      3,671      4,274     22,644
Contingent stock repurchase obligation(7)........       24,855                                 10,938
Stockholders' equity(5)(7).......................      831,129        774,150      738,685    544,643    498,045    239,686
Book value per common share......................   $     4.60     $     4.36   $     4.24   $   3.16   $   2.94   $   1.48

   See Accompanying Notes to Selected Historical and Pro Forma Financial Data
                        of Boston Scientific and Target
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                           TARGET THERAPEUTICS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             FOR THE NINE-MONTH
                            PERIOD ENDED DECEMBER
                                     31,                                  YEAR ENDED MARCH 31,
                           -----------------------   --------------------------------------------------------------
                              1996         1995         1996         1995         1994         1993         1992
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA(1):
Net sales................  $   68,025   $   48,625   $   69,795   $   47,508   $   35,353   $   28,117   $   20,449
Gross profit.............      48,834       34,759       49,923       33,161       22,428       18,618       13,529
Selling, general and
  administrative
  expenses...............      19,041       14,247       20,726       13,556        9,245        7,543        5,447
Royalty expenses.........       1,661        1,086        1,606          804          443          158
Research and development
  expense................      14,768        9,081       12,937       10,336        7,624        6,496        4,347
Purchased research and
  development(3).........      14,000
Total operating
  expenses...............      49,470       24,414       35,269       24,696       17,312       14,197        9,794
Operating income
  (loss)(3)..............        (636)      10,345       14,654        8,465        5,116        4,421        3,735
Net income (loss)(3).....      (3,574)       8,454       11,702        7,378        4,951        3,580        2,500
Primary income (loss) per
  common share(3)........  $    (0.24)  $     0.56   $     0.77   $     0.51   $     0.35   $     0.25   $     0.25
Fully diluted net income
  per common share (3)...       (0.24)        0.55         0.76         0.51         0.35         0.25         0.25
Dividend per share(4)....                                                                                      0.69
Primary weighted average
  number of common
  shares(10).............  14,828,000   15,156,000   15,280,000   14,466,000   14,206,000   14,150,000   10,186,000

                                                                         YEAR ENDED MARCH 31,
                                      DECEMBER 31,     --------------------------------------------------------
                                          1996           1996        1995        1994        1993        1992
                                      ------------     --------     -------     -------     -------     -------
BALANCE SHEET DATA(1):
Working capital.....................    $ 64,663       $ 72,729     $44,952     $41,527     $37,370     $34,602
Total assets........................     115,749        114,275      70,399      57,130      46,827      42,103
Stockholders' equity(6).............      89,109         90,838      57,863      49,064      42,462      37,983
Book value per common share(10).....    $   6.01       $   5.94     $  4.00     $  3.45     $  3.00     $  3.73

   See Accompanying Notes to Selected Historical and Pro Forma Financial Data
                        of Boston Scientific and Target
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                          BOSTON SCIENTIFIC AND TARGET

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             PRO FORMA COMBINED
                            INTERIM NINE-MONTHS                    PRO FORMA COMBINED FINANCIAL DATA
                             FINANCIAL DATA(13)                        FISCAL YEARS COMBINED(13)
                          ------------------------  ---------------------------------------------------------------
                             1996         1995         1995         1994         1993         1992         1991
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
OPERATING DATA(1)(13):
Net sales................ $ 1,121,340  $   872,580  $ 1,198,980  $   936,080  $   782,336  $   643,074  $   501,393
Gross profit.............     817,177      615,380      854,045      641,961      537,465      448,275      355,979
Selling, general and
  administrative
  expenses...............     371,951      279,558      394,116      312,848      266,636      206,073      170,148
Royalty expenses.........      12,802       21,237       26,480       26,486       24,916       28,158        8,272
Research and development
  expenses...............      99,523       77,645      106,780       87,028       69,648       51,844       32,644
Litigation
  provision(2)...........                                                          67,000                    28,000
Purchased research and
  development(3).........     110,000       32,646       32,646
Special charge(3)........      32,341       92,103      204,448                                  6,899
Total operating
  expenses...............     626,617      503,189      764,470      426,362      428,200      292,974      239,064
Operating income.........     190,560      112,191       89,575      215,599      109,265      155,301      116,915
Net income(2)(3).........      86,788       42,777       18,142      142,685       74,417       92,611       70,891
Primary net income per
  common
  share(2)(3)(10)........ $      0.44  $      0.22  $      0.09  $      0.75  $      0.40  $      0.50  $      0.41
Fully diluted net income
  per common
  share(2)(3)(10)........        0.44         0.22         0.09         0.75         0.40         0.50         0.41
Dividend per
  share(4)(10)...........                                                                         0.11         0.04
Primary weighted average
  number of common
  shares................. 196,565,000  194,099,000  193,884,000  189,676,000  187,323,000  184,377,000  173,103,000

 See Accompanying Notes to Selected Historical and Pro Forma Financial Data
                       of Boston Scientific and Target

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                          BOSTON SCIENTIFIC AND TARGET

               SELECTED HISTORICAL FINANCIAL DATA -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             PRO FORMA COMBINED
                             FINANCIAL DATA AS                        PRO FORMA
                                     OF                       FISCAL YEARS COMBINED(13)
                               SEPTEMBER 30,     ----------------------------------------------------
                                  1996(13)          1995        1994       1993      1992      1991
                             ------------------  ----------  ----------  --------  --------  --------
BALANCE SHEET DATA (1) (13):
  Working capital...........         $  214,488  $  355,698  $  476,973  $364,621  $421,311  $212,332
  Total assets..............          1,472,900   1,214,163   1,119,948   843,953   691,330   412,026
  Borrowings due within one
     year(9)................            225,983      57,520      88,948    57,141    27,390     7,400
  Long-term debt, net of
     current portion........                383       4,162      16,800     3,671     4,274    22,644
  Contingent stock
     repurchase
     obligation(7)..........             24,855                            10,938
  Stockholders'
     equity(6)(7)(10).......            920,238     864,988     796,548   593,707   540,507   277,669

                            PRO FORMA COMBINED
                            FINANCIAL DATA FOR
                              THE NINE-MONTH
                               PERIOD ENDED                            PRO FORMA
                             SEPTEMBER 30(13)                  FISCAL YEARS COMBINED(13)
                            -------------------   ----------------------------------------------------
                            1996          1995       1995        1994       1993      1992      1991
                            -----         -----   ----------  ----------  --------  --------  --------
TARGET EQUIVALENTS(12):
Exchange ratio data:
  Primary net income per
     common share.........  $0.47         $0.24        $0.10       $0.80     $0.43     $0.54     $0.44
  Fully diluted net income
     per common share.....   0.47          0.23         0.10        0.80      0.42      0.54      0.44
  Dividend per share......                                                              0.12      0.04
  Book value per common
     share................   5.01          4.02         4.77        4.49      3.39      3.14      1.72

   See Accompanying Notes to Selected Historical and Pro Forma Financial Data
                        Of Boston Scientific and Target
-------------------------------------------------------------------------------

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                          BOSTON SCIENTIFIC AND TARGET

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      (1) On January 20, 1997, Boston Scientific and Target jointly announced the signing of the Merger Agreement. Under the terms of the Merger Agreement, each share of Target Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.07 shares of Boston Scientific Common Stock. The Merger is intended to be a tax-free, stock-for-stock transaction and is valued at approximately $1.1 billion. The Merger is subject to the approval of Target stockholders and regulatory approval. Boston Scientific's pro forma combined results were restated for all periods presented to reflect the Merger, which will be accounted for as a "pooling-of-interests."

           In addition, the Boston Scientific results have been restated for all periods presented to reflect Boston Scientific's merger with EP Technologies, Inc. ("EPT"). On January 22, 1996, Boston Scientific completed its merger with EPT in a stock-for-stock transaction. The transaction, which is accounted for as a "pooling-of-interests," was effected through the exchange of 0.297 shares of Boston Scientific Common Stock for each EPT share held. Approximately 3 million shares of Boston Scientific Common Stock were issued in conjunction with the EPT merger. EPT designs, develops, manufactures and markets advanced electrophysiology catheters and systems for use in minimally invasive procedures to diagnose and treat tachyarrhythmias (abnormally rapid heart rates resulting from defective or diseased cardiac tissues that interfere with the normal conduction of electrical activity responsible for heart muscle contraction).

           The unaudited financial statements of Boston Scientific for the nine-month period ended September 30, 1996 include the operations of Symbiosis Corporation ("Symbiosis"), beginning in March 1996, and Endotech, Ltd. and MinTec, Inc. ("Endotech/MinTec"), beginning in May 1996. On March 14, 1996, Boston Scientific acquired Symbiosis, formerly a wholly owned subsidiary of American Home Products Corporation. Boston Scientific purchased Symbiosis, a developer and manufacturer of specialty medical devices, for approximately $153 million in a cash transaction. On May 3, 1996, Boston Scientific acquired assets from Endotech/MinTec, a privately held company dedicated to the development of stent graft technology for the repair of diseased blood vessels. Boston Scientific purchased Endotech/MinTech's assets for approximately $72 million in a cash transaction. Both acquisitions were accounted for using the purchase method of accounting.

           The unaudited financial statements of Target for the nine-month period ended December 31, 1996 include the operations of Interventional Therapeutics Corporation. ("ITC"), beginning in May 1996. On May 23, 1996, Target completed the closing of the acquisition of ITC, at which time approximately 331,000 shares of Target Common Stock were exchanged for all the outstanding shares and options to purchase shares of ITC stock. ITC is a developer and manufacturer of vascular occlusion devices used in neurovascular and vascular embolization. The acquisition of ITC was accounted for using the purchase method of accounting.

           The restated financial data is not necessarily indicative of the operating results or financial position that would have occurred if the Target or EPT mergers had been consummated during the periods presented, nor is it indicative of future operating results or financial position.

      (2) Boston Scientific's 1993 results include an estimated loss from patent litigation of $67 million pre-tax or $0.23 per share, net of tax. Boston Scientific's 1991 results include an estimated loss from another patent litigation settlement of $28 million pre-tax, or $0.10 per share, net of tax.

      (3) In 1996, Boston Scientific recorded special charges of $128 million which primarily related to the merger with EPT and the acquisitions of Symbiosis and Endotech/MinTec. Charges include $96 million for purchased research and development, $5 million in direct transaction costs and $12 million of estimated costs to be incurred in merging the separate operating businesses of EPT with subsidiaries of Boston Scientific. Estimated costs include those typical in a merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                          BOSTON SCIENTIFIC AND TARGET

    NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA -- (CONTINUED)

          various contractual commitments, asset writedowns and other integration costs. The majority of the remaining $16 million, which is primarily non-deductible for tax purposes, represents a change in management's estimates of the merger-related charges recorded in 1995. The change to prior year estimates relates primarily to the costs of unwinding various contractual obligations and the rationalization of facilities.

          In connection with the 1995 acquisitions of SCIMED Life Systems, Inc. ("SCIMED"), Cardiovascular Imaging Systems, Inc. ("CVIS"), Vesica Medical, Inc. ("Vesica"), Meadox Medicals, Inc. ("Meadox") and Heart Technology, Inc. ("Heart Technology"), Boston Scientific recorded non-recurring and special charges of $237 million in 1995. Estimated costs include purchased research and development and those costs typical in a merging of operations and relate to, among other things, rationalization of facilities and administration, severance, and unwinding of various contractual commitments.

          During 1992, Boston Scientific initiated a worldwide voluntary product recall due to five product failures related to a component of the Rotablator(R) system. Total product recall expenses were $7 million, which were fully incurred or accrued in 1992.

          In conjunction with the acquisition of ITC, Target allocated $14 million of the purchase price to purchased research and development.

      (4) Boston Scientific has never paid dividends, other than in March 1992 (which was prior to the initial public offering of Boston Scientific Common Stock in May of 1992) when Boston Scientific paid a one-time dividend of an aggregate of $20 million, or $0.212 per share, to holders of common stock. The $0.212 per share is based on Boston Scientific's weighted average number of shares of common stock outstanding at the time the dividend was declared, rather than the restated weighted average number of common shares outstanding. Boston Scientific currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

          Other than a $7 million dividend to Collagen Corporation and other holders of record of Target's preferred stock as of January 15, 1992, no dividends have been declared or paid on Target Common Stock since Target's inception.

      (5) During the second quarter of 1996 and in 1993, Boston Scientific repurchased 1.3 million and 5 million shares of its common stock at an aggregate cost of approximately $52 million and $62 million, respectively. The repurchased shares are being used as part of Boston Scientific's program to satisfy Boston Scientific's obligations pursuant to its employee benefit and incentive plans.

      (6) During May 1996, Target's Board of Directors authorized a stock repurchase program in which up to 350,000 shares of its common stock may be purchased in the open market from time to time. During the three months ended September 30, 1996, Target completed the repurchase of the 350,000 shares of its common stock at an overall average acquisition price of approximately $40. Target currently plans to keep the repurchased shares as treasury stock and may use this stock in various Company stock benefit plans.

          In addition, in August 1996, the Target Board of Directors authorized the repurchase of up to 500,000 additional shares of Target's common stock under the repurchase program. Through December 31, 1996, none of the 500,000 shares have been repurchased.

      (7) At September 30, 1996 and December 31, 1993, Boston Scientific's contingent obligation to repurchase shares upon exercise of outstanding European equity put obligations approximated $25 million and $11 million, respectively, which were sold in the second quarter of 1996 and during 1993, respectively, in connection with Boston Scientific's program to satisfy its employee benefit

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                          BOSTON SCIENTIFIC AND TARGET

    NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA -- (CONTINUED)

          plan obligations. At September 30, 1996 and December 31, 1993, the obligations have been reclassified from permanent equity and presented as a contingent stock repurchase obligation.

      (8) During 1992, Boston Scientific sold 27 million shares of common stock in a public offering at a price to the public of $17 per share. Concurrent with the offering, 19 million shares of common stock were purchased from a shareholder. Boston Scientific realized net proceeds of $122 million.

      (9) During the second quarter of 1996, Boston Scientific initiated a commercial paper program. The commercial paper is supported by a new credit agreement of $350 million. Outstanding commercial paper reduces available borrowings under the new credit agreement. Proceeds from issuing the commercial paper were used for repayment of a $100 million short term seller-financed loan associated with the acquisition of Symbiosis, repayment of borrowings under preexisting credit agreements, and repurchase of Boston Scientific Common Stock. The remaining proceeds primarily were used for general operating purposes. At September 30, 1996, Boston Scientific had approximately $200 million in commercial paper outstanding.

     (10) All Target share and per share amounts reflect a two-for-one stock split effected on December 18, 1995.

     (11) Pro forma per share amounts are based on historical per share amounts after giving effect to the pro forma adjustments described elsewhere herein, and converting each share of Target Common Stock into 1.07 shares of Boston Scientific Common Stock.

     (12) Target equivalents are determined by multiplying the pro forma combined amounts by the pro forma exchange ratio for conversion of Target Common Stock to represent equivalent per share amounts for Target shareholders.

     (13) Pro forma balance sheet information is as of September 30, 1996 for Boston Scientific and December 31, 1996 for Target. Pro forma income statement information is as of the respective calendar year or nine-month period for Boston Scientific and as of the respective fiscal year or nine-month period for Target.

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                                      19

                                  RISK FACTORS

     Holders of Target Common Stock should consider carefully all the information contained in this Proxy Statement/Prospectus and, in particular, the following risk factors:

RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION

     The medical device market is highly competitive. Boston Scientific and Target both compete with many companies, some of which have access to greater financial and other resources than Boston Scientific or Target. Furthermore, the medical device market is characterized by intensive development efforts and rapidly advancing technology. Boston Scientific's and Target's present and future products could be rendered obsolete or uneconomical by technological advances by one or more of Boston Scientific's and Target's current or future competitors or by alternative therapies such as drugs. The future success of the combined company will depend, in large part, upon its ability to anticipate and keep pace with such advances. Competitive market forces may also adversely affect the prices at which the combined company sells its products.

CHALLENGES TO PATENTS AND PROPRIETARY RIGHTS

     Both Boston Scientific and Target rely on a combination of patents, trade secrets and nondisclosure agreements to protect their respective proprietary intellectual property. Boston Scientific and Target each own numerous U.S. and foreign patents and patent applications and have license rights to certain patents held by third parties. There can be no assurance that pending patent applications will result in issued patents, that patents issued to or licensed by the combined company will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect the combined company's technology or to provide the combined company with any competitive advantage. Third parties could also obtain patents that may require licensing for the conduct of the combined company's business, and there can be no assurance that the required licenses would be available. The combined company will also rely on confidentiality agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that the combined company will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to the combined company's trade secrets and proprietary knowledge.

     There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry generally, particularly in the areas in which Boston Scientific and Target conduct their businesses. In the future, both Boston Scientific and Target may be forced to defend themselves against claims and legal actions alleging infringement of the patent rights of others. Adverse determinations in any such litigation could subject the combined company to significant liabilities to third parties, could require the combined company to seek licenses from third parties and could, if such licenses are not available, prevent the combined company from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on the combined company. Additionally, the combined company may find it necessary to initiate litigation to enforce its patent rights, to protect its trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Patent litigation can be costly and time-consuming, and there can be no assurance that the combined company's litigation expenses will not be significant in the future or that the outcome of such litigation will be favorable to the combined company.

     In November 1994, Target filed a lawsuit in United States District Court against SCIMED, a subsidiary of Boston Scientific, and Cordis Endovascular Systems, Inc. ("Cordis"), a subsidiary of Johnson & Johnson, Inc., alleging infringement of a Target patent relating to variable stiffness in microcatheters, and seeking damages and preliminary and permanent injunctive relief. The defendants responded, challenging the validity of the patent, denying infringement, and raising other defenses. In May 1996, the District Court granted Target's motion for an injunction prohibiting the defendants from continuing to sell the products alleged to infringe the patent. In July 1996, the United States Court of Appeals for the Federal Circuit stayed the injunction pending an appeal by the defendants, and the Court of Appeals heard oral argument on the appeal in January 1997. Following the consummation of the merger, it is anticipated that Target will continue the litigation against Cordis. An outcome adverse to Target on the appeal of the preliminary injunction, or in the underlying litigation, would not have a material adverse effect on the combined company.

REALIZATION OF SYNERGIES

     Among the factors considered by the Boston Scientific Board and the Target Board in connection with their approvals of the Merger Agreement were the opportunities for the combined company to realize cost advantages through the consolidation and integration of certain manufacturing, distribution and administrative operations and functions, and to realize greater sales of Target's products through Boston Scientific's more extensive marketing and sales organization and its larger customer network. However, the Merger involves the consolidation of two companies that have previously operated independently. The combined company's growth and profitability will be affected by its ability to consolidate and rationalize certain businesses, operations and employees of Boston Scientific and Target. No assurance can be given that Boston Scientific will integrate the respective operations of Boston Scientific and Target without encountering difficulties or that the benefits expected from such integration will be realized.

FDA AND OTHER GOVERNMENTAL REGULATION

     The medical devices manufactured and marketed by Boston Scientific and Target are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if at all. While Boston Scientific and Target believe that they have obtained all necessary clearances for the manufacture and sale of their current products and that they are generally in compliance with applicable FDA and other material regulatory requirements, there can be no assurance that the combined company will be able to continue such compliance. If the FDA were to believe that the combined company was not in compliance with applicable laws or regulations, it could institute proceedings to detain or seize the combined company's products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against the combined company, its officers or its employees and could recommend criminal prosecution to the Department of Justice. Furthermore, the FDA may proceed to ban, or request recall, repair, replacement or refund of the cost of, any device manufactured or distributed by the combined company. Additionally, the regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs. Moreover, foreign governmental authorities have become increasingly stringent and the combined company may be subject to more rigorous regulation by foreign governmental authorities in the future.

POSSIBLE DENIAL OF THIRD-PARTY REIMBURSEMENT

     Boston Scientific's and Target's products are purchased by hospitals, doctors and other health care providers, who are reimbursed for the health care services provided to their patients by third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs. These third-party payors may deny reimbursement if they should determine that a device used in a procedure was not used in accordance with cost-effective treatment methods, as determined by such third-party payor, or was used for an unapproved indication. Also, third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that the combined company's products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect the combined company's ability to sell its products profitably.

DEPENDENCE ON DEMAND FOR COMBINED COMPANY'S PRODUCTS

     Demand for the combined company's products and procedures will depend principally on the combined company's ability to respond to demand within the less invasive marketplace and changes thereto. The continued and growing demand for the combined company's products and procedures depends on, among other things, the rate at which the medical community becomes adequately trained in and adopts the combined company's particular products and procedures. While Boston Scientific and Target expect that their products and procedures will meet the demand for less invasive products and procedures, the combined company's business and results of operations will be adversely affected if it fails to anticipate and properly respond to shifts within the less invasive marketplace.

POSSIBLE EFFECTS OF CONTROLLING INTERESTS OF PRINCIPAL STOCKHOLDERS

     Boston Scientific's principal stockholders are John E. Abele and his family trusts (collectively, the "Abele Stockholders") and Peter M. Nicholas and his family trusts and a limited partnership of which Mr. Nicholas is the general partner (collectively, the "Nicholas Stockholders"). At the Effective Time, the Abele Stockholders will own an aggregate of approximately 16.8% of the outstanding Boston Scientific Common Stock, and the Nicholas Stockholders will own an aggregate of approximately 17.1% of the outstanding Boston Scientific Common Stock. If these stockholders act in concert, their combined ownership may effectively permit them to have a significant impact on the outcome of proposals submitted to stockholders, such as the election of directors, amendments to the Restated Certificate of Incorporation of Boston Scientific and possible business combinations involving the combined company and a third party. The Abele Stockholders and the Nicholas Stockholders are not parties to any agreement, either independently or together, which would require them to act in unison with respect to any matter.

DEPENDENCE ON KEY PERSONNEL

     The combined company's continued success will depend in large part on its ability to attract and retain highly qualified scientific, management, marketing and sales personnel. The competition for skilled personnel in Boston Scientific's and Target's industry and geographical locations is intense. While consummation of the Merger will increase the combined company's human resources in these areas, there is an inherent risk in transactions of this type that the combination process could result in the departure of key employees. There can be no assurance that the announcement of the proposed Merger will not adversely affect the combined company's ability to attract and retain personnel. The loss of a significant group of skilled personnel could adversely affect the combined company.

CONFLICTS OF INTEREST

     In considering the recommendation of the Target Board with respect to the Merger Agreement, holders of shares of Target Common Stock should be aware that certain members of Target's management and its Board of Directors have interests in the Merger that are in addition to the interests of Target stockholders generally. Gary R. Bang, Target's President and Chief Executive Officer, and thirteen other executive officers of Target (as described in "The
Merger -- Potential Conflicts of Interest") (each, other than Mr. Bang, a "Change of Control Officer") are parties to change of control agreements with Target providing certain benefits upon a change of control of Target, including the Merger.

     Under his change of control agreement, if Mr. Bang is terminated as a result of an Involuntary Termination other than for Cause, he will be entitled to receive payments for two years equal to the salary and bonus he was entitled to receive prior to the change of control. If a Change of Control Officer is terminated under such conditions, such officer will be entitled to receive payments for one year equal to the salary and bonus he or she was entitled to receive prior to the change of control. In addition, Mr. Bang and each Change of Control Officer will be entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which the Involuntary Termination occurs. Mr. Bang will also be entitled to receive certain employee benefits for two years, and each Change of Control Officer will be entitled to receive certain employee benefits for one year after such Involuntary Termination. Mr. Bang and each Change of Control Officer are entitled to receive certain outplacement services. Because there will be a change in the job duties, responsibilities and requirements of Mr. Bang as a result of the Merger, any termination of his employment by Mr. Bang will be treated as an Involuntary Termination other than for Cause.

     Under the terms of an earlier agreement between Target and Mr. Bang, which was memorialized in resolutions of the Target Board dated April 30, 1993, all unvested Target Options granted to Mr. Bang will immediately vest on the date of a change of control, including the Merger. In addition, unvested Target Options granted to Robert McNamara, Target's Chief Financial Officer, pursuant to the initial agreement between Target and Mr. McNamara on the commencement of his employment with Target, will immediately vest on the date of a change of control, including the Merger. In the event of a transaction in which any person becomes the beneficial owner of 50% or more of Target's outstanding voting securities, without the approval of the Target Board, all unvested Target Options granted to any Change of Control Officer will also immediately vest on the date of such transaction. In the event of any other transaction resulting in a change of control, including the Merger, one-half of all unvested Target Options granted to a Change of Control Officer (other than certain Target Options granted to Mr. McNamara on the commencement of his employment) will immediately vest. The remaining unvested Target Options held by such officer will vest at the same rate provided for in the agreement pursuant to which the options were granted. Additionally, if a Change of Control Officer is terminated as a result of an Involuntary Termination other than for Cause, such officer's Target Options will immediately vest.

     It is expected that Mr. Bang, Target and Boston Scientific will enter into an employment agreement (the "Employment Agreement") to become effective as of the Effective Time. The Employment Agreement would supersede both Mr. Bang's change of control agreement and the earlier agreement between Mr. Bang and Target, which was memorialized in the resolutions of the Target Board dated April 30, 1993. The terms of the Employment Agreement are substantially similar to the terms of these earlier agreements, except that under the Employment Agreement (i) Mr. Bang may not be terminated by Boston Scientific without cause prior to December 31, 1997, (ii) five months' prior notice is required for Mr. Bang or Boston Scientific to terminate Mr. Bang's employment, and (iii) Mr. Bang has agreed not to compete in the field of interventional neuroradiology for a period of two (2) years following the Effective Date.

     All unvested Target Options held by non-employee directors issued under the Target 1991 Directors Stock Option Plan will become immediately exercisable on the date of a merger or sale of Target, including the Merger.

     Boston Scientific and the Surviving Corporation have agreed under the Merger Agreement that the indemnification obligations set forth in Target's Certificate of Incorporation and By-laws, as of the date of the Merger Agreement, will survive the Merger and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who at the Effective Time or at any time prior thereto were entitled to indemnification thereunder. From and after the Effective Time, such obligations will be the joint and several obligations of Boston Scientific and the Surviving Corporation. Boston Scientific and the Surviving Corporation also agreed to honor and fulfill in all respects Target's obligations pursuant to indemnification agreements with Target's directors and officers existing at or before the Effective Time.

     The Merger Agreement also provides that the Surviving Corporation will use its reasonable best efforts to maintain in effect, for four years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by Target's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time.

     The Target Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Merger -- Conflicts of Interest."

EXPOSURES FROM INTERNATIONAL OPERATIONS

     As Boston Scientific has expanded its international operations, its sales and expenses denominated in foreign currencies have expanded and that trend is expected to continue. Thus, certain sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations. In addition, because the percentage of sales denominated in foreign currencies has been, and is expected to continue to be, somewhat greater than the percentage of expenses denominated in foreign currencies, foreign currency fluctuations may have some impact on margins.

     Boston Scientific enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments. Boston Scientific does not engage in speculation.

Boston Scientific's forward foreign exchange contracts, which were immaterial at September 30, 1996, do not subject Boston Scientific to material risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. Although Boston Scientific engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. In addition, as Boston Scientific expands its international operations, its net foreign currency denominated sales and expenses will be subject to the effect of foreign currency fluctuations. Further, any significant changes in the political, regulatory or economic environment where Boston Scientific conducts international operations may have a material impact on revenues and profits.

INVESTIGATION BY OFFICE OF THE INSPECTOR GENERAL OF REIMBURSEMENT CLAIMS MADE BY CERTAIN CUSTOMERS

     The Office of the Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") has initiated an investigation regarding the possible submission of improper claims to the Medicare/Medicaid programs for reimbursement for procedures using cardiovascular medical devices that were not approved for marketing by the FDA at the time of use. Beginning in June 1994, approximately 130 hospitals received subpoenas from HHS seeking information with respect to reimbursement for procedures using cardiovascular medical devices (including certain products manufactured by Boston Scientific, as well as numerous other manufacturers) that were subject to investigational exemptions or may not have been approved for marketing by the FDA at the time of use. The subpoenas also sought information regarding various types of remuneration, including payments, gifts, stock and stock options, received by the hospital or its employees from manufacturers of medical devices. Civil and criminal sanctions may be imposed against any person participating in an improper claim for reimbursement under Medicare/Medicaid. The OIG's investigation and any related change in reimbursement practices may discourage hospitals from participating in clinical trials or from including Medicare and Medicaid patients in clinical trials, which could lead to increased costs in the development of new products. Neither Boston Scientific nor Target is able to predict the possible outcome of this matter or when it will be resolved. There can be no assurance that the OIG's investigation or any changes in third-party payors' reimbursement practices will not materially adversely affect the medical device industry in general or the combined company in particular.

                                   COMPANIES

BOSTON SCIENTIFIC CORPORATION

  General

     Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. Boston Scientific sells products in numerous product categories that are used by physicians to perform less invasive medical procedures. Boston Scientific's products are used in a broad range of interventional medical specialties, including cardiology, gastroenterology, pulmonary medicine, radiology, urology and vascular surgery. Less invasive procedures provide effective alternatives to traditional surgery by reducing procedural trauma, complexity, risk to patient, cost and recovery time. Boston Scientific's products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. The mailing address of Boston Scientific's principal executive offices is One Boston Scientific Place, Natick, Massachusetts 01760-1537, and its telephone number is (508) 650-8000.

  Current Boston Scientific Divisions

     Boston Scientific currently organizes its businesses around cardiology, vascular and nonvascular lines. Generally, cardiology and vascular products are employed in procedures affecting the heart and systems which carry blood, respectively, while nonvascular products are employed in procedures affecting other systems and organs.

     Cardiology. Boston Scientific's cardiology business is conducted principally through the following two units:

          SCIMED Life Systems, Inc. SCIMED, a wholly owned subsidiary of Boston Scientific, develops, manufactures and markets medical devices that are used in less invasive procedures, principally for the nonsurgical diagnosis and treatment of coronary vascular disease. SCIMED's products include percutaneous transluminal coronary angioplasty catheters and accessories, coronary stents, coronary angiographic diagnostic catheters and accessories, and rotational atherectomy devices and accessories.

          EP Technologies, Inc. EPT, a wholly owned subsidiary of Boston Scientific, develops, manufactures and markets advanced electrophysiology catheters and systems for use in less invasive procedures to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rates resulting from defective or diseased cardiac tissues that interfere with the normal conduction of electrical activity responsible for heart muscle contraction). EPT's products include diagnostic catheters and ablation systems consisting of an ablation control module and ablation catheters.

     Vascular. Boston Scientific's vascular business is conducted principally through the following two units:

          Medi-tech. Boston Scientific's Medi-tech division develops, manufactures and markets therapeutic and diagnostic medical devices for less invasive image-guided procedures, primarily in the fields of radiology and vascular surgery. These products include catheter systems, infusion devices and guidewires used for peripheral vascular intervention.

          Meadox Medicals, Inc. Meadox, a wholly owned subsidiary of Boston Scientific, develops, manufactures and markets products for vascular replacement and repair. Meadox, a global leader in textile vascular prostheses, markets a broad range of woven, knitted and collagen-sealed grafts to vascular surgeons, cardiothoracic surgeons and general surgeons. These products are used to bypass or replace blood vessels that have occluded, been weakened or ruptured due to atherosclerosis.

     Non-vascular. Boston Scientific's nonvascular business is conducted principally through the following two units:

          Microvasive Endoscopy. Boston Scientific's Microvasive Endoscopy division develops, manufactures and markets therapeutic and diagnostic devices which aid the gastroenterologist and pulmonologist in performing flexible endoscopic procedures involving the digestive tract and lungs. These products include biopsy forceps, drainage catheter systems and endoscopic dilation balloon systems.

          Microvasive Urology. Boston Scientific's Microvasive Urology division develops, manufactures and markets a broad line of products for urologists performing endoscopic procedures. These products include ureteral dilation balloon systems, stents (implantable devices that maintain the opening of a vessel or organ), drainage catheter systems, stone retrieval devices and guidewires.

PATRIOT ACQUISITION CORP.

     Merger Sub, a wholly owned subsidiary of Boston Scientific, was formed in January 1997 by Boston Scientific solely for the purpose of effecting the Merger. Upon consummation of the Merger, Merger Sub will be merged into Target, and Merger Sub's separate corporate existence will thereupon cease. The mailing address of Merger Sub's principal executive offices is c/o Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, and its telephone number is (508) 650-8000.

TARGET THERAPEUTICS, INC.

     Target develops, manufactures and markets disposable and implantable medical devices used in minimally invasive procedures to treat vascular diseases of the brain associated with stroke and other disease sites accessible through small vessels of the circulatory system. Interventional physicians can navigate Target's variable stiffness microcatheters and guidewires through tortuous blood vessels not accessible using conventional catheters. Target's products are used to treat diseased, ruptured or blocked blood vessels in the brain responsible for stroke, the third leading cause of death in the United States. One of these products, the Guglielmi Detachable Coil ("GDC") system, is used to treat and prevent the rupture of cerebral aneurysms that are otherwise considered to be either inoperable or very high risk for surgery. In September 1995, Target obtained clearance from the United States Food and Drug Administration ("FDA") to market the GDC system in the United States. Target's products are also used in regions of the body other than the brain. Target's products are used prior to or in lieu of surgery and can significantly reduce procedural trauma, complexity, risk to the patient, cost and recovery time. In May 1996, Target completed the acquisition of Interventional Therapeutics Corporation ("ITC"), a manufacturer of specialized disposable catheters and embolization devices. Target currently markets its products through a direct sales force in North America and internationally through a network of 44 specialty distributors, its German subsidiary, Target Therapeutics International (Deutschland) GmbH, its joint venture in France, Target Guerbet Bio, and its joint venture in Japan with Century Medical, Inc. ("CMI"), a subsidiary of ITOCHU International, Inc.

RECENT DEVELOPMENTS

  Boston Scientific's 1996 Earnings

     On February 25, 1997, Boston Scientific announced financial results for its fourth quarter and year ended December 31, 1996. Net sales for the fourth quarter increased 34% to $409 million as compared to $305 million in the fourth quarter of 1995. Net income for the fourth quarter of 1996 increased 39% to $77 million, or $0.42 per share, compared to $55 million, exclusive of special charges, in the fourth quarter of 1995.

     Net sales for the year ended December 31, 1996 increased 29.5% to $1.462 billion as compared to $1.129 billion in 1995. Net income for the year ended December 31, 1996, exclusive of merger-related and special charges, increased 39% to $281 million compared to $202 million in 1995. Boston Scientific reported net income for 1996 of $167 million, or $0.92 per share, inclusive of merger-related and special charges of $114 million net-of-tax.

  Approval in Japan of the Guglielmi Detachable Coil

     On February 20, Target announced that it had received clearance from the Ministry of Health and Welfare in Japan to market the latest generation of the GDC System in Japan. Target intends to commercially launch the GDC system in Japan immediately, including a comprehensive training program in conjunction with leading Japanese neurointerventionalists.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to stockholders of Target in connection with the solicitation of proxies by the Target Board for use at the Target Special Meeting to be held on Tuesday, April 8, 1997 at 9:30 a.m., local time, at Target's principal offices located at 47201 Lakeview Boulevard, Fremont, California 94538, and any adjournments or postponements thereof.

     Representatives of Ernst & Young LLP, the independent auditors for Target, are expected to be present at the Target Special Meeting.

MATTERS TO BE CONSIDERED

     At the Target Special Meeting, holders of Target Common Stock will consider and vote upon a proposal to adopt the Merger Agreement, and such other matters as may properly be brought before the Target Special Meeting or any adjournments or postponements thereof. Target does not intend to bring any business other than the adoption of the Merger Agreement before the Target Special Meeting or any adjournments or postponements thereof. See "The Merger" and "Certain Provisions of the Merger Agreement."

VOTE REQUIRED

     Adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Target Common Stock. A vote by a stockholder of Target to adopt the Merger Agreement will constitute a vote to adopt the terms of, and the transactions contemplated by, the Merger Agreement (including the Merger).

     A majority of the shares entitled to vote at the Target Special Meeting, represented in person or by proxy, constitutes a quorum. The Target Special Meeting may be adjourned if a quorum is not present for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Target Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Target Special Meeting (except for any proxies that have theretofore been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

     Under the DGCL, in determining whether the proposal regarding the adoption of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against such proposal. Holders of Target Common Stock are entitled to one vote at the Target Special Meeting for each share of Target Common Stock held of record at the close of business on the Record Date. As of the Record Date, directors and executive officers of Target and their affiliates, in the aggregate, were entitled to vote approximately 1,530,609 shares of Target Common Stock, representing approximately 10.2% of the total shares entitled to vote at the Target Special Meeting. Of these shares, Collagen Corporation was entitled to vote approximately 1,275,888 shares, representing approximately 8.5% of the total shares entitled to vote at the Target Special Meeting.

     THE BOARD OF DIRECTORS OF TARGET HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, TARGET AND ITS STOCKHOLDERS. THE TARGET BOARD RECOMMENDS UNANIMOUSLY THAT STOCKHOLDERS OF TARGET VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; PROXIES

     The Target Board has fixed the close of business on February 28, 1997 as the Record Date for determining the stockholders of Target entitled to notice of and to vote at the Target Special Meeting. At the close of business on the Record Date, there were approximately 15,007,371 shares of Target Common Stock outstanding and entitled to vote, held of record by approximately 155 holders. Holders of shares of Target Common Stock entitled to vote at the Target Special Meeting (including any adjournments or postponements thereof) and which are represented by properly executed proxies in the form enclosed with this Proxy Statement/

Prospectus will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. To the extent instructions are not indicated on an otherwise properly executed proxy, shares will be voted in favor of the adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter that may properly come before the Target Special Meeting. A Target stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Target Special Meeting by (i) giving written notice of revocation bearing a later date than the proxy to the Secretary of Target, (ii) properly submitting to Target a duly executed proxy card relating to the same shares bearing a later date or (iii) attending the Target Special Meeting and voting in person. Attendance at the Target Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies by Target stockholders should be addressed as follows: Target Therapeutics, Inc., 47201 Lakeview Boulevard, Fremont, CA 94538 Attention:
Secretary, or hand-delivered to the Secretary of Target before the vote is taken at the Target Special Meeting.

HOLDERS OF TARGET COMMON STOCK SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS ADOPTED, HOLDERS OF TARGET COMMON STOCK WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING THEIR CERTIFICATES REPRESENTING SHARES OF TARGET COMMON STOCK.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies by mail, the directors, officers and employees of Target may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such persons, and Target will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Additionally, Target may decide to employ a third party to assist in the solicitation of proxies.

                                   THE MERGER

GENERAL

     The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference.

BACKGROUND OF THE MERGER

     On or about May 17, 1996, Peter M. Nicholas, Director, Co-Founder, Chairman and Chief Executive Officer of Boston Scientific, telephoned Gary R. Bang, President and Chief Executive Officer of Target, and suggested that they meet in order to renew their acquaintance, share perspectives on the future of health care and explore opportunities for a relationship between the two companies. Mr. Nicholas and Mr. Bang met in San Jose, California, on June 11, 1996, and discussed general business principles, current and anticipated trends in health care, their perspectives on the patent dispute between Target and Boston Scientific, and the characteristics of their respective organizations.

     On several occasions during the period between June 11 and October 2, 1996, Mr. Nicholas and Mr. Bang spoke briefly by telephone concerning Target's position with respect to current industry and market conditions. During these conversations, the two agreed to meet again on October 2.

     On October 2, 1996, Mr. Nicholas and Mr. Bang had an informal business lunch in Oakland, California, and engaged in a general discussion about industry and market conditions and trends.

     On October 9, 1996, Mr. Nicholas and Mr. Bang met in Oakland and discussed general market conditions and the potential for a strategic relationship between the companies. They also discussed for the first time the possibility of combining the two companies. They held a lengthy discussion of their respective strategies and personnel, as well as the cultural issues involved in a potential transaction. They talked extensively about Target's international business and structure and had an initial discussion concerning valuation. Following this meeting, Mr. Nicholas and Mr. Bang engaged in several telephone conversations during the remainder of October. They further discussed a possible combination of the companies, personnel matters, Target's joint venture relationships (particularly Target's Japanese joint venture) and how to proceed. They agreed to hold a meeting involving a limited number of attendees from each company for a business due diligence session.

     On October 22, 1996, at Boston Scientific's regular Board meeting, management advised the Directors of the discussions between Mr. Nicholas and Mr. Bang, and reviewed Target's history, its business and its markets. The Directors discussed the strategic fit between the two companies, the possible terms of a combination, and valuation issues.

     On November 6, 1996, at a regularly scheduled meeting of the Target Board, Mr. Bang introduced the possibility of a strategic transaction with Boston Scientific. The Target Board discussed the various available strategic options and alternatives involving relationships with third parties, as well as the benefits of retaining a financial advisor to assist the Target Board in evaluating these matters. The Target Board unanimously authorized Mr. Bang to seek an investment banking firm to represent Target. The Target Board also authorized Mr. Bang to continue preliminary discussions with Mr. Nicholas.

     On November 7, 1996, Mr. Nicholas and Mr. Bang spoke by telephone and agreed upon a due diligence process and a timetable for exploring a business combination.

     At a November 18, 1996 special meeting held by conference telephone, the Target Board unanimously authorized the engagement of Goldman Sachs as Target's financial advisor. On November 25, 1996, the Target Board held a special meeting in Chicago. At this meeting, the Target Board heard presentations from Goldman Sachs and Target's legal advisors regarding the strategic alternatives available to Target. Goldman Sachs presented information regarding the general market environment, recent and historical merger activity in the medical device industry, comparative stock price histories of Target relative to other medical device companies and broader market indices, and potential business combination partners. The Target Board also reviewed possible alternative courses of action. Goldman Sachs then reviewed the status of preliminary discussions with Boston Scientific, and the Target Board authorized management to enter into a confidentiality agreement with Boston Scientific.

     Beginning in late November, 1996, and throughout the remainder of the process resulting in the execution of the Merger Agreement, J. Daniel Cole, Senior Vice President and Group President for Vascular Business at Boston Scientific, spoke periodically to Mr. Bang by telephone, and discussed issues related to those being covered in the conversations between Mr. Nicholas and Mr. Bang during the same period.

     On December 2, 1996, the Target Board held a special meeting by conference telephone. Goldman Sachs again reviewed the status of discussions with Boston Scientific, noting that Boston Scientific had provided a preliminary and estimated valuation of Target, subject to further discussions and due diligence. Goldman Sachs also noted that Boston Scientific had requested a due diligence meeting, which would be held after execution of confidentiality agreements by the parties. The Target Board then reviewed with Goldman Sachs the preliminary valuation proposal, Target's financial projections and the related underlying assumptions, and the alternative courses of action available to Target. The Target Board authorized Mr. Bang and the company's other senior managers to proceed with the proposed due diligence meeting with Boston Scientific.

     On December 17, 1996, representatives of senior management and the financial advisors of the two companies met in Boston and reviewed the business and prospects of the two companies. Mr. Nicholas and Mr. Bang met alone after the meeting to review the information exchanged and to discuss scheduling and organizational issues. Following this meeting, the parties began to exchange non-public information and documents. This process continued up to the execution of the Merger Agreement. Before and after the December 17 meeting, the parties' financial advisors held periodic discussions regarding valuation issues and other terms of the potential transaction.

     On December 20, 1996, the Target Board held a special meeting by conference telephone. Mr. Bang reviewed the status of discussions with Boston Scientific regarding the possible combination of the companies. He noted that the parties had signed confidentiality agreements with standstill provisions dated as of November 27, 1996. He then discussed the business due diligence session held on December 17, 1996, and the subsequent meeting that evening between Mr. Bang and Mr. Nicholas. The Target Board then reviewed and discussed possible valuations for the company, business strategies, reasons for the proposed transaction, possible transaction structures, terms and pricing mechanisms and other potential acquirors. Mr. Bang noted that he had been informed by Target's financial advisor that another potential party had expressed interest in scheduling a meeting to discuss a possible transaction. The Target Board unanimously authorized Mr. Bang to continue discussions with Boston Scientific.

     On December 27, 1996, the Target Board held a special meeting by conference telephone. The Board unanimously agreed to form a Strategic Transaction Committee, consisting of directors Mr. Bang, Bill Davis and Richard Egen, to assist management in the negotiation of the possible transaction with Boston Scientific and/or any other potential transaction party. The Target Board noted that the appointment of the Committee was intended solely to facilitate the process by using a smaller group of directors, experienced in major merger and acquisition transactions, which could be convened more easily and quickly than the full Target Board. At this meeting, Goldman Sachs reviewed the status of the discussions with Boston Scientific and discussed with the Target Board various approaches to structuring the purchase price, as well as the implications of the different mechanisms. The Target Board also authorized management to schedule a meeting with the other potential transaction party. This meeting was cancelled by mutual agreement of Target and the other potential transaction party after the execution and announcement of the Merger Agreement.

     On January 4, 1997, Target's Strategic Transaction Committee met by conference telephone to review the status of discussions with Boston Scientific. Dr. Charles M. Strother, the Chairman of the Board of Target, also attended this meeting. The Committee and Goldman Sachs discussed issues including timing, scheduling and risks. The Strategic Transaction Committee also reviewed the potential dilutive effects of the proposed transaction to Boston Scientific's earnings per share and potential stock market reaction to an announcement by Boston Scientific of the proposed transaction. Management also discussed the potential synergies of a combination of Target with Boston Scientific and with the other potential strategic transaction partner previously identified to the Target Board and the Committee.

     The Strategic Transaction Committee met on January 11, 1997, via conference telephone. Dr. Strother also attended this meeting. Goldman Sachs and Target's legal advisor reviewed various issues relating to the status of Target's discussions with Boston Scientific and the proposed terms of the merger.

     On January 7 and 13, 1997, Mr. Nicholas and Mr. Bang spoke by telephone regarding the terms of the merger. On January 9, 10 and 11, the parties and their financial advisors spoke concerning valuation issues. Between January 10 and 16, the parties and their financial advisors held telephone negotiations on the terms of the transaction and scheduling issues.

     On January 14, 1997, the Target Board held a special meeting in Chicago to review with Target's management and financial and legal advisors the status of the proposed transaction. Target's financial and legal advisors summarized the status of negotiations and the results of the management due diligence review of Boston Scientific. Goldman Sachs then presented a financial analysis (using earnings estimates for Target prepared by its management and earnings estimates for Boston Scientific based on certain publicly available information) of Boston Scientific and Target and the proposed transaction, and Goldman Sachs and Target's legal counsel reviewed the current draft of the Merger Agreement and summarized certain of its key provisions.

     From January 16 through January 20, 1997, senior management representatives and counsel and financial advisors for both companies met in San Francisco to negotiate the Merger Agreement. During this period, representatives of the senior management of the parties, their counsel and their financial advisors met and exchanged additional non-public information and documents. Also on January 16, the Boston Scientific Board held a special meeting and approved the form and terms of the Merger Agreement, and took related actions, subject to the approval of the Target Board. Between January 17 and 19, 1997, the parties concluded negotiations concerning the terms the transaction.

     On January 20, 1997, the Target Board held a special meeting via conference telephone. At the meeting, Goldman Sachs, following a review of its financial analysis of the transaction, delivered to the Target Board its oral opinion that the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Target Common Stock. See "The Merger -- Opinion of Financial Advisor to Target." Target's legal counsel reviewed the final draft of the Merger Agreement and the resolution of previously outstanding issues relating to the Merger Agreement. After considering the presentations of its financial and legal advisors and the factors described in "The Merger -- Target's Reasons for the Merger; Recommendation of Target's Board of Directors," the Target Board unanimously (a) determined that the terms of the Merger were fair to, and in the best interests of, the holders of Target Common Stock, (b) approved the terms of the Merger Agreement and authorized Target's officers to execute the Merger Agreement and to undertake all acts necessary or desirable to complete the Merger, (c) recommended approval of the Merger Agreement by the holders of Target Common Stock, and (d) ratified and approved all actions taken previously by Target's officers and directors in connection with the Merger. In addition, the Target Board amended the Preferred Shares Rights Agreement, dated September 21, 1994, between Target and The First National Bank of Boston, as the Rights Agent, as amended on May 7, 1996, to exclude the Merger from its operation and approved certain amendments to Change of Control Agreements between Target and its officers to conform such agreements to the terms adopted and approved by the Target Board at its meeting of May 8, 1996.

     On January 20, 1997, the Merger Agreement was executed.

BOSTON SCIENTIFIC'S REASONS FOR THE MERGER

     The Boston Scientific Board has determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Boston Scientific. Accordingly, the Boston Scientific Board has unanimously approved the Merger Agreement. In reaching its determination, the Boston Scientific

Board consulted with Boston Scientific's management, as well as its legal counsel and financial advisor, and considered a number of factors, including, without limitation, the following:

          1. The Boston Scientific Board believes that its customers are seeking to do business with fewer vendors and only those suppliers that can deliver a high volume of broad-based technologies that are truly cost-effective, and where possible, improve outcomes. The Merger responds to the changing needs of this evolving customer base by filling gaps in Boston Scientific's existing catheter product line, thereby allowing the combined company to offer one of the broadest product lines in the world for less invasive diagnosis and therapy.

          2. The Boston Scientific Board believes that combining Boston Scientific and Target will create a company that is better positioned than either company would be separately to adapt to, and benefit from, technological and other developments in less invasive diagnosis and therapy resulting in the acceleration of product and technological innovation. In addition, the Boston Scientific Board believes that the Merger will help to achieve a speedier development of the products and markets on which Target is focused.

          3. The Boston Scientific Board believes that the Merger will offer potential cost advantages through the consolidation and integration of certain manufacturing, distribution and administrative operations and functions. The Boston Scientific Board also believes that the Merger will result in greater sales of Target's products because of Boston Scientific's more extensive marketing and sales organization and its larger network of established customers for less invasive diagnosis and therapy.

          4. The Boston Scientific Board believes that the changing health care environment, including the increasing emphasis on cost containment, the emergence of large managed-care buying groups, the consolidation of hospitals and other providers and the potential for increased federal regulation, requires a successful medical device company to have a certain strategic mass to compete effectively in the market and to absorb the pressures of the managed-care structure. This belief is supported by the consolidation and refocusing taking place among manufacturers and suppliers of pharmaceuticals and medical devices. This Merger is expected to assist the combined company to achieve the necessary strategic mass.

     In view of the wide variety of factors considered by the Boston Scientific Board, it did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the Boston Scientific Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interest of, Boston Scientific.

TARGET'S REASONS FOR THE MERGER; RECOMMENDATION OF TARGET'S BOARD OF DIRECTORS

     The Target Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Target and its stockholders. Accordingly, the Target Board has unanimously approved the Merger Agreement and recommends unanimously that the stockholders of Target vote FOR adoption of the Merger Agreement. In reaching its determination, the Target Board consulted with Target's management, as well as its legal counsel and financial advisor, and considered the following material factors:

          1. the opportunity that the Merger affords Target's stockholders to reduce their exposure to the risks inherent in Target's reliance on a limited number of products, primarily in the international neuroradiology market, and the difficulties in competing against larger companies with more diversified product lines and greater financial resources, and the fact that the consideration per share of Target Common Stock appropriately recognizes the significant value of Target's business;

          2. the changing health care environment and the increasing emphasis on cost containment, including the emergence of large managed care buying groups and hospital consolidations;

          3. the consolidation taking place among suppliers of medical devices and equipment, which suggests that large companies will be better able to compete in these industries and that it is an attractive time for smaller companies to consider strategic alternatives;

          4. the fact that a number of Target's competitors in the interventional neuroradiology market have already been acquired by large medical device companies;

          5. the possible opportunity for Target to gain greater market strength and market recognition with the consolidating health care customer base by combining with a large company; and the opportunity for Target as a result of the Merger to offer its products as part of a broad range of medical products and devices;

          6. the ability the Merger affords Target to utilize the resources of the combined companies to develop additional products and new applications for existing products for customers and to develop those products more rapidly;

          7. potential revenue synergies, including the ability to market Target's products through Boston Scientific's international distribution channels and to sell Target's products together with Boston Scientific's products;

          8. potential cost synergies, through consolidation and integration of certain manufacturing, distribution, sales and administrative operations and functions;

          9. the role that Target management, which the Target Board believes is experienced and proven in interventional neuroradiology products, will play in the overall management of the interventional neuroradiology business of the combined company;

          10. information concerning the financial performance and condition, business operations and prospects of each of Boston Scientific and Target;

          11. the fact that the Merger would allow holders of Target Common Stock to retain an equity interest in the combined company and to achieve greater liquidity than could be achieved by continuing to hold Target Common Stock;

          12. the Exchange Ratio and recent trading prices for Target Common Stock and Boston Scientific Common Stock; and the fact that the consideration per share of Target Common Stock that may be received under the Merger Agreement represents a substantial premium over recent historical trading prices of Target Common Stock and appropriately recognizes the significant value of Target's business;

          13. the likelihood of consummation of the Merger, including the terms and conditions of the Merger Agreement, and the limited conditions to the consummation of the Merger;

          14. the relative lack of impediments to Target's ability to accept another offer at a higher price included in the Merger Agreement;

          15. the expectation that the Merger will be nontaxable to the stockholders of Target for federal income tax purposes;

          16. the financial analyses of Goldman Sachs described herein and the oral opinion of Goldman Sachs that, as of January 20, 1997, the Exchange Ratio was fair to the stockholders of Target (See "The Merger -- Opinion of Financial Advisor to Target"); and

          17. the opportunity for stockholders of Target to vote on whether to adopt the Merger Agreement.

     In view of the wide variety of factors considered by the Target Board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making its determination. Consequently, the Target Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of, Target and its stockholders. THE TARGET BOARD UNANIMOUSLY RECOMMENDS THAT TARGET STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite vote of Target's stockholders and all other conditions to the Merger are satisfied or waived (other than those conditions that can be satisfied on the closing date), the Merger will be consummated and effected at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as agreed to by the parties to the Merger Agreement and specified in such Certificate of Merger). The Merger Agreement provides that Boston Scientific and Target will cause the Effective Time to occur as promptly as practicable, but in no event later than the fifth business day following the satisfaction or waiver of all of the conditions (other than those conditions that can be satisfied on the closing date) set forth in the Merger Agreement. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Target immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Subject to the terms of the Merger Agreement concerning the indemnification of officers and directors, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation will be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof will be amended as of the Effective Time to read as follows: "the name of the Corporation is Target Therapeutics, Inc.," and (b) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. See "Risk Factors -- Conflicts of Interest." The Merger Agreement may be terminated prior to the Effective Time by either Boston Scientific or Target in certain circumstances, whether before or after adoption of the Merger Agreement by the Target stockholders. See "Certain Provisions of the Merger
Agreement -- Termination."

CONVERSION OF SHARES OF TARGET COMMON STOCK

     If the required adoption of the Merger Agreement by Target's stockholders is obtained and all other conditions to the Merger are satisfied or waived, then Merger Sub will be merged into Target, which will be the Surviving Corporation and which will thereupon become a wholly owned subsidiary of Boston Scientific. In the Merger, each share of Target Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to the Merger Agreement) will be converted into the right to receive 1.07 shares of Boston Scientific Common Stock, and any cash to be paid in lieu of fractional shares of Boston Scientific Common Stock. The Exchange Ratio is fixed and, accordingly, will not vary with either increases or decreases in the price per share of Boston Scientific Common Stock.

OPINION OF FINANCIAL ADVISOR TO TARGET

     On January 20, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors of Target that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Target Common Stock. Goldman Sachs confirmed its oral opinion by delivery of its written opinion dated January 20, 1997.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JANUARY 20, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF TARGET ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with this opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Target for the five fiscal years ended March 31, 1996;
(iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Target; (iv) certain other communications from Target to its stockholders;
(v) certain internal financial analyses and forecasts for Target prepared by its management; (vi) Annual Reports to Stockholders and Annual Reports on Form 10-K of Boston Scientific for the four years ended December 31, 1995; (vii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Boston Scientific; and

(viii) certain other communications from Boston Scientific to its stockholders. Goldman Sachs also held discussions with members of the senior management of Target and Boston Scientific regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Target Common Stock and Boston Scientific Common Stock, compared certain financial and stock market information for Target and Boston Scientific with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of its opinion. Boston Scientific did not make available to Goldman Sachs its projections of expected future performance. Accordingly, Goldman Sachs' review with respect to such information was limited to discussions with management of Boston Scientific of research analysts' estimates for 1996 and 1997. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Target or Boston Scientific or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs did not solicit other bids or offers for Target. Goldman Sachs' opinion does not constitute a recommendation as to how any holder of Target Common Stock should vote with respect to such transaction.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to Target's Board of Directors on January 20, 1997. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Exhibit B.

          (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Target Common Stock. Such analysis indicated that the price per share of Target Common Stock to be paid pursuant to the Merger Agreement represented a premium of 63.7% based on the Exchange Ratio pursuant to the Merger Agreement and a price of $46.75 per share of Target Common Stock (the per share closing price of Target on January 17, 1997) and $71.50 per share of Boston Scientific (the per share closing price of Boston Scientific on January 17, 1997).

          (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Target and Boston Scientific to corresponding financial information, ratios and public market multiples for two groups of publicly traded corporations: C. R. Bard, Inc., Guidant Corporation, Medtronic, Inc., St. Jude Medical, Inc., Thermo Cardiosystems Inc., Johnson & Johnson, Pfizer Inc., Becton, Dickinson and Company, and Abbott Laboratories (the "Large Cap Selected Companies") and Arterial Vascular Engineering, Inc., Arrow International, Inc., CardioThoracic Systems, Inc., Endosonics Corporation, Heartport, Inc., InControl, Inc., Physio-Control International Corporation, PLC Systems Inc., and Ventritex, Inc. (the "Small and Medium Cap Selected Companies"). The Large Cap Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar in certain respects to Target and Boston Scientific and the Small and Medium Cap Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar in certain respects to Target. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Target and Boston Scientific were calculated using a price of $46.75 per share of Target Common Stock and a price of $71.50 per share of Boston Scientific Common Stock, the respective closing prices of the Target Common Stock on the Nasdaq and the Boston Scientific Common Stock on the NYSE on January 17, 1997, the last full trading day prior to the date that the Merger Agreement was executed. The multiples and ratios for Target and Boston Scientific and for each of the Large Cap Selected Companies and Small and Medium Cap Selected Companies were based on the most recent publicly available information. This analysis showed, among other things, that (i) the price/earnings ratios using estimated 1997 earnings (based on Institutional Brokers Estimate System ("IBES") estimates as of January 17, 1997, calendarized to a December year end) of the Large Cap Selected Companies and the Small and Medium Cap Selected Companies ranged from 13.9x to 58.0x and 18.5x to 362.5x, respectively, compared to 40.7x for Target and 33.3x for Boston Scientific, (ii) the price/earnings ratios using estimated 1998 earnings (based on IBES estimates as of January 17, 1997, calendarized to a December year end) of the Large Cap Selected Companies and the Small and Medium Cap Selected Companies ranged from 12.5x to 31.5x and 14.9x to 32.7x, respectively, compared to 31.2x for Target and 26.3x for Boston Scientific, and (iii) the five-year earnings per share ("EPS") growth rate (provided by IBES) of the Large Cap Selected Companies and the Small and Medium Cap Selected Companies ranged from 11.5% to 20.0% and 17.8% to 100.0%, respectively, compared to 30.0% for Target and 25.0% for Boston Scientific.

          (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis under the following two scenarios: (a) using the management of Target's projections through fiscal year 2002 (the "First Management Case") and (b) using the management of Target's projections through fiscal year 2000 (the "Second Management Case").

          Goldman Sachs calculated a net present value of free cash flows for the fiscal years 1997 through 2002 using discount rates ranging from 25% to 40%. Goldman Sachs calculated Target's terminal values in fiscal year 2002 based on forward price/earnings multiples ranging from 20x to 30x. These terminal values were then discounted to present value using discount rates ranging from 25% to 40%. Using Target's terminal values in fiscal year 2002 based on forward price/earnings multiples ranging from 20x to 30x and discounting these terminal values to present value using discount rates ranging from 25% to 40%, the implied per share values of Target Common Stock ranged from $45.77 to $113.07 in the First Management Case.

          Goldman Sachs calculated a net present value of free cash flows for the fiscal years 1997 through 2000 using discount rates ranging from 19% to 25%. Goldman Sachs calculated Target's terminal values in fiscal year 2000 based on forward price/earnings multiples ranging from 20x to 30x. These terminal values were then discounted to present value using discount rates ranging from 19% to 25%. Using Target's terminal values in fiscal year 2000 based on forward price/earnings multiples ranging from 20x to 30x and discounting these terminal values to present value using discount rates ranging from 19% to 25%, the implied per share values of Target Common Stock ranged from $40.06 to $66.21 in the Second Management Case.

          (iv) Selected Acquisitions Analysis. Goldman Sachs analyzed certain information relating to selected acquisitions in the medical device industry since 1990 in which the aggregate consideration was greater than $750 million (the "Selected Acquisitions"). Such analysis indicated that for the Selected Acquisitions (i) levered aggregate consideration as a multiple of latest twelve month ("LTM") sales ranged from 1.6x to 5.2x, with a mean of 3.2x, as compared to 13.5x for the levered aggregate consideration to be received in the Merger, (ii) the multiple of LTM net income ranged from 20.7x to 28.4x, with a mean of 25.5x, as compared to 91.2x for the equity consideration to be paid in the Merger, (iii) levered aggregate consideration as a multiple of LTM earnings before interest and taxes ("EBIT") ranged from 12.0x to 27.8x, with a mean of 17.2x, as compared to 68.1x for the levered aggregate consideration to be paid in the Merger, and (iv) the percentage premium paid based on the stock prices of the companies involved four weeks prior to announcement of the acquisition (as provided by Securities Data Corporation) ranged from 22.1% to 46.2%, with a mean of 27.1%, as compared to the 63.7% premium being paid for Target Common Stock pursuant to the Merger Agreement.

          (v) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using calendarized earnings estimates for Target prepared by its management and earnings estimates for Boston Scientific based on median IBES estimates for the years 1997, 1998 and 1999, Goldman Sachs compared the EPS of Boston Scientific Common Stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis under the following three scenarios: (a) before taking into account estimates by the managements of Boston Scientific and/or Target of potential pre-tax synergies (the "No Synergies Case"), (b) assuming the recognition of $20.5 million of synergies in 1997 and $41 million in each of 1998 and 1999 (the "High Synergies Case"), and
     (c) assuming the recognition of $17.9 million of synergies in each of 1997, 1998 and 1999 (the "Low Synergies Case"). The analyses assume that the Merger and the realization of synergies occurred on

     January 1, 1997. Goldman Sachs assumed that the Merger would be accounted for using "pooling-of-interests" accounting. Goldman Sachs performed this analysis based on a price of $71.50 per share of Boston Scientific (the per share price of Boston Scientific on January 17, 1997). Based on such analyses, the proposed transaction would provide EPS dilution of 4.3%, 4.2% and 3.9% to Boston Scientific's stockholders in 1997, 1998 and 1999, respectively, in the No Synergies Case, dilution of 1.1% to Boston Scientific's stockholders in 1997 and accretion 0.8% and 0.0% to Boston Scientific's stockholders in 1998 and 1999, respectively, in the High Synergies Case, and dilution of 1.5%, 2.0% and 2.2% to Boston Scientific's stockholders in 1997, 1998 and 1999, respectively, in the Low Synergies Case.

          (vi) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, sales, EBIT and net income for Target and Boston Scientific and the pro forma combined entity resulting from the Merger based, in the case of Target, on the management of Target's financial projections calendarized, and, in the case of Boston Scientific, on the most current research analyst estimates of sales and EBIT projections of Boston Scientific (dated as of October 14, 1996) and IBES estimates of net income projections of Boston Scientific. The analysis indicated that the stockholders of Target would receive 8.9% of the outstanding common equity of the combined companies after the Merger (based on the Exchange Ratio). Goldman Sachs also analyzed the relative income statement contribution of Target and Boston Scientific to the combined companies on a pro forma basis before taking into account any of the possible benefits that may be realized following the Merger based on estimated calendarized years 1996, 1997, 1998 and 1999, based on financial data with respect to Target provided to Goldman Sachs by Target and certain publicly available information with respect to Boston Scientific. This analysis indicated that Target would have contributed 5.6%, 5.8%, 6.0% and 6.4% to combined sales, 4.0%, 4.0%, 4.3% and 4.6% to combined EBIT, and 4.9%, 4.8%, 4.9% and 5.2%
     to combined net income in estimated calendar years 1996, 1997, 1998 and 1999, respectively.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Target or Boston Scientific or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Target Board of Directors as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to the holders of Target Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Target, Boston Scientific, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to the Board of Directors of Target was one of many factors taken into consideration by the Target Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Exhibit B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Target having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs have also provided certain investment banking services to Boston Scientific from time to time including acting as lead managing underwriter of its initial public offering in 1992 and may provide investment banking services to Boston Scientific in the future. Target selected Goldman

Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Target and/or Boston Scientific for its own account and for the account of customers. As of January 20, 1997, for its own account, Goldman Sachs was short 284,776 shares of Boston Scientific Common Stock and long 4,000 call option contracts to purchase Boston Scientific Common Stock and long 6,000 put option contracts to sell Boston Scientific Common Stock.

     Pursuant to a letter agreement dated November 8, 1996 (the "Engagement Letter"), Target engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of Target. Pursuant to the terms of the Engagement Letter, Target has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.75% of the aggregate consideration paid in the Merger. Target has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material federal income tax consequences of the Merger to Boston Scientific, Target and holders of Target Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to Target stockholders in special tax situations (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or non-U.S. persons) or to Target's stockholders who acquired their shares of Target Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not discuss tax consequences to holders of outstanding Target warrants or stock options.

     Neither Boston Scientific nor Target has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger, and the opinion of counsel to Target as to the federal income tax consequences of the Merger set forth in the next paragraph will not be binding on the IRS.

     Venture Law Group, outside counsel to Target, is of the opinion that, under present federal income tax law, and based on (i) the receipt prior to the Effective Time of certain representations of Boston Scientific, Target and Collagen Corporation (a significant stockholder of Target), in form and substance satisfactory to Venture Law Group, (ii) the assumption that the continuity of interest requirement (described below) will be satisfied, and
(iii) the assumption that the Merger and related transactions will take place as described in the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. Under the Merger Agreement, it is a condition precedent to Target's obligation to consummate the Merger that Venture Law Group deliver to Target an opinion to the effect of the foregoing, and, if the condition is not waived by Target, a copy of such opinion to Boston Scientific, prior to the Effective Time. To satisfy the "continuity of interest" requirement, Target stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Target Common Stock in anticipation of the Merger or (ii) the Boston Scientific Common Stock to be received in the Merger such that Target stockholders, as a group, would no longer have a significant equity interest in the Target business being conducted after the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied.

     Provided that the Merger qualifies as a reorganization, (i) no gain or loss will be recognized by Target's stockholders upon the conversion of their shares of Target Common Stock into shares of Boston Scientific Common Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares), (ii) the tax basis of the shares of Boston Scientific Common Stock into which shares of Target Common Stock are converted pursuant to the Merger (including any fractional shares of Boston Scientific Common Stock deemed received) will be the same as the tax basis of such Target Common Stock exchanged therefor, and (iii) the holding period for shares of Boston Scientific Common Stock into which shares of Target Common Stock are converted pursuant to the Merger will include the period that such shares of Target

Common Stock were held by the holder, provided that such shares were held as a capital asset by the holder at the Effective Time. In addition, neither Boston Scientific nor Target will recognize any taxable gain or loss as a result of the Merger.

     Any Target stockholder who receives cash in lieu of a fractional share of Boston Scientific Common Stock will be treated for federal income tax purposes as if the cash was received in payment for a fractional share, and such Target stockholder will therefore recognize gain or loss equal to the difference between the cash received and such stockholder's tax basis in the fractional share. If such Target Common Stock was held as a capital asset, the gain or loss will be capital gain or loss if the payment is considered substantially disproportionate or not essentially equivalent to a dividend under Section 302(b) of the Code.

     A successful IRS challenge to the reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in Target stockholders recognizing taxable gain or loss with respect to each share of Target Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Boston Scientific Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Boston Scientific Common Stock so received would equal fair market value of such stock as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Merger.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. TARGET'S STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling-of-interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling-of-interests" method of accounting is intended to present as a single interest two or more common stockholder interests which were previously independent. The "pooling-of-interests" method of accounting assumes that the combining companies have been merged from inception. Consequently, the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined. See "The
Merger -- Conditions to the Consummation of the Merger" and "Unaudited Pro Forma Combined Condensed Financial Information."

     Under the Merger Agreement, Target and Boston Scientific must use their best efforts to cause the Merger to qualify, and will not take any actions which could prevent the Merger from qualifying, for "pooling-of-interests" accounting treatment. In addition, it is a condition precedent to the Merger that Boston Scientific and Target receive letters from Ernst & Young LLP regarding that firm's concurrence with Boston Scientific management's and Target management's conclusions, as to the appropriateness of "pooling-of-interests" accounting for the Merger, under Accounting Principles Board No. 16, if closed and consummated in accordance with the terms of the Merger Agreement. See "Certain Provisions of the Merger Agreement -- Conditions to Consummation of the Merger."

RESALE OF BOSTON SCIENTIFIC COMMON STOCK; AGREEMENTS WITH AFFILIATES OF TARGET AND BOSTON SCIENTIFIC

     The shares of Boston Scientific Common Stock to be issued in the Merger will be registered under the Securities Act on a registration statement of which this Proxy Statement/Prospectus is a part (the

"Registration Statement"), thereby allowing such shares of Boston Scientific Common Stock to be traded without restriction by all holders not deemed to be affiliates of Target prior to the consummation of the Merger.

     Target has obtained from each principal executive officer, each director and each other person who may be deemed to be an affiliate of Target as of the date of the Merger Agreement an agreement (a "Target Affiliates Agreement") pursuant to which, among other things, such person has agreed not to sell, transfer or otherwise reduce risk with respect to any shares of Target Common Stock or Boston Scientific Common Stock during the 30-day period immediately preceding the Effective Time and until such time after the Effective Time as Boston Scientific has publicly released a report including the combined financial results of Boston Scientific and Target for a period of at least 30 days of combined operations of Boston Scientific and Target within the meaning of Accounting Series Release No. 130, as amended, of the Commission. Compliance with the Target Affiliates Agreement is an element required for the Merger to be accounted for as a "pooling-of-interests."

     Boston Scientific has obtained from each person who may be deemed to be an affiliate of Boston Scientific as of the date of the Merger Agreement an agreement (a "Boston Scientific Affiliates Agreement") pursuant to which, among other things, such person has agreed not to sell, transfer or otherwise reduce risk with respect to any shares of Target Common Stock or Boston Scientific Common Stock during the 30-day period immediately preceding the Effective Time and until such time after the Effective Time as Boston Scientific has publicly released a report including the combined financial results of Boston Scientific and Target for a period of at least 30 days of combined operations of Boston Scientific and Target within the meaning of Accounting Series Release No. 130, as amended, of the Commission. Compliance with the Boston Scientific Affiliates Agreement is an element required for the Merger to be accounted for as a "pooling-of-interests."

     It is a condition of the Merger that Boston Scientific receive a Target Affiliates Agreement and Target receive a Boston Scientific Affiliates Agreement from each person who becomes an affiliate of Target or Boston Scientific between the date of the Merger Agreement and the Effective Time.

REGULATORY APPROVALS

     The Merger is subject to the requirements of the HSR Act and the rules promulgated thereunder by the FTC, which prohibit consummation of the Merger unless notice has been given and certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.

     Boston Scientific and Target each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 28, 1997. The required waiting period under the HSR Act expired on February 27, 1997. Nevertheless, at any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under federal antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Target by Boston Scientific, in whole or in part, or the divestiture of substantial assets of Boston Scientific, its subsidiaries or Target. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based on an examination of information available to Boston Scientific and Target relating to the businesses in which Boston Scientific, its subsidiaries and Target are engaged, Boston Scientific and Target believe that consummation of the Merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Boston Scientific and Target will prevail.

     Neither Boston Scientific nor Target is aware of any other governmental approvals or actions that may be required for consummation of the Merger, except for the filing and recordation of appropriate Merger documents as required by the DGCL. Pursuant to the Merger Agreement, Boston Scientific and Target each have agreed to use reasonable best efforts to do all things necessary, proper or advisable to consummate the transaction contemplated by the Merger Agreement as promptly as possible. Boston Scientific and Target have agreed to use their reasonable best efforts to obtain in a timely manner from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Boston Scientific or Target or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger.

STOCK EXCHANGE LISTING

     Boston Scientific will file an application to list the shares of Boston Scientific Common Stock to be issued in connection with the Merger on the NYSE. Such listing is a condition to consummation of the Merger.

CONFLICTS OF INTEREST

     In considering the recommendation of the Target Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of Target Common Stock should be aware that certain members of Target's management and of the Target Board have interests in the Merger that are in addition to the interest of Target stockholders generally.

     Change of Control Agreements. Target has entered into change of control agreements with the following officers of Target: Gary R. Bang, President and Chief Executive Officer, and Richard Cappetta, Jeani Delagardelle, William H. Dippel, Ray H. Dormandy, Jr., Erik Engelson, John Meyer, Timothy Mills, Kevin Riley, Patrick Rivelli, Hiram Chee, John G. Schulte, Abhijit Acharya, and Robert McNamara (each, other than Mr. Bang, a "Change of Control Officer"). The agreements provide for certain benefits in the event of a Change of Control (as defined below) and in the event that Mr. Bang's or a Change of Control Officer's employment with Target is terminated at any time within two years after a Change of Control (as defined below).

     Under his change of control agreement, if Mr. Bang is terminated as a result of an Involuntary Termination (as defined below) other than for Cause (as defined below), he will be entitled to receive payments for two years equal to the salary and bonus he was entitled to receive prior to the Change of Control. If a Change of Control Officer is terminated under such conditions, such officer will be entitled to receive payments for one year equal to the salary and bonus he or she was entitled to receive prior to the Change of Control. In addition, Mr. Bang and each Change of Control Officer will be entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which the Involuntary Termination occurs. Mr. Bang will also be entitled to receive certain employee benefits for two years, and all the Change of Control Officers will be entitled to receive benefits for one year after such Involuntary Termination. Mr. Bang and each Change of Control Officer will also be entitled to receive certain outplacement services. Because there will be a change in the job duties, responsibilities and requirements of Mr. Bang as a result of the Merger, any termination of his employment by Mr. Bang will be treated as an Involuntary Termination other than for Cause.

     Under the terms of an earlier agreement between Target and Mr. Bang, which was memorialized in resolutions of the Target Board dated April 30, 1993, all unvested Target Options granted to Mr. Bang will immediately vest on the date of a Change of Control, including the Merger. In addition, unvested Target Options granted to Robert McNamara, Target's Chief Financial Officer, pursuant to the initial agreement between Target and Mr. McNamara on the commencement of his employment with Target, will immediately vest on the date of a change of control, including the Merger. In the event of a transaction in which one person becomes the beneficial owner of 50% or more of Target's outstanding voting securities without the approval of the Target Board, all unvested Target Options granted to a Change of Control Officer will also immediately vest on the date of such transaction. In the event of any other transaction resulting in a Change of Control, including the Merger, one-half of all unvested Target Options granted to any Change of Control Officer (other than certain Target Options granted to Mr. McNamara on the commencement of his employment) will immediately vest on the date of such Change of Control. The remaining unvested Target Options held by such officer will vest at the same rate provided for in the agreement pursuant to which the options were granted. Additionally, if a Change of Control Officer is terminated as a result of an Involuntary Termination other than for Cause, such officer's Target Options will immediately vest.

     If any payments under the change of control agreements result in the imposition of an excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid the imposition of such excise tax.

     The term "Involuntary Termination" of Mr. Bang or any Change of Control Officer, as used in each agreement, includes any termination by Target other than for Cause and Mr. Bang's or any of the Change of Control Officer's voluntary termination in the following circumstances: a material reduction of job duties inconsistent with Mr. Bang's or a Change of Control Officer's position with Target and Mr. Bang's or a Change of Control Officer's prior duties, responsibilities and requirements, a reduction of base salary that is not part of a general decrease in base salaries for most officers of the successor corporation, and refusal to relocate to a facility more than 30 miles from Target's current location. Because there will be a change in the job duties, responsibilities and requirements of Mr. Bang as a result of the Merger, any termination of his employment will be treated as an Involuntary Termination other than for Cause.

     The term "Change of Control," as used in each agreement, includes the following events: (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Target representing 15% or more of the total voting power represented by Target's then outstanding voting securities without the approval of the Target Board; (ii) a merger or consolidation of Target whether or not approved by the Target Board, other than a merger or consolidation which would result in the voting securities of Target outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Target or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Target approve a plan of complete liquidation of Target or an agreement for the sale or disposition by Target of all or substantially all of Target's assets; or (iii) a change in the composition of the Target Board, as a result of which fewer than a majority of the directors are Incumbent Directors. The term "Incumbent Directors," as used in each agreement, means those directors who either are directors of Target as of the date of that agreement, or who are elected or nominated for election to the Target Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. Incumbent Directors will not include any individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of Target.

     The term "Cause," as used in each agreement, is defined as (i) gross negligence or willful misconduct in the performance of Mr. Bang's or a Change of Control Officer's duties to Target where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to Target or its subsidiaries, (ii) repeated unexplained or unjustified absence from Target, (iii) a material and willful violation of any federal or state law, (iv) commission of any act of fraud with respect to Target, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Target, in each case as determined in good faith by the Target Board.

     It is expected that Mr. Bang, Target and Boston Scientific will enter into a an employment agreement (the "Employment Agreement") to become effective as of the Effective Time. The Employment Agreement would supersede both Mr. Bang's change of control agreement and the earlier agreement between Mr. Bang and Target, which was memorialized in the resolutions of the Target Board dated April 30, 1993. The terms of the Employment Agreement are substantially similar to the terms of these earlier agreements, except that under the Employment Agreement (i) Mr. Bang may not be terminated by Boston Scientific without cause prior to December 31, 1997, (ii) five months' prior notice is required for Boston Scientific or Mr. Bang to terminate Mr. Bang's employment and (iii) Mr. Bang has agreed not to compete in the field of interventional neuroradiology for a period of two (2) years following the Effective Date.

     Director Stock Options. In accordance with the terms of the Target 1991 Directors Stock Option Plan (the "Directors Plan"), by virtue of the Merger, all unvested Target Options granted held by non-employee directors under the Directors Plan shall become immediately exercisable on the Effective Date of the Merger.

     Employee Benefits. The Merger Agreement provides that following the Effective Time, Boston Scientific will grant all employees of Target and each subsidiary of Target (each, a "Subsidiary") credit for all service (to the same extent as service with Boston Scientific or any subsidiary of Boston Scientific is taken into account with respect to similarly situated employees of Boston Scientific and the subsidiaries of Boston

Scientific) with Target and any Subsidiary and their respective predecessors prior to the Effective Time for all purposes as if such service with Target or any Subsidiary was service with Boston Scientific or any subsidiary of Boston Scientific (provided, however, that no such past service credit will be granted to the extent that it would result in duplicative accrual of benefits for the same period of service), and, with respect to any medical or dental benefit plan, Boston Scientific will waive any preexisting condition exclusions and actively-at-work requirements (provided, however, that no such waiver will apply to a pre-existing condition of any employee of Target or any Subsidiary who was, as of the Effective Time, excluded from participation in an employee benefit plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependent will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Boston Scientific or subsidiaries of Boston Scientific. Boston Scientific will provide or will cause Target and each Subsidiary to provide benefits to any employee of Target and each Subsidiary which are not less favorable in the aggregate than the benefits provided to similarly situated employees of Boston Scientific and subsidiaries of Boston Scientific.

     Employee Stock Purchase Plan. The Merger Agreement provides that Target will take all actions necessary pursuant to the terms of the 1991 Employee Stock Purchase Plan (the "ESPP") in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date will occur prior to the Effective Time and shares of Target Common Stock will be purchased by ESPP participants prior to the Effective Time. The Current Offering will expire immediately following such new purchase date, and the ESPP will terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Target will take no action, pursuant to the terms of the ESPP, to commence any new offering period.

     The Merger Agreement further provides that Boston Scientific will cause each participant in the ESPP who becomes employed by Boston Scientific or any of its subsidiaries to become eligible to participate in the Boston Scientific employee stock purchase plan, with such eligibility to participate commencing no later than the regular offering commencement date under such Boston Scientific plan first occurring at least 30 days following the Effective Time; provided, however, that if the period between the Effective Time and such regular offering commencement date exceeds three months, then Boston Scientific will cause the Boston Scientific employee stock purchase plan to be amended, to the extent necessary, to allow ESPP participants to participate in such plan on the earliest practicable date within such three-month period.

     Indemnification; Insurance and Indemnification Agreements. Under the Merger Agreement, Boston Scientific and the Surviving Corporation have agreed that the indemnification obligations set forth in Target's Certificate of Incorporation and Target's By-Laws, in each case as of the date of the Merger Agreement, will survive the Merger (and, prior to the Effective Time, Boston Scientific will cause the Certificate of Incorporation and By-Laws of Merger Sub to include such provisions), and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder. From and after the Effective Time, such obligations will be the joint and several obligations of the Boston Scientific and the Surviving Corporation and, by executing the Merger Agreement, Boston Scientific hereby expressly assumed such obligations. Additionally, the Surviving Corporation and Boston Scientific have agreed to honor and fulfill in all respects the obligations of Target pursuant to indemnification agreements with Target's directors and officers existing at or before the Effective Time.

     Directors' and Officers' Liability Insurance. Under the Merger Agreement, the Surviving Corporation agreed to use its reasonable best efforts to maintain in effect, for four years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by Target's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend pursuant to this provision more than an amount per year equal to 200% of current annual premiums paid by Target for such insurance (which premiums Target represented and warranted to be $227,000 in the aggregate as of the date of the Merger Agreement); and provided further that if the annual premiums exceed such amount, Boston Scientific will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Retention Bonuses. The Merger Agreement provides that Target may, after consultation with Boston Scientific, enter into agreements with employees of Target for the purpose of providing retention bonuses. In the aggregate, such retention bonuses shall not exceed $300,000 or include the grant of options to purchase in excess of 250,000 shares of Target Common Stock, provided, however, that the terms of such grant shall be consistent with Target's policy and otherwise consistent in all material respects with past practice.

     Target Year End Bonus Plan. The Merger Agreement provides that Target may, after consultation with Boston Scientific, grant fiscal year-end (March 31, 1997) bonuses to all employees, including executive officers, in accordance with the Company's policy outstanding prior to the date of Merger Agreement and otherwise in a manner consistent in all material respects with past practice.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

CONVERSION OF SECURITIES

     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of Target's securities, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock owned by Target as treasury shares or by Boston Scientific or any of its subsidiaries, which will be cancelled) will be converted into the right to receive 1.07 shares of Boston Scientific Common Stock. The Exchange Ratio is fixed and, accordingly, will not vary with either increases or decreases in the price per share of Boston Scientific Common Stock.

     Each share of Target Common Stock held in the treasury of Target and each share of Target Common Stock owned by Boston Scientific or any direct or indirect wholly owned subsidiary of Boston Scientific or of Target immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof and no payment will be made with respect thereto.

     Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     As of the Effective Time, Boston Scientific will deposit, or will cause to be deposited, with The First National Bank of Boston or such other bank or trust company as may be designated by Boston Scientific and approved by Target, which approval will not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Target Common Stock, for exchange in accordance with the exchange procedures of the Merger Agreement through the Exchange Agent, certificates representing the shares of Boston Scientific Common Stock (such certificates for shares of Boston Scientific Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable in exchange for outstanding shares of Target Common Stock. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Boston Scientific Common Stock contemplated to be issued out of the Exchange Fund. Except as provided in the Merger Agreement, the Exchange Fund will not be used for any other purpose.

     As promptly as practicable after the Effective Time, Boston Scientific will cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates") (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and will be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Boston Scientific Common Stock and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Boston Scientific Common Stock which such holder has the right to receive in respect of the shares of Target Common Stock formerly represented by such Certificate (after taking into account all shares of Target Common Stock then held by such holder), cash in lieu of fractional shares of Boston Scientific Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered will then be cancelled. In the event of a transfer of ownership of shares of Target Common Stock prior to the Effective Time that is not registered in the transfer records of Target, a

Certificate representing the proper number of shares of Boston Scientific Common Stock, and cash in lieu of fractional shares of Boston Scientific Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled, may be issued to a transferee if the Certificate representing such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by these provisions of the Merger Agreement, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Boston Scientific Common Stock, cash in lieu of any fractional shares of Boston Scientific Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     No dividends or other distributions declared or made after the Effective Time with respect to Boston Scientific Common Stock with a record date at or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Boston Scientific Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of Boston Scientific Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Boston Scientific Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date at or after the Effective Time and theretofore paid with respect to such whole shares of Boston Scientific Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Boston Scientific Common Stock.

NO FURTHER RIGHTS IN TARGET COMMON STOCK

     All shares of Boston Scientific Common Stock issued upon conversion of the shares of Target Common Stock in accordance with the terms of the Merger Agreement (including any cash paid in respect of dividends, distributions and fractional shares) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock.

NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Boston Scientific Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Boston Scientific. Each holder of a fractional share interest will be paid, upon submission of his or her Certificates, an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $71. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to any holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent will so notify Boston Scientific, and Boston Scientific will deposit such amount with the Exchange Agent and will cause the Exchange Agent to forward payments to such holders.

TARGET STOCK OPTIONS

     All Target Options, whether or not exercisable, whether or not vested, at the Effective Time under Target's 1988 Stock Option Plan and 1991 Director Option Plan, will remain outstanding following the Effective Time. As discussed in "The Merger -- Conflicts of Interest," certain Target Options held by directors and officers of Target will vest at the Effective Time. Also at the Effective Time, Target Options will, by virtue of the Merger and without any further action on the part of Target or the holder thereof, be assumed by Boston Scientific in such manner that Boston Scientific (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Target Options. From and after the Effective Time, all references to Target in Target Stock Option Plans and the applicable stock option agreements issued thereunder will be deemed to refer to Boston Scientific. Each Target Option assumed by Boston Scientific will be exercisable upon the same terms and conditions as under the applicable Target Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Target Option will be exercisable for that whole number of shares of Boston Scientific Common Stock (rounded to the nearest whole share) into which the number of shares of Target Common Stock subject to such Target Option immediately prior to the Effective Time would have been converted; and (B) the option price per share of Boston Scientific Common Stock will be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent). As discussed in "The Merger -- Conflicts of Interest," certain Target Options granted to Mr. Bang and Change of Control Officers will immediately vest at the Effective Time. Boston Scientific will file promptly, but in any event within ten business days after the Effective Time, and keep current, a Form S-8 or other appropriate registration statement for as long as the Target Options remain outstanding.

NO LIABILITY

     Neither Boston Scientific nor Target will be liable to any holder of shares of Target Common Stock for any such shares of Target Common Stock (or dividends or distributions with respect hereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

TERMINATION OF EXCHANGE FUND

     Any portion of the Exchange Fund which remains undistributed to the holders of Target Common Stock for one (1) year after the Effective Time will be delivered to Boston Scientific, upon demand, and any holders of Target Common Stock who have not theretofore complied with the exchange procedures of the Merger Agreement will thereafter look only to Boston Scientific for the shares of Boston Scientific Common Stock, any cash in lieu of fractional shares of Boston Scientific Common Stock to which they are entitled and any dividends or other distributions with respect to Boston Scientific Common Stock to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Target Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable law, become the property of Boston Scientific free and clear of any claims or interest of any person previously entitled thereto.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Boston Scientific, Merger Sub and Target relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power, authority and good standing of, and similar corporate matters with respect to, each of Boston Scientific, Target, Merger Sub and subsidiaries of Target; (ii) each of Boston Scientific's and Target's capital structure; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each party thereto; (iv) the absence of conflict with Target's Amended and Restated Certificate of Incorporation, Target's By-laws, Boston Scientific's Amended and Second Restated Certificate of Incorporation, Boston Scientific's Restated By-laws and with applicable law or any contracts to which Target, Boston Scientific or Merger Sub, as the case may be, is a party; (v) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein; (vi) the absence of certain changes or events prior to the date of the Merger Agreement having a material adverse effect on Boston Scientific and its subsidiaries, taken as a whole, or Target and its subsidiaries, taken as a whole, as the case may be; (vii) the absence of pending or threatened litigation reasonably likely to have a material adverse effect on Boston Scientific or any of its subsidiaries, or on Target or any of the Subsidiaries; (viii) the absence of actions taken by Boston Scientific or Target that would prevent the Merger either from being accounted for as a "pooling-of-interests" or from qualifying as a tax-free reorganization; and (ix) the absence of any brokerage, finder's or other fee due in connection with the Merger (except in the case of Goldman Sachs and Lehman Brothers, Inc.).

     In addition, the Merger Agreement contains certain additional representations and warranties of Target and the Subsidiaries relating to (i) the possession of all permits, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary to carry on Target's business; (ii) the absence of any written notices, citations or decisions by any governmental body that any product produced, manufactured, marketed or distributed by Target is defective or fails to meet any applicable standards promulgated by such governmental body; (iii) certain employee benefit plans and ERISA matters; (iv) the absence of any collective bargaining agreements or other labor contracts;
(v) certain real estate and environmental matters; (vi) Target's and the Subsidiaries' ownership and right to use certain intellectual property and the absence of (A) any challenges to Target's intellectual property rights, except such challenges as may have been initiated by Boston Scientific, or (B) any infringements or conflicts with Target's business and the intellectual property rights of third parties; (vii) certain tax matters; (viii) certain of Target's and the Subsidiaries' material contracts; (ix) the receipt of an opinion of Target's financial advisor as to the fairness of the consideration to be received by holders of Target Common Stock; (x) the status of Target's and the Subsidiaries' ongoing relationship with its suppliers; (xi) the votes required by Target's stockholders to approve the Merger Agreement; and (xii) the amendment of the Preferred Shares Rights Agreement, dated September 21, 1994, between Target and The First National Bank of Boston, as the rights agent, as amended on May 7, 1996, to provide that neither Boston Scientific nor Merger Sub will become an "Acquiring Person" and that no "Share Acquisition Date" or "Distribution Date" (as defined in such Agreement) will occur as a result of the Merger Agreement, and that the Final Expiration Date (as defined in such Agreement) will occur immediately prior to the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     In the Merger Agreement, Target has agreed that, between the date of the Merger Agreement and the Effective Time, except as disclosed in the Merger Agreement, unless Boston Scientific shall have otherwise agreed in writing, which agreement shall not be unreasonably withheld, (i) Target's and the Subsidiaries' business will be conducted only in, and Target and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and (ii) Target will use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Target and the Subsidiaries and to preserve the current relationships of Target and the Subsidiaries with customers, distributors, suppliers and other persons with which Target or any Subsidiary has significant business relations.

     Without limiting the generality of the foregoing, Target and the Subsidiaries will not, except as disclosed in the Merger Agreement: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of Target or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Target or any Subsidiary or (ii) any assets of Target or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration aggregating not more than $500,000; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a United States Subsidiary may, after consultation with Boston Scientific, declare and pay a dividend to Target; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommoda-tion become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice in an amount not in excess of $1 million;
(iii) enter into any contract or agreement other than in the ordinary course of business, consistent in all material respects with past practice; (iv) authorize capital expenditures which are, in the aggregate, in excess of $2 million for Target and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this clause (e); (f) increase (except in the ordinary course of business and consistent in all material respects with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $100,000, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Target or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (h) knowingly take any action that could reasonably be expected to prevent the Merger's qualification for "pooling-of-interests" accounting treatment or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against on the consolidated balance sheet of Target and the consolidated Subsidiaries as of March 31, 1996, including the notes thereof (the "Target 1996 Balance Sheet") or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.

     Boston Scientific has agreed that, unless Target otherwise agrees in writing, Boston Scientific will not, between the date of the Merger Agreement and the Effective Time, directly or indirectly, knowingly take any action that could reasonably be expected to prevent the Merger's qualification for "pooling-of-interests" accounting treatment or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.

NO SOLICITATION OF TRANSACTIONS

     Pursuant to the Merger Agreement, neither Target nor any Subsidiary will, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Target or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of Target or any Subsidiary to take any such action. Target will notify Boston Scientific orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal which Target or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, Target will deliver to Boston Scientific a copy of such inquiry or proposal.

     Notwithstanding the foregoing, Target may (i) furnish information (including non-public information) to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal of a Competing Transaction if, and only to the extent that, (A) the Board of Directors of Target determines in good faith after consultation with independent legal counsel (who may be Target's regularly engaged independent legal counsel) that such action is necessary to comply with their fiduciary duties to Target or its stockholders under applicable law and
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Target (1) provides reasonable notice to Boston Scientific that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides in any such notice to Boston Scientific in reasonable detail, the identity of the person or entity making such proposal and the terms and conditions of such proposal, (2) provides Boston Scientific with all information to be provided to such person or entity which Boston Scientific has not previously been provided, and (3) receives from such person or entity an executed confidentiality agreement on terms not less favorable in any material respect to Target than those contained in the confidentiality agreements entered into by Target and Boston Scientific on November 27, 1996, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, (iii) refer any third party to this provision of the Merger Agreement or make a copy of this provision available to any third party, or (iv) fail to make or withdraw or modify its recommendation in favor of the Merger Agreement following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Board of Directors of Target, after consultation with independent legal counsel (who may be Target's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the directors of Target to comply with their fiduciary duties to Target or its stockholders under applicable law. Target agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Target is a party, unless the Target Board determines in good faith after consultation with independent legal counsel (who may be Target's regularly engaged independent legal counsel) that such action is necessary to comply with fiduciary duties to Target or its stockholders under applicable law.

     For purposes of the Merger Agreement, "Competing Transaction" will mean any of the following involving Target or any Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Target and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of Target Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of Target Common Stock.

TARGET DISTRIBUTION AGREEMENTS

     Under the terms of the Merger Agreement, unless provided otherwise, neither Target nor any of the Subsidiaries will, without the prior written consent of Boston Scientific, enter into any distribution agreement or similar agreement or amend any existing distribution agreement, or similar agreement to which Target or any of the Subsidiaries is party. Additionally, except as provided for in the Merger Agreement, Target will, and will cause each of the Subsidiaries to, give notice of its intention not to renew any of its distribution agreements or similar agreements. Each such notice will be given in accordance with such agreements so as to prevent such agreement from being renewed for any period of time after the date of the Merger Agreement. In the event that Target is unable to make arrangements for the distribution of its products in any country following the termination of a distribution agreement as provided under these provisions, Boston Scientific will either act as, or arrange for, a distributor of Target's products in such country on terms and conditions that are substantially similar to the terms and conditions with that of the former distributor.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Target, Boston Scientific and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of Target in accordance with the DGCL and Target's Certificate of Incorporation;
(b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC;
(e) Boston Scientific and Target shall have received letters from Ernst & Young LLP, independent auditors to each of Boston Scientific and Target, dated as of the date on which the Registration Statement will become effective and the Effective Time, regarding that firm's concurrence with Boston Scientific management's and Target management's conclusions, as to the appropriateness of "pooling-of-interests" accounting for the Merger, under Accounting Principles Board No. 16, if closed and consummated in accordance with the Merger Agreement; and (f) the shares of Boston Scientific Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     The obligations of Boston Scientific and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions: (a) (i) Target will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of Target contained in the Merger Agreement (disregarding for this purpose any qualifications with respect to materiality or any material adverse effect on Target) will be true and correct, in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time, it being understood and agreed by Boston Scientific and Merger Sub that this clause (a)(ii) shall be deemed to have been satisfied unless any failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target; and (iii) Boston Scientific shall have received a certificate signed by an executive officer of Target to the foregoing effect; (b) Boston Scientific shall have received "comfort" letters of Ernst & Young LLP dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Boston Scientific, such "comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent auditors in connection with registration statements similar to the Registration Statement; (c) unless Target waives its closing condition set forth in clause (b) of the next paragraph, a copy of such opinion received by Target shall have been provided to Boston Scientific; and (d) Boston Scientific shall have received from any person who may be deemed to have become an affiliate of Target, after the date of the Merger Agreement and on or prior to the Effective Time, a signed affiliate agreement substantially in the form described in the Merger Agreement.

     The obligations of Target to consummate the Merger are subject to the satisfaction of the following conditions: (a) (i) Boston Scientific and Merger Sub shall have performed in all material respects all of their respective obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Boston Scientific contained in the Merger Agreement (disregarding for this purpose any qualifications with respect to materiality or any material adverse effect on Boston Scientific) will be true and correct, in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time; it being understood and agreed by Target that this clause will be deemed to have been satisfied unless any failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a material adverse effect on Boston Scientific; and (iii) Target shall have received a certificate signed by an executive officer of Boston Scientific to the foregoing effect; (b) Target shall have received the opinion of Venture Law Group, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Target, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion will not have been withdrawn or modified in any material respect; provided, however, that each of the representations of Boston Scientific, Target and Collagen Corporation contained in the representation letters provided to Venture Law Group will be true and correct, in each case at and as of the Effective Time as if made at and as of such time; and (c) Target shall have received from any person who may be deemed to have become an affiliate of Boston Scientific after the date of the Merger Agreement and on or prior to the Effective Time a signed agreement substantially in the form described in the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of Merger Agreement and the transactions contemplated hereby by the stockholders of
Target: (a) by written consent duly authorized by the Boards of Directors of each of Boston Scientific, Merger Sub and Target; (b) by any of Boston Scientific, Merger Sub or Target if either (i) the Effective Time will not have occurred on or before June 30, 1997; provided that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided further that, if a request for additional information is received from a governmental authority pursuant to the HSR Act, such date will be extended to the 90th day following acknowledgment by such governmental authority that Boston Scientific and Target have complied with such request, but in any event not later than September 30, 1997; provided further that, if any actions taken by Boston Scientific after the date of the Merger Agreement and prior to the Effective Time will have caused the delay of, or resulted in the failure of, the Effective Time to occur on or before June 30, 1997, such date with respect to Boston Scientific's right to terminate the Merger Agreement will be extended by the amount of time of such delay, but in no event later than September 30, 1997 (an "Expiration Date Termination"); or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court or competent jurisdiction or any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable.

     The Merger Agreement may also be terminated by Boston Scientific, if (a) the Target Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Boston Scientific or Merger Sub or shall have resolved to do any of the foregoing or the Target Board shall have recommended to the stockholders of Target any Competing Transaction or resolved to do so (a "Competing Transaction Termination by Boston Scientific"); and (b) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Target is commenced, and the Target Board, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders (a "Tender Offer Termination"); or (c) Target fails to perform in all material respects its obligations under the Merger Agreement before the Effective Time, or a representation, warranty, or agreement by Target (disregarding for this purpose any qualifications with respect to materiality or a material adverse effect on Target) is not true and correct, as of the date of the Merger Agreement and the Effective Time and such failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by Target through the exercise of its best efforts and Target continues to exercise such best efforts, Boston Scientific may not terminate the Merger Agreement under this clause (c) for a period of thirty (30) days from the date on which Boston Scientific delivers to Target written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach (a "Breach of Representation Termination by Boston Scientific").

     The Merger Agreement may also be terminated by Target (a) in order to enter into a definitive agreement for a Competing Transaction, upon three business days' prior written notice to Boston Scientific setting forth, in reasonable detail, the identity of the person making the Competing Transaction and the final terms and conditions of such Competing Transaction, if, as a result of an unsolicited proposal for such Competing Transaction, the Target Board, after consultation with independent legal counsel (who may be Target's regularly engaged independent legal counsel), determines in good faith that, after giving effect to any concessions which may be offered by Boston Scientific, their fiduciary duties under applicable law require that such Competing Transaction be accepted; provided, however, that any termination of the Merger Agreement by Target pursuant to this clause will not be effective until Target has made payment of the full Termination Fee (as defined below) (a "Competing Transaction Termination by Target"); or (b) Boston Scientific fails to perform in all material respects its obligations under the Merger Agreement before the Effective Time, or a representation, warranty, or agreement by Boston Scientific (disregarding for this purpose any qualifications with respect to materiality or a material adverse effect on Target) is not true and correct, as of the date of the Merger Agreement and the Effective Time and such failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target (a "Terminating Boston Scientific Breach"); provided, however, that, if such Terminating Boston Scientific Breach is curable by Boston Scientific through the exercise of its best efforts and Boston Scientific continues to exercise such best efforts, Target may not terminate the Merger Agreement under this clause (b) for a period of 30 days from the date on which Target delivers to Boston Scientific written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Boston Scientific Breach.

     The Merger Agreement may be terminated by either Boston Scientific or Target, (a) if the Stockholders' Meeting shall have been held and the stockholders of Target shall have failed to approve and adopt the Merger Agreement at such meeting (including any adjournment or postponement thereof) (a "Stockholder Rejection Termination"); or (b) if the average of the closing sale prices on the NYSE of Boston Scientific Common Stock as reported under Composite Transactions in The Wall Street Journal for the ten consecutive trading days immediately preceding the first business day following the satisfaction (including as a result of a waiver) of all of the conditions set forth in the Merger Agreement, is less than $55 per share.

EFFECT OF TERMINATION

     Except as otherwise provided in the Merger Agreement, in the event of the termination of the Merger Agreement as described above, the Merger Agreement will become void, there will be no liability under the Merger Agreement on the part of Boston Scientific, Merger Sub or Target or any of their respective officers or directors and all rights and obligations of any party to the Merger Agreement will cease; provided, however, that nothing in the Merger Agreement will relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. The payment of any Termination Fee (as described below) by Target will constitute the sole and exclusive remedy of Boston Scientific for such termination, and, upon receipt of such termination fee, Boston Scientific will have no further recourse in law or equity against Target as a result of the Merger Agreement or any breach (willful or otherwise) of the Merger Agreement; provided, however, that the Termination Fee will not be the sole and exclusive remedy for any breach by Target of its obligations described above in "The Merger -- Solicitation of Transactions."

FEES AND EXPENSES

     Pursuant to the Merger Agreement, Target will be required to pay Boston Scientific a fee of $34 million (the "Termination Fee"), which amount is inclusive of all expenses, if the Merger Agreement is terminated (i) by Target pursuant to an Expiration Date Termination and a Competing Transaction having a value per share of Target Common Shock in excess of the value per share of Target Common Stock to be generated by the Merger Agreement shall have been consummated within 12 months of such termination; (ii) pursuant to a Competing Transaction Termination by Boston Scientific; (iii) pursuant to a Tender Offer Termination by Boston Scientific and such Competing Transaction shall have been consummated following such termination; (iv) pursuant to a Competing Transaction Termination by Target; (v) pursuant to a Stockholder Rejection Termination and a Competing Transaction shall have been publicly proposed prior to such termination and the transaction contemplated by such Competing Transaction shall have been consummated within 12 months of such termination; or (vi) pursuant to a Breach of Representation Termination by Boston Scientific and a Competing Transaction shall have been consummated within 12 months of such termination.

     Any payment required to be made pursuant to the Merger Agreement will be made as promptly as practicable but not later than five business days after the final determination by Boston Scientific of such amount and will be made by wire transfer of immediately available funds to an account designated by Boston Scientific.

     Except as set forth in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses, whether or not the Merger is consummated.

     In the event that Target fails to pay the Termination Fee when due, interest will be paid on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of the Merger Agreement by the stockholders of Target, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of Target pursuant to the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties to the Merger Agreement.

     At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties of the other party contained therein or in any document delivered by the other party pursuant thereto, and (c) waive compliance with any agreement or condition contained therein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   MANAGEMENT

DIRECTORS

     Pursuant to the Merger Agreement, the directors of Target immediately prior to the Effective Time will, as of the Effective Time, no longer be directors of the Surviving Corporation. The seven individuals currently serving as directors of Target are Gary R. Bang, William G. Davis, Kathleen G. Murray, Howard D. Palefsky, Richard D. Randall, Charles M. Strother, and John C. Villforth.

     Pursuant to the Merger Agreement, the directors of Merger Sub immediately prior to the Effective Time will become the directors of Target, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation then in effect and until the successor of each is duly elected and qualified. The two individuals currently serving as directors of Merger Sub are Lawrence C. Best and Paul W. Sandman. Messrs. Best and Sandman neither currently receive compensation as directors of Merger Sub nor will they receive compensation as directors of the surviving corporation.

OFFICERS

     Pursuant to the Merger Agreement, the officers of Target immediately prior to the Effective Time will become the officers of the Surviving Corporation.

                                 CAPITALIZATION
                                 (IN THOUSANDS)

     The following table sets forth the unaudited historical capitalization of Boston Scientific as of September 30, 1996 and the pro forma capitalization of Boston Scientific adjusted to give effect to the Merger. The adjustments made to Boston Scientific's historical consolidated capitalization to arrive at the adjusted consolidated capitalization are described under "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                                                BOSTON SCIENTIFIC        PRO FORMA
                                                                   AS REPORTED           NINE-MONTH
                                                                SEPTEMBER 30, 1996     INTERIM PERIOD
                                                                ------------------     --------------
Commercial paper..............................................      $  199,746           $  199,746
Bank obligations..............................................          26,237               26,237
Obligations under capital leases..............................           1,951                1,951
                                                                    ----------           ----------
                                                                       227,934              227,934
Long-term debt, net of current portion........................             383                  383
Obligations under capital leases..............................           6,798                6,798
                                                                    ----------           ----------
                                                                         7,181                7,181
Contingent stock repurchase obligation........................          24,855               24,855
Stockholders' Equity:
  Preferred stock, $.01 par value -- authorized 25,000,000
     shares, none issued and outstanding......................
  Common stock, $.01 par value -- authorized 300,000,000
     shares, 179,101,866 shares issued; 195,376,685 shares
     issued, as adjusted......................................           1,791                1,954
Additional paid-in capital....................................         386,828              442,937
Retained earnings.............................................         508,313              518,927
Foreign currency translation adjustment.......................         (31,806)             (31,776)
Treasury stock, at cost -- 1,186,702 shares...................         (46,326)             (46,326)
Unrealized gain on equity investments, net....................          12,329               21,022
                                                                    ----------           ----------
Total Stockholders' Equity....................................         831,129              906,738
                                                                    ----------           ----------
Total Capitalization..........................................      $1,091,099           $1,166,708
                                                                    ==========           ==========

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the audited financial statements, including the notes thereto, of Boston Scientific and of Target that are contained in Boston Scientific's Annual Report on Form 10-K for the year ended December 31, 1995 and Target's Annual Report on Form 10-K for the year ended March 31, 1996 and with the unaudited financial statements, including the notes thereto, of Boston Scientific that are contained in Boston Scientific's Reports on Form 10-Q for the quarters ended September 30, 1996, June 30, 1996 and March 31, 1996 and of Target that are contained in Target's Reports on Form 10-Q for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996, which reports are incorporated by reference in this Proxy Statement/Prospectus.

     The unaudited Pro Forma Combined Condensed Financial Information for Boston Scientific was restated to reflect the Target merger which will be accounted for as a "pooling-of-interests." Under the terms of the Merger Agreement, each share of Target Common Stock will be converted into the right to receive 1.07 shares of Boston Scientific Common Stock.

     In addition, the Boston Scientific results have been restated for all periods presented to reflect Boston Scientific's merger with EP Technologies, Inc. ("EPT"). On January 22, 1996, Boston Scientific completed its merger with EPT in a stock-for-stock transaction. The transaction, which is accounted for as a "pooling-of-interests," was effected through the exchange of 0.297 shares of Boston Scientific Common Stock for each EPT share held. Approximately 3 million shares of Boston Scientific Common Stock were issued in conjunction with the EPT merger. EPT designs, develops, manufactures and markets advanced electrophysiology catheters and systems for use in minimally invasive procedures to diagnose and treat tachyarrhythmias (abnormally rapid heart rates resulting from defective or diseased cardiac tissues that interfere with the normal conduction of electrical activity responsible for heart muscle contraction).

     The unaudited financial statements of Boston Scientific for the nine-month period ended September 30, 1996 include the operations of Symbiosis Corporation ("Symbiosis"), beginning in March 1996, and Endotech, Ltd. and MinTec, Inc. ("Endotech/MinTec"), beginning in May 1996. On March 14, 1996, Boston Scientific acquired Symbiosis, formerly a wholly owned subsidiary of American Home Products Corporation. Boston Scientific purchased Symbiosis, a developer and manufacturer of specialty medical devices, for approximately $153 million in a cash transaction. On May 3, 1996, Boston Scientific acquired assets from Endotech/MinTec, a privately held company dedicated to the development of stent graft technology for the repair of diseased blood vessels. Boston Scientific purchased Endotech/MinTech's assets for approximately $72 million in a cash transaction. Both acquisitions were accounted for using the purchase method of accounting.

     The unaudited financial statements of Target for the nine-month period ended December 31, 1996 include the operations of Interventional Therapeutics Corporation ("ITC"), beginning in May 1996. On May 23, 1996, Target completed the closing of the acquisition of ITC, at which time approximately 331,000 shares of Target Common Stock were exchanged for all the outstanding shares and options to purchase shares of ITC stock. ITC is a developer and manufacturer of vascular occlusion devices used in neurovascular and vascular embolization. The acquisition of ITC was accounted for using the purchase method of accounting.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger or the EPT merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

                          BOSTON SCIENTIFIC AND TARGET

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

     The Unaudited Pro Forma Combined Condensed Balance Sheet of Boston Scientific as of September 30, 1996 and Target as of December 31, 1996 set forth below give effect to the Merger, under the "pooling-of-interests" accounting method, after giving effect to the number of shares to be exchanged.

                                                                                         PRO FORMA
                                                                                          COMBINED
                                        BOSTON                             TARGET          BOSTON
                                      SCIENTIFIC          TARGET          PRO FORMA      SCIENTIFIC
                                    SEPT. 30, 1996     DEC. 31, 1996     ADJUSTMENTS     AND TARGET
                                    --------------     -------------     -----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents.......    $   59,420         $  13,678                       $  73,098
  Marketable securities...........        23,699            38,053                          61,752
  Trade accounts receivable,
     net..........................       283,017            22,139                         305,156
  Inventories.....................       209,837            10,457                         220,294
  Deferred income taxes...........                           4,231                           4,231
  Other current assets............        66,551             1,810                          68,361
                                      ----------         ---------                       ----------
          Total current assets....       642,524            90,368                         732,892
Property, plant, equipment and
  leaseholds......................       465,585            24,559                         490,144
  Less: accumulated
     depreciation.................       146,235             9,443                         155,678
                                      ----------         ---------                       ----------
                                         319,350            15,116                         334,466
Intangibles, net..................       307,068             5,218                         312,286
Deferred income taxes.............         4,855                                             4,855
Other assets......................        83,354             5,047                          88,401
                                      ----------         ---------                       ----------
          Total assets............    $1,357,151         $ 115,749                       $1,472,900
                                      ==========         =========                       ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Commercial paper................    $  199,746                                         $ 199,746
  Bank obligations................        26,237                                            26,237
  Accounts payable and accrued
     expenses.....................       147,107         $   2,424                         149,531
  Accrual related to special
     charge.......................        65,116                          $  13,500(F)      78,616
  Other current liabilities.......        54,493            23,281                          77,774
                                      ----------         ---------        ---------      ----------
  Total current liabilities.......       492,699            25,705           13,500        531,904
Long-term liabilities.............         8,468               935                           9,403
Contingent stock repurchase
  obligation......................        24,855                                            24,855
Stockholders' equity:
  Common stock....................         1,791                38              125(E)       1,954
  Additional paid-in capital......       386,828            70,276             (125)(E)    442,937
                                                                            (14,042)(B)
  Retained earnings...............       508,313            24,114          (13,500)(F)    518,927
  Cumulative foreign exchange
     translation adjustment.......       (31,806)               30                         (31,776)
  Treasury stock..................       (46,326)          (14,042)          14,042(B)     (46,326)
  Unrealized gain on
     available-for-sale
     securities, net..............        12,329             8,693                          21,022
                                      ----------         ---------        ---------      ----------
  Total stockholders' equity......       831,129            89,109          (13,500)       906,738
                                      ----------         ---------        ---------      ----------
          Total liabilities and
            stockholders'
            equity................    $1,357,151         $ 115,749        $      --      $1,472,900
                                      ==========         =========        =========      ==========

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Unaudited Pro Forma Combined Condensed Statements of Income set forth below combine the results of Boston Scientific and Target for each of the years in the three-year periods ended December 31, 1995 for Boston Scientific and March 31, 1996 for Target, and for the nine-month periods ended September 30, 1996 and 1995 for Boston Scientific and for the nine-month periods ended December 31, 1996 and 1995 for Target. These statements give effect to the Merger, accounted for under the "pooling-of-interests" accounting method, after giving effect to an estimated number of shares to be exchanged.

                                                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                             -------------------------------------------------------
                                                                                         PRO FORMA
                                                BOSTON                                    COMBINED
                                              SCIENTIFIC      TARGET        TARGET         BOSTON
                                             DECEMBER 31,    MARCH 31,     PRO FORMA     SCIENTIFIC
                                                 1993          1994       ADJUSTMENTS    AND TARGET
                                             ------------   -----------   -----------   ------------
Net sales..................................  $    746,983   $    35,353                 $    782,336
Cost of sales..............................       231,946        12,925                      244,871
                                             ------------   -----------                 ------------
  Gross profit.............................       515,037        22,428                      537,465
Selling, general and administrative
  expenses.................................       257,391         9,245                      266,636
Royalty expenses...........................        24,473           443                       24,916
Research and development expenses..........        62,024         7,624                       69,648
Patent litigation loss.....................        67,000                                     67,000
                                             ------------   -----------                 ------------
  Operating income.........................       104,149         5,116                      109,265
Other income, net..........................        10,536         1,469                       12,005
                                             ------------   -----------                 ------------
  Income before income taxes and cumulative
     effect of change in method of
     accounting for income taxes...........       114,685         6,585                      121,270
Income taxes...............................        45,219         2,265                       47,484
                                             ------------   -----------                 ------------
  Income before cumulative effect of
     accounting change.....................        69,466         4,320                       73,786
                                             ------------   -----------                 ------------
Cumulative effect of accounting change.....                         631                          631
                                             ------------   -----------                 ------------
  Net income...............................  $     69,466   $     4,951                 $     74,417
                                             ============   ===========                 ============
Primary net income per common share........  $       0.40   $      0.35                 $       0.40
                                             ============   ===========                 ============
Fully diluted net income per common
  share....................................  $       0.40   $      0.35                 $       0.40
                                             ============   ===========                 ============
Primary weighted average of common and
  common equivalent shares outstanding.....   172,123,000    14,206,000     994,000      187,323,000
                                             ============   ===========     =======     ============
Fully diluted weighted average of common
  and common equivalent shares
  outstanding..............................   172,683,000    14,228,000     996,000      187,907,000
                                             ============   ===========     =======     ============

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                        STATEMENTS OF INCOME (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                            --------------------------------------------------------
                                                                                         PRO FORMA
                                               BOSTON                                    COMBINED
                                             SCIENTIFIC     TARGET         TARGET         BOSTON
                                            DECEMBER 31,   MARCH 31,      PRO FORMA      SCIENTIFIC
                                               1994          1995        ADJUSTMENTS     AND TARGET
                                            -----------   ----------     -----------     -----------
Net sales.................................  $   888,572   $   47,508                     $   936,080
Cost of sales.............................      279,772       14,347                         294,119
                                            -----------   ----------                     -----------
  Gross profit............................      608,800       33,161                         641,961
Selling, general and administrative
  expenses................................      299,292       13,556                         312,848
Royalty expenses..........................       25,682          804                          26,486
Research and development expenses.........       76,692       10,336                          87,028
                                            -----------   ----------                     -----------
  Operating income........................      207,134        8,465                         215,599
Other income, net.........................        1,724        2,063                           3,787
                                            -----------   ----------                     -----------
Income before income taxes................      208,858       10,528                         219,386
  Income taxes............................       73,551        3,150                          76,701
                                            -----------   ----------                     -----------
  Net income..............................  $   135,307   $    7,378                     $   142,685
                                            ===========   ==========                     ===========
Primary net income per common share.......  $      0.78   $     0.51                     $      0.75
                                            ===========   ==========                     ===========
Fully diluted net income per common
  share...................................  $      0.77   $     0.51                     $      0.75
                                            ===========   ==========                     ===========
Primary weighted average of common and
  common equivalent shares outstanding....  174,197,000   14,466,000      1,013,000      189,676,000
                                            ===========   ==========      =========      ===========
Fully diluted weighted average of common
  and common equivalent shares
  outstanding.............................  174,701,000   14,543,000      1,018,000      190,262,000
                                            ===========   ==========      =========      ===========

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                        STATEMENTS OF INCOME (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                        --------------------------------------------------------------
                                                                                            PRO FORMA
                                           BOSTON                                           COMBINED
                                         SCIENTIFIC          TARGET         TARGET           BOSTON
                                        DECEMBER 31,       MARCH 31,       PRO FORMA       SCIENTIFIC
                                            1995              1996        ADJUSTMENTS      AND TARGET
                                        ------------       ----------     -----------      -----------
Net sales.............................  $  1,129,185       $    69,795                      $ 1,198,980
Cost of sales.........................       325,063            19,872                          344,935
                                        ------------       -----------                      -----------
  Gross profit........................       804,122            49,923                          854,045
Selling, general and administrative
  expenses............................       373,390            20,726                          394,116
Royalty expenses......................        24,874             1,606                           26,480
Research and development expenses.....        93,843            12,937                          106,780
Purchased research and development....        32,646                                             32,646
Special charges.......................       204,448                                            204,448
                                        ------------       -----------                      -----------
  Operating income....................        74,921            14,654                           89,575
Other income, net.....................         8,884             2,055                           10,939
                                        ------------       -----------                      -----------
  Income before income taxes..........        83,805            16,709                          100,514
Income taxes..........................        77,365             5,007                           82,372
                                        ------------       -----------                      -----------
  Net income..........................  $      6,440       $    11,702                      $    18,142
                                        ============       ===========                      ===========
Primary net income per common share...  $       0.04       $      0.77                      $      0.09
                                        ============       ===========                      ===========
Fully diluted net income per common
  share...............................  $       0.04       $      0.76                      $      0.09
                                        ============       ===========                      ===========
Primary weighted average of common and
  common equivalent shares
  outstanding.........................   177,534,000        15,280,000     1,070,000        193,884,000
                                        ============       ===========     =========        ===========
Fully diluted weighted average of
  common and common equivalent shares
  outstanding.........................   177,757,000        15,410,000     1,079,000        194,246,000
                                        ============       ===========     =========        ===========

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                        STATEMENTS OF INCOME (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                             ----------------------------------------------------------
                                                BOSTON
                                              SCIENTIFIC       TARGET                      PRO FORMA
                                             FOR THE NINE   FOR THE NINE                    COMBINED
                                             MONTHS ENDED   MONTHS ENDED     TARGET          BOSTON
                                              SEPT. 30,       DEC. 31,      PRO FORMA    SCIENTIFIC AND
                                                 1995           1995       ADJUSTMENTS       TARGET
                                             ------------   ------------   -----------   --------------
Net sales..................................  $    823,955   $    48,625                    $    872,580
Cost of sales..............................       243,334        13,866                         257,200
                                             ------------   -----------                    ------------
  Gross profit.............................       580,621        34,759                         615,380
Selling, general and administrative
  expenses.................................       265,311        14,247                         279,558
Royalty expenses...........................        20,151         1,086                          21,237
Research and development expenses..........        68,564         9,081                          77,645
Purchased research and development.........        32,646                                        32,646
Special charge.............................        92,103                                        92,103
                                             ------------   -----------                    ------------
  Operating income.........................       101,846        10,345                         112,191
Other income, net..........................         8,298         1,724                          10,022
                                             ------------   -----------                    ------------
  Income before income taxes...............       110,144        12,069                         122,213
Income taxes...............................        75,821         3,615                          79,436
                                             ------------   -----------                    ------------
  Net income...............................  $     34,323   $     8,454                    $     42,777
                                             ============   ===========                    ============
Primary net income per common share........  $       0.19   $      0.56                    $       0.22
                                             ============   ===========                    ============
Fully diluted net income per common
  share....................................  $       0.19   $      0.55                    $       0.22
                                             ============   ===========                    ============
Primary weighted average of common and
  common equivalent shares outstanding.....   177,882,000    15,156,000     1,061,000       194,099,000
                                             ============   ===========     =========      ============
Fully diluted weighted average of common
  and common equivalent shares
  outstanding..............................   180,121,000    15,310,000     1,072,000       196,503,000
                                             ============   ===========     =========      ============

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                        STATEMENTS OF INCOME (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                             ----------------------------------------------------------
                                                BOSTON
                                              SCIENTIFIC       TARGET                      PRO FORMA
                                             FOR THE NINE   FOR THE NINE                    COMBINED
                                             MONTHS ENDED   MONTHS ENDED     TARGET          BOSTON
                                              SEPT. 30,       DEC. 31,      PRO FORMA    SCIENTIFIC AND
                                                 1996           1996       ADJUSTMENTS       TARGET
                                             ------------   ------------   -----------   --------------
Net sales..................................  $  1,053,315   $    68,025                    $  1,121,340
Cost of sales..............................       284,972        19,191                         304,163
                                             ------------   -----------                    ------------
  Gross profit.............................       768,343        48,834                         817,177
Selling, general and administrative
  expenses.................................       352,910        19,041                         371,951
Royalty expenses...........................        11,141         1,661                          12,802
Research and development expenses..........        84,755        14,768                          99,523
Purchased research and development.........        96,000        14,000                         110,000
Special charge.............................        32,341                                        32,341
                                             ------------   -----------                    ------------
  Operating income (loss)..................       191,196          (636)                        190,560
Other income (expense), net................        (7,994)        1,746                          (6,248)
                                             ------------   -----------                    ------------
  Income before income taxes...............       183,202         1,110                         184,312
Income taxes...............................        92,840         4,684                          97,524
                                             ------------   -----------                    ------------
  Net income (loss)........................  $     90,362   $    (3,574)                   $     86,788
                                             ============   ===========                    ============
Primary net income (loss) per common
  share....................................  $       0.50   $     (0.24)                   $       0.44
                                             ============   ===========                    ============
Fully diluted net income (loss) per common
  share....................................  $       0.49   $     (0.24)                   $       0.44
                                             ============   ===========                    ============
Primary weighted average of common and
  common equivalent shares outstanding.....   180,699,000    14,828,000     1,038,000       196,565,000
                                             ============   ===========     =========      ============
Fully diluted weighted average of common
  and common equivalent shares
  outstanding..............................   183,040,000    14,828,000     1,038,000       198,906,000
                                             ============   ===========     =========      ============

   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Information.

                          BOSTON SCIENTIFIC AND TARGET

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

A. The combination of Boston Scientific and Target will be accounted for using the "pooling-of-interests" method of accounting. Accordingly, the Unaudited Pro Forma Combined Condensed Financial Information combines the historical financial information of Boston Scientific and Target for the periods presented. Under the terms of the Merger Agreement, each share of Target Common Stock will be converted into the right to receive 1.07 shares of Boston Scientific Common Stock.

   In addition, the Boston Scientific results have been restated for all periods presented to reflect Boston Scientific's merger with EP Technologies, Inc. ("EPT"). On January 22, 1996, Boston Scientific completed its merger with EPT in a stock-for-stock transaction. The transaction, which is accounted for as a "pooling-of-interests," was effected through the exchange of 0.297 shares of Boston Scientific Common Stock for each EPT share held. Approximately 3 million shares of Boston Scientific Common Stock were issued in conjunction with the EPT merger. EPT designs, develops, manufactures and markets advanced electrophysiology catheters and systems for use in minimally invasive procedures to diagnose and treat tachyarrhythmias (abnormally rapid heart rates resulting from defective or diseased cardiac tissues that interfere with the normal conduction of electrical activity responsible for heart muscle contraction).

   The unaudited financial statements of Boston Scientific for the nine-month period ended September 30, 1996 include the operations of Symbiosis Corporation ("Symbiosis"), beginning in March 1996, and Endotech, Ltd. and MinTec, Inc. ("Endotech/MinTec"), beginning in May 1996. On March 14, 1996, Boston Scientific acquired Symbiosis, a developer and manufacturer of specialty medical devices and formerly a wholly-owned subsidiary of American Home Products Corporation, for approximately $153 million in a cash transaction. On May 3, 1996, Boston Scientific acquired assets from Endotech/MinTec, a privately held company dedicated to the development of stent graft technology for the repair of diseased blood vessels. Boston Scientific purchased Endotech/MinTec's assets for approximately $72 million in a cash transaction. Both acquisitions were accounted for using the purchase method of accounting.

   The unaudited financial statements of Target for the nine-month period ended December 31, 1996 include the operations of Interventional Therapeutics Corporation ("ITC"), beginning in May 1996. On May 23, 1996, Target completed the closing of the acquisition of ITC, at which time approximately 331,000 shares of Target Common Stock were exchanged for all of the outstanding shares and options to purchase shares of ITC stock. ITC is a developer and manufacturer of vascular occlusion devices used in neurovascular and vascular embolization. The acquisition of ITC was accounted for using the purchase method of accounting.

   The restated financial data is not necessarily indicative of the operating results or financial position that would have occurred if the Target or EPT mergers had been consummated during the periods presented, nor is it necessarily indicative of future operation results or financial position.

B. The Unaudited Pro Forma Combined Condensed Balance Sheet reflects the elimination of Target's treasury shares as an increase to additional paid-in capital.

C. There were no material transactions between Boston Scientific and Target during any of the periods presented.

D. The Unaudited Pro Forma Combined Condensed Statements of Income reflect the reclassification of Target's royalty expenses to be consistent with Boston Scientific's classification. The reclassification has no impact on pro forma operating income or net income.

E. The Unaudited Pro Forma Combined Condensed Balance Sheets reflect the conversion of Target Common Stock at the Exchange Ratio. Pro forma per share amounts are based on historical per share amounts after giving effect to the pro forma adjustments described elsewhere herein, and converting each share of Target Common Stock into shares of Boston Scientific Common Stock at the Exchange Ratio.

F. Total Merger-related direct expenses are expected to approximate $13.5 million and have been treated as nondeductible for tax purposes.

   See Notes to Selected Historical and Pro Forma Financial Data for Boston Scientific and Target Therapeutics, Inc.

                      COMPARISONS OF STOCKHOLDERS' RIGHTS

GENERAL

     As a result of the Merger, holders of shares of Target Common Stock will own shares of Boston Scientific Common Stock. The DGCL is the statute which governs Delaware corporations. Both Boston Scientific and Target are corporations incorporated under the laws of the State of Delaware, and there are no differences between the rights of Boston Scientific and Target stockholders arising out of the DGCL. The following is a summary of certain significant similarities and differences between the rights of holders of shares of Target Common Stock and holders of shares of Boston Scientific Common Stock. These differences arise from differences between Target's Restated Certificate of Incorporation, as amended (the "Target Certificate"), and Target's By-laws, as amended ("Target's By-laws"), and Boston Scientific's Second Restated Certificate of Incorporation, as amended (the "Boston Scientific Certificate"), and Boston Scientific's Restated By-laws ("Boston Scientific's By-laws"), the governing instruments of the two companies. This discussion is not and does not purport to be complete or to identify all differences that may, under given fact situations, be material to stockholders. The summaries set forth herein are qualified in their entirety by reference to the Target Certificate and Target's By-laws and the Boston Scientific Certificate and Boston Scientific's By-laws.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  Boston Scientific

     Boston Scientific's By-laws require a Board comprised of not less than three nor more than fifteen members, which number may be increased or decreased within such range by the Boston Scientific Board. Boston Scientific currently has nine directors. The Boston Scientific Board is classified into three classes which are to be as nearly equal as possible. Directors in each class serve for a term of three years, and elections are staggered such that one class is elected each year. Each director serves until his or her successor is elected and qualified.

  Target

     Target's By-laws require a Board comprised of seven members. Directors serve for a term of one year. The Target Board is not classified. Each director serves until his or her successor is elected and qualified. The Target Certificate provides for cumulative voting. Every stockholder voting for the election of directors may cumulate his or her votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute his or her votes on the same principle among as many candidates as he or she may select, provided that votes cannot be cast for more than seven candidates.

CUMULATIVE VOTING FOR DIRECTORS

  Boston Scientific

     Neither the Boston Scientific Certificate nor Boston Scientific's By-laws provides for cumulative voting.

  Target

     The Target Certificate provides for cumulative voting for directors. Every stockholder voting for the election of directors may cumulate his or her votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute his or her votes on the same principle among as many candidates as he or she may select, provided that votes cannot be cast for more than seven candidates.

REMOVAL OF DIRECTORS

  Boston Scientific

     The Boston Scientific Certificate provides that a director or directors may be removed, with or without cause, by the affirmative vote of 80% of the combined voting power of holders of shares of capital stock entitled to vote generally in the election of directors.

  Target

     Target's By-laws provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. However, if less than the entire Board is to be removed, no directors may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election at the entire Board.

SPECIAL MEETINGS OF STOCKHOLDERS

  Boston Scientific

     Under Boston Scientific's By-laws, a special meeting of stockholders of Boston Scientific may be called only by the Chairman of the Board, the President or a majority of the total number of directors which Boston Scientific would have if no vacancies existed. Business transacted at any special meeting is limited to the purposes stated in the notice of the special stockholders' meeting given to stockholders. Boston Scientific's By-laws require notices of stockholders' meetings to be sent to all stockholders of record entitled to vote thereat not less than 10 nor more than 60 days prior to the meeting.

  Target

     Under Target's By-laws, a special meeting of stockholders may be called by:
(i) the President of Target, (ii) the Board of Directors or (iii) stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. Target's By-laws require notices of any special meeting to be sent to all stockholders entitled to vote at such meeting not less than 10 nor more than 60 days before the date of such meeting.

AMENDMENT OF CHARTER DOCUMENTS

  Boston Scientific

     The Boston Scientific Certificate may be amended in accordance with the DGCL. Boston Scientific's By-laws may be amended or repealed or new By-laws adopted by approval of the holders of a majority of the shares entitled to vote at any regular or special meeting of Boston Scientific stockholders and by the majority of the Boston Scientific Board.

  Target

     The Target Certificate may be amended in accordance with the DGCL. Target's By-laws may be altered, amended or repealed or new By-laws may be adopted by the stockholders entitled to vote or by a majority of the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors.

PURCHASES FROM 5% OR GREATER STOCKHOLDERS

  Boston Scientific

     The Boston Scientific Certificate restricts Boston Scientific from making any purchases of shares of its outstanding capital stock entitled to vote generally in the election of directors (the "Voting Stock") from any person, entity or group that beneficially owns 5% or more of the Voting Stock at a price exceeding the average closing price for the 20 trading business days prior to the date of purchase of such shares, unless a majority of holders of shares of Voting Stock holding less than 5% of the Voting Stock approve the transaction. Such restriction does not apply to (i) any offer to purchase shares of a class of Boston Scientific's stock which is made on the same terms and conditions to all holders of that class of stock; (ii) any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Boston Scientific stock; (iii) any purchase of Boston Scientific stock in accordance with the terms of any stock option or employee benefit plan; or (iv) any purchase at prevailing market prices pursuant to a stock repurchase program.

  Target

     Neither the Target Certificate nor the Target By-laws contain a restriction on purchases of Target Common Stock from 5% or greater stockholders.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     None of the Boston Scientific Certificate, Boston Scientific's By-laws, the Target Certificate, or Target's By-laws address the vote required to approve a merger, consolidation or sale of substantially all of the respective corporation's assets. Accordingly, such transactions will be governed by the DGCL. The DGCL requires that before a merger, consolidation or sale of substantially all of a corporation's assets can be approved by the stockholders of a Delaware corporation, a resolution approving the agreement providing for such transaction must be adopted by the corporation's board of directors. After receiving board approval, the agreement providing for such transaction must be adopted by an affirmative vote of at least a majority of the outstanding shares entitled to vote thereon. The Target Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Target vote for adoption of the Merger Agreement. Therefore, with respect to Target, the affirmative vote of at least a majority of the outstanding shares held by Target stockholders is required in order to consummate the Merger. However, because a wholly owned subsidiary of Boston Scientific rather than Boston Scientific will be the actual party to the Merger, approval of the stockholders of Boston Scientific is not required in order to consummate the Merger.

CERTAIN BUSINESS COMBINATIONS

     The DGCL prohibits a corporation which has securities traded on an exchange designated on Nasdaq or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, the interested stockholder acquires at one time 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote), or the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate or By-laws, not to be governed by this provision, none of the Boston Scientific Certificate, Boston Scientific's By-laws, the Target Certificate or Target's By-laws contain such an election.

ABSENCE OF DISSENTERS' RIGHTS

     Under the DGCL, dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving such corporation, amendments to the Certificate of Incorporation of such corporation (if so provided in the Certificate of Incorporation) or sales of all or substantially all of the assets of such corporation. However, appraisal rights are not available under Delaware law if the corporation's stock is (prior to the relevant transaction) listed on a national securities exchange or designated on Nasdaq or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation of the merger, shares of another corporation that will be listed on a national securities exchange, designated on Nasdaq or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of any such corporation, or a combination of such shares and cash. Because the Merger Agreement does not require stockholders of Target to exchange their stock for anything other than shares of Boston Scientific Common Stock (and cash in lieu of fractional shares) and because such shares are listed on a national securities exchange or held of record by more than 2,000 stockholders, stockholders of Target do not have the right to dissent from the Merger or receive a cash payment for the fair value of their shares. Because a wholly owned subsidiary of Boston Scientific rather than Boston Scientific will be the actual party to the Merger, stockholders of Boston Scientific do not have the right to dissent from the Merger or receive a cash payment for the fair value of their shares.

                                 LEGAL MATTERS

     The legality of the Boston Scientific Common Stock being offered hereby will be passed upon for Boston Scientific by Shearman & Sterling, New York, New York. The federal income tax consequences in connection with the Merger will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statements of Boston Scientific incorporated by reference and the schedule included in Boston Scientific's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the years 1994 and 1993, are based in part on the reports of Deloitte & Touche LLP, independent auditors, Arthur Andersen LLP, independent public accountants, and Price Waterhouse LLP, independent accountants, incorporated by reference herein. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of SCIMED Life Systems, Inc., not separately presented in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon has been incorporated by reference herein. Such financial statements to the extent they have been included in Boston Scientific's financial statements, as referred to above, have been so included in reliance on such report given upon the authority of such firm as experts in auditing and accounting.

     The financial statements of Heart Technology, Inc., not separately presented in this Proxy Statement/Prospectus, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon has been incorporated by reference herein. Such financial statements to the extent they have been included in Boston Scientific's financial statements, as referred to above, have been so included in reliance on such report given upon the authority of such firm as experts in auditing and accounting.

     The financial statements of Meadox Medicals, Inc., not separately presented in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon has been incorporated by reference herein. Such financial statements to the extent they have been included in Boston Scientific's financial statements, as referred to above, have been so included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Symbiosis Corporation as of December 31, 1994 and for the year then ended incorporated by reference herein from Boston Scientific's Current Report on Form 8-K dated March 14, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedule of Target appearing in Target's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     If the Merger is not consummated, or is not consummated within the time period currently contemplated, Target will hold its 1997 Annual Meeting of Stockholders. As described in Target's proxy statement relating to its 1996 Annual Meeting of Stockholders, stockholder proposals for inclusion in Target's proxy statement and form of proxy relating to the Target 1997 Annual Meeting of Stockholders must have been received by Target no later than March 24, 1997.

                                                                       EXHIBIT A

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                                                  CONFORMED COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         BOSTON SCIENTIFIC CORPORATION,
                           PATRIOT ACQUISITION CORP.

                                      AND

                           TARGET THERAPEUTICS, INC.
                          DATED AS OF JANUARY 20, 1997

================================================================================

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 1.01.  The Merger.....................................................................    A-1
 1.02.  Effective Time; Closing........................................................    A-1
 1.03.  Effect of the Merger...........................................................    A-1
 1.04.  Certificate of Incorporation; By-laws..........................................    A-2
 1.05.  Directors and Officers.........................................................    A-2

                                          ARTICLE II

                      CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

 2.01.  Conversion of Securities.......................................................    A-2
 2.02.  Exchange of Certificates.......................................................    A-2
 2.03.  Stock Transfer Books...........................................................    A-4
 2.04.  Stock Options..................................................................    A-4
 2.05.  Adjustments to Prevent Dilution................................................    A-5

                                         ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 3.01.  Organization and Qualification; Subsidiaries...................................    A-5
 3.02.  Certificate of Incorporation and By-laws.......................................    A-6
 3.03.  Capitalization.................................................................    A-6
 3.04.  Authority Relative to this Agreement...........................................    A-6
 3.05.  No Conflict; Required Filings and Consents.....................................    A-7
 3.06.  Permits; Company Products; Regulation..........................................    A-7
 3.07.  SEC Filings; Financial Statements..............................................    A-8
 3.08.  Absence of Certain Changes or Events...........................................    A-9
 3.09.  Absence of Litigation..........................................................    A-9
 3.10.  Employee Benefit Plans.........................................................   A-10
 3.11.  Labor Matters..................................................................   A-10
 3.12.  Real Property and Leases.......................................................   A-10
 3.13.  Intellectual Property..........................................................   A-10
 3.14.  Taxes..........................................................................   A-11
 3.15.  Environmental Matters..........................................................   A-11
 3.16.  Material Contracts.............................................................   A-12
 3.17.  Suppliers......................................................................   A-13
 3.18.  Accounting and Tax Matters.....................................................   A-13
 3.19.  Company Rights Agreement.......................................................   A-13
 3.20.  Vote Required..................................................................   A-13
 3.21.  Opinion of Financial Advisors..................................................   A-13
 3.22.  Brokers........................................................................   A-13

                                          ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 4.01.  Organization and Qualification; Subsidiaries...................................   A-14
 4.02.  Certificate of Incorporation and By-laws.......................................   A-14
 4.03.  Capitalization.................................................................   A-14
 4.04.  Authority Relative to this Agreement...........................................   A-15
 4.05.  No Conflict; Required Filings and Consents.....................................   A-15
 4.06.  SEC Filings; Financial Statements..............................................   A-15
 4.07.  Absence of Certain Changes or Events...........................................   A-16
 4.08.  Accounting and Tax Matters.....................................................   A-16
 4.09.  Absence of Litigation..........................................................   A-17
 4.10.  Brokers........................................................................   A-17

                                          ARTICLE V

                            CONDUCT OF BUSINESS PENDING THE MERGER

 5.01.  Conduct of Business by the Company Pending the Merger..........................   A-17
 5.02.  Conduct of Business by Parent Pending the Merger...............................   A-18

                                          ARTICLE VI

                                    ADDITIONAL AGREEMENTS

 6.01.  Registration Statement; Proxy Statement........................................   A-18
 6.02.  Stockholders' Meeting..........................................................   A-19
 6.03.  Appropriate Action; Consents; Filings..........................................   A-20
 6.04.  Access to Information; Confidentiality.........................................   A-21
 6.05.  No Solicitation of Competing Transactions......................................   A-21
 6.06.  Directors' and Officers' Indemnification and Insurance.........................   A-22
 6.07.  Notification of Certain Matters................................................   A-22
 6.08.  Stock Exchange Listing.........................................................   A-23
 6.09.  Public Announcements...........................................................   A-23
 6.10.  Plan of Reorganization.........................................................   A-23
 6.11.  Company Distribution Agreements................................................   A-23
 6.12.  Company Employee Stock Purchase Plan...........................................   A-23
 6.13.  Acceleration of Stock Options..................................................   A-24
 6.14.  Affiliates; Accounting and Tax Treatment.......................................   A-24
 6.15.  Employees and Employee Benefits................................................   A-24

                                         ARTICLE VII

                                   CONDITIONS TO THE MERGER

 7.01.  Conditions to the Obligations of Each Party....................................   A-24
 7.02.  Conditions to the Obligations of Parent and Merger Sub.........................   A-25
 7.03.  Conditions to the Obligations of the Company...................................   A-25

                                         ARTICLE VIII

                              TERMINATION, AMENDMENT AND WAIVER

 8.01.  Termination....................................................................   A-26
 8.02.  Effect of Termination..........................................................   A-27
 8.03.  Fees and Expenses..............................................................   A-27
 8.04.  Amendment......................................................................   A-28
 8.05.  Waiver.........................................................................   A-28

                                          ARTICLE IX

                                      GENERAL PROVISIONS

 9.01.  Non-Survival of Representations, Warranties and Agreements.....................   A-28
 9.02.  Notices........................................................................   A-28
 9.03.  Certain Definitions............................................................   A-29
 9.04.  Severability...................................................................   A-30
 9.05.  Entire Agreement; Assignment...................................................   A-30
 9.06.  Parties in Interest............................................................   A-30
 9.07.  Specific Performance...........................................................   A-30
 9.08.  Governing Law..................................................................   A-30
 9.09.  Headings.......................................................................   A-30
 9.10.  Counterparts...................................................................   A-31
 9.11.  Waiver of Jury Trial...........................................................   A-31

                                    EXHIBITS

Exhibit 6.14(a)  Form of Company Affiliate Letter
Exhibit 6.14(b)  Form of Parent Affiliate Letter
Exhibit 9.03(f)  Executive Officers of Company

                             INDEX OF DEFINED TERMS

DEFINED TERM                                            LOCATION OF DEFINITION
------------                                            ----------------------
affiliate                                               Section 9.03(a)
Agreement                                               Recitals
beneficial owner                                        Section 9.03(b)
Blue Sky Laws                                           Section 3.05(b)
business day                                            Section 9.03(c)
Certificate of Merger                                   Section 1.02
Certificates                                            Section 2.02(b)
Change of Control Agreements                            Section 6.13
Code                                                    Recitals
Company                                                 Recitals
Company Common Stock                                    Section 2.01(a)
Company Disclosure Schedule                             Article III
Company Financial Advisor                               Section 3.21
Company Intellectual Property                           Section 3.13
Company Licenses                                        Section 3.13
Company Material Adverse Effect                         Section 3.01
Company 1996 Balance Sheet                              Section 3.07(d)
Company Options                                         Section 2.04(a)
Company Permits                                         Section 3.06(a)
Company Rights Agreement                                Section 3.19
Company SEC Reports                                     Section 3.07(a)
Company Stock Option Plans                              Section 2.04(a)
Competing Transaction                                   Section 6.05
Confidentiality Agreement                               Section 6.04(c)
control                                                 Section 9.03(d)
Current Offering                                        Section 6.12(a)
Delaware Law                                            Recitals
Effective Time                                          Section 1.02
Employment Contracts                                    Section 3.10
Environmental Laws                                      Section 3.15(a)
Environmental Permits                                   Section 3.15(b)
ERISA                                                   Section 3.10
ESPP                                                    Section 3.03
Exchange Act                                            Section 3.05(b)
Exchange Agent                                          Section 2.02(a)
Exchange Fund                                           Section 2.02(a)
Exchange Ratio                                          Section 2.01(a)
FDA                                                     Section 3.06(b)
Governmental Authority                                  Section 9.03(e)

DEFINED TERM                                            LOCATION OF DEFINITION
------------                                            ----------------------
Hazardous Substances                                    Section 3.15(a)
HSR Act                                                 Section 3.05(b)
IRS                                                     Section 3.10
knowledge of the Company                                Section 9.03(f)
Laws                                                    Section 3.05(a)
Material Contracts                                      Section 3.16(a)
Merger                                                  Recitals
Merger Sub                                              Recitals
NASD                                                    Section 3.05(b)
NYSE                                                    Section 4.05(b)
Parent                                                  Recitals
Parent Common Stock                                     Section 2.01(a)
Parent Material Adverse Effect                          Section 4.01
Parent 1995 Balance Sheet                               Section 4.06(d)
Parent Options                                          Section 2.04(d)
Parent Preferred Stock                                  Section 4.03
Parent SEC Reports                                      Section 4.06(a)
person                                                  Section 9.03(g)
Plans                                                   Section 3.10
Products                                                Section 3.06(b)
Proxy Statement                                         Section 6.01(a)
Registration Statement                                  Section 6.01(a)
Representatives                                         Section 6.04(a)
SEC                                                     Recitals
Securities Act                                          Section 3.05(b)
Shares                                                  Section 2.01(a)
Stockholders' Meeting                                   Section 6.02
subsidiary/subsidiaries                                 Section 9.03(h)
Subsidiary                                              Section 3.01
Surviving Corporation                                   Section 1.01
Terminating Company Breach                              Section 8.01(g)
Terminating Parent Breach                               Section 8.01(f)
Termination Fee                                         Section 8.03(a)

     AGREEMENT AND PLAN OF MERGER dated as of January 20, 1997 (this "Agreement") among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Parent"), PATRIOT ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and TARGET THERAPEUTICS, INC., a Delaware corporation (the "Company").

     WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of Shares (as defined in Section 2.01) and is in the best interests of such stockholders and (ii) approved this Agreement and the transactions contemplated hereby and unanimously has recommended that the stockholders of the Company adopt this Agreement;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and has approved and, as sole stockholder of Merger Sub, has adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests" under applicable United States accounting rules and Securities and Exchange Commission ("SEC ") accounting standards.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 251 of Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the closing date), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, Section 251 of Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (or such other place as the parties may agree).

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04.  Certificate of Incorporation; By-laws.

     (a) Subject to the terms of Section 6.06, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as of the Effective Time to read as follows: "the name of the Corporation is Target Therapeutics, Inc."

     (b) Subject to the terms of Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of common stock, par value $.0025 per share, of the Company ("Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b)) and all rights in respect thereof shall be converted automatically, subject to
     Section 2.02(e), into the right to receive 1.07 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Parent ("Parent Common Stock").

          (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.02.  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with The First National Bank of Boston or such other bank or trust company as may be designated by Parent and approved by the Company, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable in exchange for outstanding Shares pursuant to Section 2.01. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the transfer records of the Company, a Certificate representing the proper number of shares of Parent Common Stock, and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

     (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date at or after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid, upon submission of his or her Certificates, an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $71. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to any holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holder of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this

Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (g) No Liability. Neither Parent nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect hereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock that are deliverable in respect thereof pursuant to this Agreement.

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by any Laws. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

     SECTION 2.04.  Stock Options.

     (a) All options to purchase capital stock of the Company (the "Company Options") outstanding, whether or not exercisable, whether or not vested, at the Effective Time under the Company's 1988 Stock Option Plan and 1991 Director Option Plan, (collectively, the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or
(ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent. Each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time would have been converted under Section 2.01; and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company

Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent).

     (b) In respect of each Company Option assumed by Parent, and the shares of Parent Common Stock underlying such Company Option, Parent shall file, promptly, but in any event within ten (10) business days after the Effective Time, and keep current, a Form S-8 or other appropriate registration statement for as long as the Company Options remain outstanding.

     (c) Except with respect to the agreements set forth in Section 3.10(3) and
(4) of the Company Disclosure Schedule, the Company has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of Company Options as a consequence of the execution of this Agreement or the transactions contemplated by this Agreement.

     (d) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to options to purchase shares of Parent Common Stock ("Parent Options") pursuant to this Section 2.04 and (ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby.

     (e) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent that the Company Options qualified as incentive stock options prior to the Effective Time.

     SECTION 2.05. Adjustments to Prevent Dilution. In the event that Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Exchange Ratio shall be equitably adjusted.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") or as specifically disclosed in the Company SEC Reports (as hereinafter defined) filed subsequent to March 31, 1996, the Company hereby represents and warrants to the Parent and Merger Sub that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change in or effect on the Company and the Subsidiaries that, when taken individually or together with all other adverse changes and effects, is materially adverse to the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, or prevents consummation of the Merger, or prevents the Company from performing its obligations under this Agreement; provided, however, that any such effect resulting from (i) any change in law, rule or regulation or in economic or business conditions generally or generally affecting the medical devices industry (as opposed to the

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

Company specifically), (ii) any change in generally accepted accounting principles or interpretations thereof generally affecting the medical devices industry (as opposed to the Company specifically), (iii) any adverse ruling, court order, appeal or cross-appeal by any person or other development with respect to the currently pending lawsuit involving the Company, Cordis Corporation (a subsidiary of Johnson & Johnson) and SCIMED Life Systems, Inc. (a subsidiary of Parent), or, (iv) any effect on the Company resulting from actions taken by the Company at Parent's direction pursuant to Section 6.11 shall not be considered when determining if a Company Material Adverse Effect has occurred. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

     SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its respective Certificate of Incorporation, By-laws or equivalent organizational documents.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock of the Company. No shares of preferred stock of the Company are issued or outstanding. As of December 29, 1996, (a) 14,860,111 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 350,000 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries, (c) 3,654,609 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Option Plans, and (d) 82,194 Shares were reserved for future issuance pursuant to the Company's 1991 Employee Stock Purchase Plan (the "ESPP"). From December 29, 1996 through the date hereof, the Company has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary, except pursuant to the exercise of Company Options that were outstanding as of December 29, 1996. Set forth in Section 3.03 of the Company Disclosure Schedule is a summary setting forth the number of outstanding Company Options, stock incentive rights or any other rights to acquire shares of Company Common Stock pursuant to the Company Stock Option Plans and the exercise price therefor as of January 9, 1997. Except as set forth in this Section 3.03 and the Company Rights Agreement (as defined in Section 3.20), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in any Subsidiary. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the Shares and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 3.05.  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, as applicable, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except
(i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.06.  Permits; Company Products; Regulation.

     (a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Company's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

     (b) Except as is not reasonably likely to have a Company Material Adverse Effect, since March 31, 1993, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. The Company has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labelling, testing and inspection of Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"), except where the failure so to comply is not likely to have a Company Material Adverse Effect. Except as described in the Company SEC Reports (as defined in Section 3.07(a)), since March 31, 1993, there have been no recalls, field notifications or seizures ordered or, to the Company's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products. The Company has not received, and does not reasonably believe that any facts or circumstances exist that are reasonably likely to result in, any warning letter, or Section 305 notices from the FDA.

     (c) The Company has obtained, in all countries where the Company is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by the Company, except for any such failures that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. The Company has identified and made available for examination by Parent all material information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listings, inspections, the Company's recalls and product actions, audits and the Company's ongoing clinical studies. The Company has identified in writing to Parent the international locations where substantially all regulatory information and documents are kept.

     SECTION 3.07.  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 1993, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended March 31, 1995 and March 31, 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 1996 and September 30, 1996, respectively, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 31, 1993, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since March 31, 1993, and prior to the date of this Agreement (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Company SEC Reports"), and (v) complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date hereof) to the Company SEC Reports filed with the SEC. The Company SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) No Subsidiary is required to file any form, report or other document with the SEC.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of the Company and the consolidated

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

Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

     (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of March 31, 1996, including the notes thereto (the "Company 1996 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any Company SEC Report filed since March 31, 1996 and prior to the date of this Agreement, (ii) incurred since March 31, 1996 which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

     (e) The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

     SECTION 3.08. Absence of Certain Changes or Events. Since March 31, 1996, except as contemplated by this Agreement or disclosed in any Company SEC Report filed since March 31, 1996, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent in all material respects with past practice and, since March 31, 1996, there has not been (a) any event or events having, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (d) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (f) other than pursuant to the contracts referred to in Section 3.10 or as expressly provided for in this Agreement, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent in all material respects with past practice.

     SECTION 3.09.  Absence of Litigation.

     (a) Except as disclosed in the Company SEC Reports, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, is reasonably likely to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

     (b) As of the date hereof, to the Company's knowledge, neither the Company nor any Subsidiary has received notice from any source that the Company or any Subsidiary may be liable with respect to product liability or worker's compensation claims, except for such claims that are not reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.10. Employee Benefit Plans. Section 3.10 of the Disclosure Schedule lists, as of the date hereof, (i) all material employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (the "Plans") and
(ii) all contracts and agreements relating to employment that provide for annual compensation in excess of $125,000 and all severance agreements, with any of the directors, officers or employees of the Company or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or a Subsidiary at will without penalty or other adverse consequence) (the "Employment Contracts"). Parent has been furnished with a copy of each Plan, each material document prepared in connection with each Plan, and each Employment Contract. Except as set forth in Section 3.10 of the Disclosure
Schedule: (i) none of the Plans is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person, except as required pursuant to the provisions of Section 4980B of the Code; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan or has a period of time remaining under applicable law to obtain such determination letter; (iv) none of the Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code;
(v) to the Company's knowledge, each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;
(vi) neither the Company nor any Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that is reasonably likely to give rise to any such liability; (vii) the Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that is reasonably likely to give rise to liability under such act; and (viii) no compensation paid or payable to any employee of the Company or any Subsidiary has been, or is reasonably likely to be, non-deductible by reason of application of Section 162(m) of the Code.

     SECTION 3.11. Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary.

     SECTION 3.12.  Real Property and Leases.

     (a) The Company and the Subsidiaries have sufficient title or leasehold interests to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (b) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party which are material, individually or in the aggregate, to the business of the Company and the Subsidiaries taken as a whole, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, which would permit any such lease to be terminated by the other party thereto.

     SECTION 3.13. Intellectual Property. "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as currently contemplated by the Company to be conducted through March 31, 1998, together with all applications currently pending for any of the foregoing. As of the date hereof and except as disclosed in the Company SEC Reports, the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all of the Company Intellectual Property, and, to the Company's knowledge, there is no assertion or claim (or basis therefor) challenging the validity of any

Company Intellectual Property, and between the date hereof and the Effective Time, the Company and the Subsidiaries will own or possess adequate licenses or other valid rights to use all of the Company Intellectual Property, and, to the Company's knowledge, there will be no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Schedule lists each material license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of the Company and the Subsidiaries, the cancellation or expiration of which is reasonably likely to have a Company Material Adverse Effect (the "Company Licenses"). As of the date hereof, there are no pending, or to the Company's knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may have been commenced by Parent or any subsidiary of Parent, and between the date hereof and the Effective Time, there shall not be any pending, or to the Company's knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may be commenced by Parent or any subsidiary of Parent and such as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no breach or violation by the Company under, and, to the Company's knowledge there is no breach by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. The Company has taken reasonable measures to maintain the confidentiality of the processes and formulas, research and development results and other know-how of the Company, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof. To the Company's knowledge, the conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, to the Company's knowledge, there are no infringements of any Company Intellectual Property which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Schedule, to the Company's knowledge, neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.14. Taxes. The Company and each Subsidiary (a) have properly prepared and timely filed or will have prepared and filed all federal, state, local and foreign tax returns and reports in respect of taxes required to be filed by or with respect to the Company and each Subsidiary through the Effective Time (taking into account any extension of time to file); (b) paid or accrued all taxes shown to be due on such returns and reports (and all applicable ad valorem and value added taxes as are due from the Company and each Subsidiary have been paid); and (c) paid or accrued all taxes for which a notice of assessment or collection has been received by the Company or any Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings). Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the knowledge of the Company, is threatening to assert any claims for taxes from the Company or any Subsidiary. The Company and each Subsidiary have withheld or collected and paid over to appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected by them. There are no liens for taxes upon the assets of the Company or any Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings).

     SECTION 3.15.  Environmental Matters.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following United States federal statutes and their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean

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Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the
Marine Protection, Research and Sanctuaries Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof;
(C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any United States or foreign federal, state or local law relating to
(A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company or any Subsidiary has not violated and is not in violation of any Environmental Law; (ii) there has been no contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of any Hazardous Substance, on or from any of the properties owned or leased by the Company (including, without limitation, soils and surface and ground waters); (iii) the Company or any Subsidiary has not received notice from any source that it and its Subsidiaries may be liable for any off-site contamination; (iv) the Company or any Subsidiary has not received notice from any source that it or its Subsidiaries may be liable under any Environmental Law; (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(vi) the Company has been and is in compliance with its Environmental Permits; and (vii) there are no pending, and the Company has not received any notice from any source of any threatened, claims against the Company or any Subsidiary relating to any Environmental Law or Hazardous Substance.

     SECTION 3.16.  Material Contracts.

     (a) Subsections (i) through (vi) of Section 3.16(a) of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being referred to herein collectively as the "Material Contracts"):

          (i) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which the Company or any Subsidiary is a party;

          (ii) all contracts with physicians and any scientific advisory board members;

          (iii) all contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which: (A) are reasonably likely to involve consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 1997, or (B) are reasonably likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract;

          (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company or any Subsidiary has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

          (v) all contracts and agreements that limit the ability of the Company or any Subsidiary or, after the Effective Time, Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

          (vi) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and any affiliate of the Company (other than a wholly owned subsidiary), on the other hand; and

          (vii) all other contracts or agreements (A) which are material to the Company and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have a Company

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

     Material Adverse Effect or (C) which are believed by the Company to be of unique value to the Company even though not material to the business of the Company.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company License, each contract referred to in paragraphs (ii) and (vii) above, and each other material contract or agreement of the Company or any Subsidiary which would have been required to be disclosed in Sections 3.16(a)(ii) and (vii) of the Company Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Company Licenses or Material Contracts is in default by its terms or has been cancelled by the other party; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and none of the Company or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. The Company has furnished Parent with true and complete copies of all Company Licenses and all Material Contracts.

     SECTION 3.17. Suppliers. Neither the Company nor any Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

     SECTION 3.18. Accounting and Tax Matters. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling-of-interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither the Company nor, to the Company's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and to the Company's knowledge, the Merger will so qualify.

     SECTION 3.19. Company Rights Agreement. The Preferred Shares Rights Agreement dated September 21, 1994, between the Company and The First National Bank of Boston, as the rights agent, as amended on May 7, 1996 (the "Company Rights Agreement"), has been amended so as to provide that neither Parent nor Merger Sub will become an "Acquiring Person" and that no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. Additionally, the Board of Directors of the Company has taken such corporate action as is necessary to amend the Company Rights Agreement so that the Final Expiration Date (as such term is defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

     SECTION 3.20. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

     SECTION 3.21. Opinion of Financial Advisors. The Company has received the opinion of Goldman, Sachs & Co. (the "Company Financial Advisor"), to the effect that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company; it being understood and acknowledged by Parent that such opinion has been rendered to the Board of Directors of the Company and is not for the benefit of, and may not be relied upon by, Parent, its affiliates or Parent's stockholders.

     SECTION 3.22. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

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                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as specifically disclosed in Parent SEC Reports (as hereinafter defined) filed subsequent to December 31, 1995, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change or effect that, when taken individually or together with all other adverse changes and effects, is materially adverse to the business, operations, or financial condition of Parent and its subsidiaries, taken as a whole, or prevents consummation of the Merger, or prevents Parent from performing its obligations under this Agreement; provided, however, that any such effect resulting from (i) any change in law, rule or regulation or in economic or business conditions generally or generally affecting the medical devices industry (as opposed to Parent specifically) or (ii) any change in generally accepted accounting principles or interpretations thereof generally affecting the medical devices industry (as opposed to Parent specifically) shall not be considered when determining if a Parent Material Adverse Effect has occurred.

     SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective Certificate of Incorporation or By-laws.

     SECTION 4.03. Capitalization. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 25,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"). As of December 31, 1996, (a) 178,457,740 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 643,991 shares of Parent Common Stock were held in the treasury of Parent or by subsidiaries of Parent and (c) 25,480,110 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's stock option plans. No shares of Parent Preferred Stock were issued and outstanding. From December 31, 1996 through the date of this Agreement, Parent has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of Parent, except pursuant to the exercise of stock options and the issuance of stock options in the ordinary course of business consistent with past practice. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of Merger Sub, of which, as of the date of this Agreement, 100 are issued and outstanding. Except as disclosed in the Parent SEC Reports (as hereinafter defined), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub obligating Parent or Merger Sub to issue or sell any shares of capital stock of Parent or Merger Sub. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no outstanding material contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be

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

registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     SECTION 4.04. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 4.05.  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or any subsidiary of Parent, (ii) conflict with or violate any Law applicable to Parent or any subsidiary of Parent or by which any property or asset of either of them is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent or any property or asset of either of them is bound or affected, except for any such breaches, defaults or other occurrences which are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the HSR Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the New York Stock Exchange, Inc. ("NYSE"), and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to prevent or delay consummation of the Merger, and is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.06.  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1994,
(iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC since January 1, 1994 and prior to the date hereof (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and
(iv) above being referred to herein, collectively, as the "Parent SEC Reports"), and (v) complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date of this Agreement) to the Parent SEC

Reports filed with the SEC. The Parent SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

     (b) Except for annual reports on Form 11-K for plans sponsored by SCIMED Life Systems, Inc. that are required to be filed with the SEC, no subsidiary of Parent is required to file any form, report or other document with the SEC.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

     (d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 1995, including the notes thereto (the "Parent 1995 Balance Sheet"), neither Parent nor any of its consolidated subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations disclosed in any Parent SEC Report filed since December 31, 1995 and prior to the date hereof, or incurred since December 31, 1995 which are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (e) Parent has heretofore furnished to the Company complete and correct copies of all material amendments and modifications that have not been filed by Parent with the SEC to all material agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

     SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 1995, except as contemplated by this Agreement or disclosed in any Parent SEC Report filed since December 31, 1995, Parent and its consolidated subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent in all material respects with past practice and, since December 31, 1995 except as disclosed in any Parent SEC Report filed since December 31, 1994, there has not been (a) any event or events having, individually or in the aggregate, a Parent Material Adverse Effect, (b) except for purchases of shares of Parent Common Stock made pursuant to Parent's systematic share repurchase program, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities, (c) any change by Parent in its accounting methods, principles or practices, (d) any revaluation by Parent of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent in all material respects with past practice, or (e) as of the date hereof, any entry by Parent or any subsidiary of Parent into any commitment or transaction material to Parent and the subsidiaries of Parent taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice.

     SECTION 4.08. Accounting and Tax Matters. Neither Parent nor, to Parent's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling-of-interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Parent nor, to Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under
Section 368(a) of the Code and, to Parent's knowledge, the Merger will so qualify.

     SECTION 4.09. Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or potential claims, actions, proceedings or investigations which are reasonably likely to result from similar facts and circumstances, is reasonably likely to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.10. Brokers. No broker, finder or investment banker (other than Lehman Brothers, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Parent shall otherwise agree (which agreement shall not be unreasonably withheld) in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, distributors, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except as set forth in Section 5.01(b) of the Company Disclosure Schedule) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration aggregating not more than $500,000;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a United States Subsidiary may, after consultation with Parent, declare and pay a dividend to the Company;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice in an amount not in excess of $1 million; (iii) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, enter into any contract or agreement other than in the ordinary course of business, consistent in all material respects with past practice; (iv) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, authorize capital expenditures which are, in the aggregate, in excess of $2 million for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

          (f) except as set forth in Section 5.01(f) of the Company Disclosure Schedule, increase (except in the ordinary course of business and consistent in all material respects with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $100,000, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (h) knowingly take any action that could reasonably be expected to prevent the Merger's qualification for "pooling-of-interests" accounting treatment or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the Company 1996 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.

     SECTION 5.02. Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Company shall otherwise agree in writing, Parent shall not, directly or indirectly, knowingly take any action that could reasonably be expected to prevent the Merger's qualification for "pooling-of-interests" accounting treatment or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  Registration Statement; Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included, as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

     (b) The Registration Statement and the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company, and the Company shall make appropriate amendments or supplements to the Proxy Statement. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

     (c) The Proxy Statement and the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

     SECTION 6.02.  Stockholders' Meeting.

     (a) The Company shall, consistent with applicable law, call and hold a special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The

Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

     (b) Parent shall vote (or consent with respect to) any shares of common stock of Merger Sub beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of the stockholders of Merger Sub at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of Merger Sub by consent in lieu of a meeting).

     SECTION 6.03.  Appropriate Action; Consents; Filings.

     (a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain in a timely manner from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time.

     (ii) In the event that Parent or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or, to the knowledge of such party, Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

     SECTION 6.04.  Access to Information; Confidentiality.

     (a) Subject to the Confidentiality Agreements (as hereinafter defined), from the date hereof to the Effective Time, Parent and the Company each will provide to the other (and its respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access, to the extent appropriate with regard to each of Parent's and the Company's relative size, to all information and documents which the Company or Parent, as the case may be, may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other (except information or documents that in the opinion of such other party's counsel may not be disclosed under applicable law).

     (b) From the date hereof to the Effective Time, the Company shall: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

     (c) The parties shall comply with, and shall cause their respective Representatives to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreements dated November 27, 1996 (each, a "Confidentiality Agreement") between the Company and Parent.

     (d) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.05. No Solicitation of Competing Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company or any Subsidiary to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal which the Company or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 6.05 shall prohibit the Company from (i) furnishing information (including non-public information) to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal of a Competing Transaction if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) that such action is necessary to comply with their fiduciary duties to the Company or its stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (1) provides reasonable notice to Parent that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides in any such notice to Parent in reasonable detail, the identity of the person or entity making such proposal and the terms and conditions of such proposal, (2) provides Parent with all information to be provided to such person or entity which Parent has not previously been provided, and (3) receives from such person or entity an executed confidentiality agreement on terms not less favorable in any material respect to the Company than those contained in the Confidentiality Agreements, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, (iii) referring any third party to this Section 6.05 or making a copy of this Section 6.05 available to any third party, or (iv) failing to make or withdrawing or modifying its recommendation referred to in Section

6.01(a) following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the directors of the Company to comply with their fiduciary duties to the Company or its stockholders under applicable law. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors of the Company determines in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) that such action is necessary to comply with fiduciary duties to the Company or its stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Shares.

     SECTION 6.06.  Directors' and Officers' Indemnification and Insurance.

     (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Certificate of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and Bylaws of Merger Sub to include such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation and, by executing this Agreement, Parent hereby expressly assumes such obligations.

     (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect, for four (4) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06 more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants currently to be $227,000 in the aggregate); provided further that if the annual premiums exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) The Surviving Corporation and Parent shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

     SECTION 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or nonoccurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Parent Disclosure Schedule or the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Parent under Section 7.02(a) and those of the Company under Section 7.03(a), in the event that a representation or warranty made by the Company or Parent herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

     SECTION 6.08. Stock Exchange Listing. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time.

     SECTION 6.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Parent and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NYSE, the NASD or any national securities exchange to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

     SECTION 6.10. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

     SECTION 6.11.  Company Distribution Agreements.

     (a) Except as specifically provided in Section 6.11(a) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, without the prior written consent of Parent, enter into any distribution agreement or similar agreement or amend any existing distribution agreement or similar agreement to which the Company or any of the Subsidiaries is party.

     (b) Except as set forth in Section 6.11(b) of the Company Disclosure Schedule, the Company shall, and shall cause each of the Subsidiaries to, give notice of its intention not to renew any of its distribution agreements or similar agreements. Each such notice shall be given in accordance with such agreements so as to prevent such agreement from being renewed for any period of time after the date hereof.

     (c) In the event that the Company is unable to make arrangements for distribution of its products in any country following the termination of a distribution agreement as provided in this Section 6.11, Parent will either act as, or arrange for, a distributor of the Company's products in such country on terms and conditions that are substantially similar to the terms and conditions with that of the former distributor.

     SECTION 6.12.  Company Employee Stock Purchase Plan.

     (a) The Company shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date shall occur prior to the Effective Time and Shares shall be purchased by ESPP participants prior to the Effective Time. The Current Offering shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, the Company shall take no action, pursuant to the terms of the ESPP, to commence any new offering period.

     (b) Parent shall cause each participant in the ESPP who becomes employed by Parent or any of its subsidiaries to become eligible to participate in the Parent employee stock purchase plan, with such eligibility to participate commencing no later than the regular offering commencement date under such Parent plan first occurring at least 30 days following the Effective Time; provided, however, that if the period between the Effective Time and such regular offering commencement date exceeds three (3) months, then Parent shall cause the Parent employee stock purchase plan to be amended, to the extent necessary, to allow ESPP participants to participate in such plan on the earliest practicable date within such three-month period.

     SECTION 6.13. Acceleration of Stock Options. In the event that it is determined by Ernst & Young LLP, independent accountants to the Company and Parent, that the enforcement of any provision of any Change of Control Agreement listed in Section 3.10 of the Company Disclosure Schedule (the "Change of Control Agreements") (which allows for the acceleration of vesting of stock options granted for the Company's securities) would preclude accounting for the Merger and the transactions contemplated thereby as a "pooling-of-interests," then the Board of Directors of the Company shall take all actions necessary pursuant to the terms of such Change of Control Agreements to ensure that all such acceleration provisions are null and void.

     SECTION 6.14.  Affiliates; Accounting and Tax Treatment.  Within thirty
(30) days from the date hereof, each of Parent and the Company shall obtain from any person who may be deemed to be an affiliate, as of the date of this Agreement, of Parent or the Company, respectively, as applicable (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to "pooling-of-interests" accounting treatment), a written agreement substantially in the appropriate form attached hereto as Exhibit 6.14. Each party hereto shall use its best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for "pooling-of-interests" accounting treatment and as a reorganization qualifying under the provisions of Section 368(a) of the Code.

     SECTION 6.15. Employees and Employee Benefits. From and after the Effective Time, Parent shall grant all employees of the Company and any Subsidiaries credit for all service (to the same extent as service with Parent or any subsidiary of Parent is taken into account with respect to similarly situated employees of Parent and the subsidiaries of Parent) with the Company and any Subsidiary and their respective predecessors prior to the Effective Time for all purposes as if such service with the Company or any Subsidiary was service with Parent or any subsidiary of Parent (provided, however, that no such past service credit shall be granted to the extent it would result in duplicative accrual of benefits for the same period of service), and, with respect to any medical or dental benefit plan, Parent shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company or any Subsidiary who was, as of the Effective Time, excluded from participation in a Plan by virtue of such pre-existing condition) and provide that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent. Parent shall provide or shall cause the Company and each Subsidiary to provide benefits to any employee of the Company and each Subsidiary which are not less favorable in the aggregate than the benefits provided to similarly situated employees of the Parent and subsidiaries of Parent.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) this Agreement and the transaction contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company in accordance with Delaware Law and the Company's Certificate of Incorporation;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

          (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

          (e) Parent and the Company shall have received the opinion of Ernst & Young LLP, independent accountants to each of Parent and the Company, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for "pooling-of-interests" accounting treatment if consummated in accordance with this Agreement; and

          (f) the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Company Material Adverse Effect) shall be true and correct, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, it being understood and agreed by Parent and Merger Sub that this Section 7.02(a)(ii) shall be deemed to have been satisfied unless any failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (b) Parent shall have received "cold comfort" letters of Ernst & Young, LLP dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, such "cold comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

          (c) unless the Company waives its closing condition set forth in
     Section 7.03(b) hereof, a copy of such opinion received by the Company shall have been provided to Parent; and

          (d) Parent shall have received from any person who may be deemed to have become an affiliate of the Company, as reasonably determined by the Company, pursuant to Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to "pooling-of-interests" accounting treatment, after the date of this Agreement and on or prior to the Effective Time, a signed agreement substantially in the form of Exhibit 6.14(b) hereto.

     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) (i) Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Parent contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Parent Material Adverse Effect) shall be true and correct, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time; it being understood and agreed by the Company that this Section 7.03(a)(ii) shall be deemed to have been satisfied unless any failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

          (b) the Company shall have received the opinion of Venture Law Group, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect; provided, however, that each of the representations of Parent, the Company and Collagen Corporation contained in the representation letters provided to Venture Law Group shall be true and correct, in each case at and as of the Effective Time as if made at and as of such time; and

          (c) the Company shall have received from any person who may be deemed to have become an affiliate of Parent pursuant to Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to "pooling-of-interests" accounting treatment after the date of this Agreement and on or prior to the Effective Time a signed agreement substantially in the form of Exhibit 6.14(b) hereto.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

          (a) by written consent duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company;

          (b) by any of Parent, Merger Sub or the Company if either (i) the Effective Time shall not have occurred on or before June 30, 1997; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided further , that, if a request for additional information is received from a Governmental Authority pursuant to the HSR Act, such date shall be extended to the 90th day following acknowledgment by such Governmental Authority that Parent and the Company have complied with such request, but in any event not later than September 30, 1997; provided further, that, if any actions taken by Parent after the date hereof and prior to the Effective Time shall have caused the delay of, or resulted in the failure of, the Effective Time to occur on or before June 30, 1997, such date with respect to Parent's right to terminate this Agreement shall be extended by the amount of time of such delay, but in no event later than September 30, 1997; or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; and (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (d) by the Company in order to enter into a definitive agreement for a Competing Transaction, upon three (3) business days' prior written notice to Parent setting forth, in reasonable detail, the identity of the person making the Competing Transaction and the final terms and conditions of such Competing Transaction, if, as a result of an unsolicited proposal for such Competing Transaction, the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that, after giving effect to any concessions which may be offered by Parent, their fiduciary duties under applicable Law require that such Competing Transaction be accepted; provided, however , that any termination of this Agreement by the Company pursuant to this Section 8.01(d) shall not be effective until the Company has made payment of the full fee required by Section 8.03(a) hereof;

          (e) by either Parent or the Company, if the Stockholders' Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof);

          (f) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
     Section 7.03(a) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(f) for a period of 30 days from the date on which the Company delivers to Parent written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach;

          (g) by Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
     Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(g) for a period of 30 days from the date on which Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach; or

          (h) by the Company or Parent, if the average of the closing sale prices on the NYSE of Parent Common Stock as reported under Composite Transactions in the Wall Street Journal for the ten (10) consecutive trading days immediately preceding the first business day following the satisfaction (including as a result of a waiver) of all of the conditions set forth in Article VII, is less than $55 per share.

     SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. The payment of any termination fee under any provision of Section 8.03(a) by the Company shall constitute the sole and exclusive remedy of Parent for such termination and, upon receipt of such termination fee, Parent shall have no further recourse in law or equity against the Company as a result of this Agreement or any breach (willful or otherwise) hereof; provided, however, that the Termination Fee shall not be the sole and exclusive remedy for any breach by the Company of its obligations under Section 6.05.

     SECTION 8.03.  Fees and Expenses.

     (a) The Company shall pay Parent a fee of $34 million (the "Termination Fee"), which amount is inclusive of all expenses, if this Agreement is terminated:

          (i) by the Company pursuant to Section 8.01(b)(i) and a Competing Transaction having a value per Share in excess of the value per Share to be generated hereby shall have been consummated within twelve (12) months of such termination;

          (ii) pursuant to Section 8.01(c)(i);

          (iii) pursuant to Section 8.01(c)(ii) and such Competing Transaction shall have been consummated following such termination;

          (iv) pursuant to Section 8.01(d);

          (v) pursuant to Section 8.01(e) and a Competing Transaction shall have been publicly proposed prior to such termination and the transaction contemplated by such Competing Transaction shall have been consummated within twelve (12) months of such termination; or

          (vi) pursuant to Section 8.01(g) and a Competing Transaction shall have been consummated within twelve (12) months of such termination.

     (b) Any payment required to be made pursuant to Section 8.03(a) shall be made as promptly as practicable but not later than five (5) business days after the final determination by Parent of such amount and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (d) In the event that the Company shall fail to pay the Termination Fee when due, interest shall be paid on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06, 6.11, 6.12 and 6.15 shall survive the Effective Time indefinitely, and those set forth in Sections 6.09, 8.02, 8.03, 8.04, 8.05 and this Article IX shall survive termination indefinitely.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        if to Parent or Merger Sub:

        Boston Scientific Corporation
        One Boston Scientific Place
        Natick, Massachusetts 01760-1537
        Facsimile: (508) 650-8960
        Attention: General Counsel

        with a copy to:

        Shearman & Sterling
        599 Lexington Avenue
        New York, New York 10022
        Facsimile: (212) 848-7666
        Attention: Peter D. Lyons, Esq.

        if to the Company:

        Target Therapeutics, Inc.
        47201 Lakeview Blvd.
        Fremont, California 94538
        Facsimile: (510) 440-7610
        Attention: Chief Financial Officer

        with a copy to:

        Venture Law Group
        2800 Sand Hill Road
        Menlo Park, California 94025
        Facsimile: (415) 233-8386
        Attention: Michael W. Hall, Esq.

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Boston, Massachusetts or San Jose, California;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

          (f) "knowledge of the Company" means the knowledge of the individuals listed on Exhibit 9.03(f) attached hereto.

          (g) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (h) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Entire Agreement; Assignment. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery for the State of Delaware in and for the County of New Castle.

     SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                  BOSTON SCIENTIFIC CORPORATION
Attest:

/s/ LAWRENCE J. KNOPF                             By: /s/ LAWRENCE C. BEST
---------------------------------------------         -----------------------------------------
Title: Lawrence J. Knopf                              Name: Lawrence C. Best
       Vice President and Assistant General           Title:  Chief Financial Officer
       Counsel

                                                  PATRIOT ACQUISITION CORP.
Attest:

/s/ LAWRENCE J. KNOPF                             By: /s/ LAWRENCE C. BEST
---------------------------------------------         -----------------------------------------
Title: Lawrence J. Knopf                              Name: Lawrence C. Best
       Assistant Secretary                            Title:  President

                                                  TARGET THERAPEUTICS, INC.
Attest:

                                                  By: /s/ GARY R. BANG
---------------------------------------------         -----------------------------------------
Title:                                                Name: Gary R. Bang
                                                      Title:  President and Chief Executive
                                                              Officer

                                                                 EXHIBIT 6.14(A)
                                                         TO THE MERGER AGREEMENT

                        FORM OF COMPANY AFFILIATE LETTER

                                                                January   , 1997

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Target Therapeutics, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 20, 1997, among Boston Scientific Corporation, a Delaware corporation ("Parent"), Patriot Acquisition Corp., a Delaware corporation ("Merger Sub"), and the Company (together with the Exhibits and Schedules thereto, the "Merger Agreement"), Merger Sub will be merged with and into the Company (the "Merger"), and the surviving corporation will become a wholly owned subsidiary of Parent.

     As a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of Parent ("Parent Shares"). I would receive such Parent Shares in exchange for the shares (or upon exercise of options for shares) owned by me of common stock, par value $.0025 per share, of the Company (the "Company Shares").

     1. I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of Parent Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company I may be deemed to be an affiliate of the Company I may not sell, transfer or otherwise dispose of Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the written opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that stop transfer instructions will be given to Parent's transfer agents with respect to Parent Shares issued to me and that Parent is under no obligation to register the sale, transfer or other disposition of Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2.A below, to take any other action necessary in order to make compliance with an exemption from such registration available.

                                     A-Exh-1

          E. I also understand that there will be placed on the certificates for Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
        ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JANUARY   , 1997 BETWEEN
        THE REGISTERED HOLDER HEREOF AND BOSTON SCIENTIFIC CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BOSTON SCIENTIFIC CORPORATION."

          F. I also understand that unless the transfer by me of my Parent Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          It is further understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or a written opinion of counsel who is reasonably acceptable to Parent and in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

          G. I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of, or reduce my risk with respect to, Parent Shares or shares of the capital stock of the Company that I may hold until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Parent shall notify the "affiliates" of the publication of such results.

          H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell Parent Shares pursuant to Rule 145 under the Act, Parent shall (a) use its best reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and
     (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Shares by me under Rule 145 and (b) otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145.

                                     A-Exh-2

          B. It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) two years shall have elapsed from the date the undersigned acquired Parent Shares pursuant to the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, or
     (ii) Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and accepted this   day
of January, 1997, by

BOSTON SCIENTIFIC CORPORATION

By
    --------------------------------------------------------
    Name:
    Title:

                                     A-Exh-3

                                                                 EXHIBIT 6.14(B)
                                                         TO THE MERGER AGREEMENT

                        FORM OF PARENT AFFILIATE LETTER

                                                                January   , 1997

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Boston Scientific Corporation, a Delaware corporation, ("Parent"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of January 20, 1997, among Parent, Patriot Acquisition Corp., a Delaware corporation ("Merger Sub"), and Target Therapeutics, Inc., a Delaware corporation (the "Company") (together with the Exhibits and Schedules thereto, the "Merger Agreement"), Merger Sub will be merged with and into the Company (the "Merger"), and the surviving corporation will become a wholly owned subsidiary of Parent.

     I represent, warrant and covenant to Parent that, with respect to shares of common stock, par value $.01 per share, of Parent ("Parent Shares"):

          A. I shall not make any sale, transfer or other disposition of Parent Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for Parent.

          C. I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of, or reduce my risk with respect to, Parent Shares or shares of the capital stock of the Company that I may hold until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of Parent Shares owned by me during the aforementioned period.

                                     A-Exh-4

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Parent as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this   day of
January, 1997, by

BOSTON SCIENTIFIC CORPORATION

By

   --------------------------------------------------------
   Name:
   Title:

                                     A-Exh-5

                                                                 EXHIBIT 9.03(F)
                                                         TO THE MERGER AGREEMENT

Executive Officers

Gary Bang CEO
Erik Engelson Sr VP R&D
Abhi Acharya VP Regulatory
Robert McNamara CFO
Rich Cappetta VP Europe
Pat Rivelli VP Strategic Planning
Timothy Mills VP NBD
Kevin Riley VP Sales Mktg No Amer
John Meyer VP HR
Bill Dormandy VP Silicon & Technologies
Hiram Chee VP Peripheral Products
Jeani Delagardelle VP Global Mktg

                                     A-Exh-6

                                                                       EXHIBIT B

                        OPINION OF GOLDMAN, SACHS & CO.

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

January 20, 1997

Board of Directors
Target Therapeutics, Inc.
47201 Lakeview Boulevard
Fremont, CA 94538

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.0025 per share (the "Shares"), of Target Therapeutics, Inc. (the "Company") of the exchange ratio of 1.07 shares of Common Stock, par value $.01 per share (the "Boston Scientific Common Stock") of Boston Scientific Corporation ("Boston Scientific") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of January 20, 1997 among Patriot Acquisition Corp., a wholly-owned subsidiary of Boston Scientific, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Boston Scientific from time to time including acting as lead managing underwriter of its initial public offering in 1992 and may provide investment banking services to Boston Scientific in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We have also reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K of Boston Scientific for the four years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Boston Scientific and certain other communications from Boston Scientific to its stockholders. We also have held discussions with members of the senior management of the Company and Boston Scientific regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we

                       [GOLDMAN, SACHS & CO. LETTERFOOT]
have reviewed the reported price and trading activity for the Shares and Boston Scientific Common Stock, compared certain financial and stock market information for the Company and Boston Scientific with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and assumed such accuracy and completeness for purposes of this opinion. As you are aware, Boston Scientific did not make available to us its projections of expected future performance. Accordingly, we note that our review with respect to such information was limited to discussions with management of Boston Scientific of research analysts' estimates for 1996 and 1997. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Boston Scientific or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We did not solicit other bids or offers for the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and our opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.

                       [GOLDMAN, SACHS & CO. LETTERFOOT]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. A Delaware corporation may also indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor, subject to the same conditions set forth in the immediately preceding sentences, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court will deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant is insured against liabilities which it may incur by reason of its indemnification obligations under its Certificate of Incorporation, By-laws and indemnification agreements.

     Article Tenth of the Boston Scientific Certificate of Incorporation provides that the Registrant shall indemnify, defend and hold harmless directors, officers, employees and agents of the Registrant to the fullest extent currently permitted under the DGCL.

     In addition, Article Ninth of the Registrant's Second Restated Certificate of Incorporation, as amended, as permitted by Section 102(b) of the DGCL, provides that neither the Registrant nor its stockholders may recover damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless such breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transactions for which the director derived an improper personal benefit. The Registrant's Restated By-laws provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL described above.

     The Registrant has entered into indemnification agreements with certain of its directors and executive officers. These agreements provide rights of indemnification that are substantially similar to those provided by the Registrant's Second Restated Certificate of Incorporation, as amended, and the Registrant's Restated By-laws. Additionally, the agreements provide that within thirty days of a written demand for indemnification, and within five business days of a request for an advance of expenses, the Registrant shall either make payment or determine that the relevant standards for indemnification have not been met; that in any action brought by an indemnitee to enforce the right to indemnification or advances, the burden of proving that any indemnification or advance is not appropriate shall be on the Registrant; that neither the timing of the Registrant's decision whether to indemnify nor any determination by the Registrant that the indemnitee has not met such standards shall create any presumption in such an action that the indemnitee has not met such standards; and that the indemnitee's expenses incurred in bringing such an action and/or in an action seeking recovery under any directors' and officers' liability insurance policies maintained by the Registrant shall also be indemnified by the Registrant.

ITEM 21.  EXHIBITS

2         Agreement and Plan of Merger dated January 20, 1997 (attached as Exhibit A to the
          Proxy Statement/Prospectus)
5         Opinion of Shearman & Sterling, counsel to the Registrant, regarding legality of the shares of Boston Scientific Common Stock
8         Opinion of Venture Law Group, A Professional Corporation, counsel to Target, regarding certain tax matters
23.1(a)   Consent of Ernst & Young LLP, independent auditors, with respect to Boston
          Scientific's Consolidated Financial Statements
23.1(b)   Consent of Ernst & Young LLP, independent auditors, with respect to Target's
          Consolidated Financial Statements
23.1(c)   Consent of Deloitte & Touche LLP, independent auditors, with respect to Boston
          Scientific's Consolidated Financial Statements
23.1(d)   Consent of Price Waterhouse LLP, independent accountants, with respect to Boston
          Scientific's Consolidated Financial Statements
23.1(e)   Consent of Arthur Andersen LLP, independent public accountants, with respect to
          Symbiosis' Consolidated Financial Statements
23.1(f)   Consent of Arthur Andersen LLP, independent public accountants, with respect to
          Boston Scientific's Consolidated Financial Statements
23.1(g)   Consent of Frank, Rimerman & Co., independent auditors, with respect to
          Interventional Therapeutics Corporation Financial Statements
23.2      Consent of Shearman & Sterling (filed herewith as part of Exhibit 5)
23.3      Consent of Venture Law Group, A Professional Corporation (filed herewith as part of
          Exhibit 8)
23.4      Consent of Goldman, Sachs & Co.
99        Proxy Card

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.

          (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Natick, Commonwealth of Massachusetts, on February 27, 1997.

                                          BOSTON SCIENTIFIC CORPORATION

                                          By: /s/ Peter M. Nicholas
                                              ----------------------------------
                                              Name:  Peter M. Nicholas
                                              Title: Director, Co-Founder,
                                                     Chief Executive Officer
                                                     and Chairman of the Board

                        POWER OF ATTORNEY AND SIGNATURES

     Each person whose signature appears below constitutes and appoints Peter M. Nicholas, Lawrence C. Best and Paul W. Sandman, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of Boston Scientific Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or any of their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 27, 1997.

             SIGNATURE                                         TITLE
             ---------                                         -----
         /s/ JOHN E. ABELE             Director and Founder Chairman
-----------------------------------
           John E. Abele

   /s/ CHARLES J. ASCHAUER, JR.        Director
-----------------------------------
     Charles J. Aschauer, Jr.

      /s/ RANDALL F. BELLOWS           Director
-----------------------------------
        Randall F. Bellows

       /s/ LAWRENCE C. BEST            Senior Vice President -- Finance and Administration
-----------------------------------    and Chief Financial Officer (Principal Financial and
         Lawrence C. Best              Accounting Officer)

     /s/ JOSEPH A. CIFFOLILLO          Director
-----------------------------------
       Joseph A. Ciffolillo

       /s/ JOEL L. FLEISHMAN           Director
-----------------------------------
         Joel L. Fleishman

      /s/ LAWRENCE L. HORSCH           Director
-----------------------------------
        Lawrence L. Horsch

      /s/ N.J. NICHOLAS, JR.           Director
-----------------------------------
        N.J. Nicholas, Jr.

       /s/ PETER M. NICHOLAS           Director, Co-Founder, Chief Executive Officer and
-----------------------------------    Chairman of the Board
         Peter M. Nicholas

        /s/ DALE A. SPENCER            Director
-----------------------------------
          Dale A. Spencer

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                            DESCRIPTION
-------                                          -----------
 2        --  Agreement and Plan of Merger dated January 20, 1997 (attached as Exhibit A to the
              Proxy Statement/Prospectus)
 5        --  Opinion of Shearman & Sterling, counsel to the Registrant, regarding legality of the shares of Boston Scientific Common Stock
 8        --  Opinion of Venture Law Group, A Professional Corporation, counsel to Target, regarding certain tax matters
23.1(a)   --  Consent of Ernst & Young LLP, independent auditors, with respect to Boston
              Scientific's Consolidated Financial Statements
23.1(b)   --  Consent of Ernst & Young LLP, independent auditors, with respect to Target's
              Consolidated Financial Statements
23.1(c)   --  Consent of Deloitte & Touche LLP, independent auditors, with respect to Boston
              Scientific's Consolidated Financial Statements
23.1(d)   --  Consent of Price Waterhouse LLP, independent accountants, with respect to Boston
              Scientific's Consolidated Financial Statements
23.1(e)   --  Consent of Arthur Andersen LLP, independent public accountants, with respect to
              Symbiosis' Consolidated Financial Statements
23.1(f)   --  Consent of Arthur Andersen LLP, independent public accountants, with respect to
              Boston Scientific's Consolidated Financial Statements
23.1(g)   --  Consent of Frank, Rimerman & Co., independent auditors, with respect to
              Interventional Therapeutics Corporation Financial Statements
23.2      --  Consent of Shearman & Sterling (filed herewith as part of Exhibit 5)
23.3      --  Consent of Venture Law Group, A Professional Corporation (filed herewith as part of Exhibit 8)
23.4      --  Consent of Goldman, Sachs & Co.
99        --  Proxy Card